Exhibit 10.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), is entered into as of December 27, 2021 (the “Effective Date”), among GRESHAM WORLDWIDE, INC., a Delaware corporation (the “GWW”), BITNILE HOLDINGS, INC., a Delaware corporation (“BitNile”) and GIGA-TRONICS INCORPORATED, a California corporation (“Giga”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings as reflected in Article I.

WHEREAS, BitNile owns 100% of the issued and outstanding shares of capital stock of GWW (the “GWW Shares”);

WHEREAS, the board of directors of Giga (the “Giga Board”) has unanimously: (a) determined that it is in the best interests of Giga and the holders of 100% of the issued and outstanding shares of common stock of Giga, no par value per share (the “Giga Common Stock”), and declared it advisable, to enter into this Agreement with BitNile and GWW; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of the Share Exchange by the stockholders of Giga, in accordance with the California General Corporation Law (the “CGCL”);

WHEREAS, each of the board of directors of GWW (the “GWW Board”), the board of directors of BitNile, and BitNile, in its capacity as the sole holder of the GWW Shares, have approved this Agreement and the Share Exchange;

WHEREAS, upon and subject to closing of the Share Exchange, and as an additional inducement to the willingness of Giga to enter into this Agreement, BitNile will lend to Giga four million two hundred and fifty thousand dollars ($4,250,000) pursuant to a convertible promissory note, the form of which is attached to the form of Securities Purchase Agreement in the form attached hereto as Exhibit A to this Agreement (the “Closing Date Loan”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Share Exchange and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Share Exchange.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in all material respects to a party hereto than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Charter Documents” means: (a) with respect to a corporation, the articles or certificate of incorporation, as applicable, and bylaws thereto; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereto; (c) with respect to a partnership, the certificate of formation and the partnership agreement, as applicable, thereto; and (d) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means Internal Revenue Code of 1986, as amended.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“COVID-19” means the disease known as coronavirus or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, or directive by any Governmental Authority.

“Effect” has the meaning set forth in the definition of “GWW Material Adverse Effect.”

“Environmental Laws” means any applicable Law, Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Laws” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the Registration Statement, the Offering or in connection with other regulatory approvals, and all other matters related to the Share Exchange, the Offering and the other transactions contemplated by this Agreement.

“Giga Adverse Recommendation Change” means the Giga Board: (a) failing to make, or withdrawing, amending, modifying, or materially qualifying, in a manner adverse to GWW or BitNile, the Giga Board Recommendation; (b) failing to include the Giga Board Recommendation in the Proxy Statement that is mailed to the Giga Stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Giga Common Stock within five Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by GWW or BitNile) the Giga Board Recommendation within five Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Giga or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Giga Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Giga Equity Award” means a Giga Stock Option or a Giga Restricted Share granted under one of the Giga Stock Plans, as the case may be.

“Giga ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with Giga or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Giga IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Giga or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Giga IP Registrations” means all of Giga’s or any of its Subsidiaries’ Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Giga IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Giga or any of its Subsidiaries.

“Giga Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Giga or any of its Subsidiaries.

“Giga Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), prospects, or assets of Giga and its Subsidiaries, taken as a whole; or (b) the ability of Giga to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Giga Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of Giga and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof; (iv) any outbreak or escalation of war or any act of terrorism, (v) natural disasters including earthquakes, or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) general conditions in the industry in which Giga and its Subsidiaries operate; (vii) any change, in and of itself, in the market price or trading volume of Giga’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a GWW Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (viii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Giga’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a GWW Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Giga and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Giga and its Subsidiaries conduct their businesses.

“Giga Owned IP” means all Intellectual Property that is owned or purported to be owned by Giga or any of its Subsidiaries.

“Giga Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by Giga or any of its Subsidiaries.

“Giga Real Estate” means the Giga Owned Real Estate and the Giga Leased Real Estate.

“Giga Stock Plans” means the following plans, in each case as amended: The Giga-tronics Incorporated 2005 Equity Incentive Plan and the Giga-tronics Incorporated 2018 Equity Incentive Plan.

“Giga Stockholders” means, collectively, the holders of the Giga Common Stock and the Giga Preferred Stock.

“Giga Stockholders Meeting” means the special meeting of the Giga Stockholders to be held to consider the approval of the Share Exchange.

“Government Bid” means any Bid that, if accepted or awarded, reasonably would be expected to lead to a Government Contract between Giga and/or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand.

“Government Contract” means any prime contract, subcontract, facility contract, purchase order, task order, delivery order, teaming agreement or arrangement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, blanket purchase agreement, letter contract, grant, cooperative agreement or other similar arrangement, commitment or funding vehicle of any kind that is currently active in performance, or that has been active in performance at any time in the five year period prior to the Effective Date and for which final payment has not yet been made (or has not been finally closed by the relevant Government Authority) with: (a) any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in the foregoing clause (a) or clause (b) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“GWW Common Stock” refers to GWW Class A Common Stock and Class B Common Stock.

“GWW Equity Award” means a GWW Stock Option or a GWW Restricted Share, as the case may be.

“GWW ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with GWW or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“GWW IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which GWW or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Giga IP Registrations” means all of Giga’s or any of its Subsidiaries’ Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“GWW IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by GWW or any of its Subsidiaries.

“GWW Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by GWW or any of its Subsidiaries.

“GWW Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), prospects, or assets of GWW and its Subsidiaries, taken as a whole; or (b) the ability of either GWW or BitNile to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a GWW Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of GWW and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of this Agreement); (iii) any changes in applicable Law, GAAP, IFRS or other applicable accounting standards, including interpretations thereof; (iv) any outbreak or escalation of war or any act of terrorism; (v) natural disasters including earthquakes, or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or the relevant governmental authorities in the United Kingdom or Israel; (vi) general conditions in the industry in which GWW and its Subsidiaries operate; (vii) any failure, in and of itself, by GWW to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a GWW Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of GWW’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a GWW Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Giga’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a GWW Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on GWW and its Subsidiaries, taken as a whole, compared to other participants in the industries in which GWW and its Subsidiaries conduct their businesses.

“GWW Owned IP” means all Intellectual Property that is owned or purported to be owned by GWW or any of its Subsidiaries.

“GWW Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by GWW or any of its Subsidiaries.

“GWW Real Estate” means the GWW Owned Real Estate and the GWW Leased Real Estate.

“GWW Restricted Share” means any GWW Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any GWW Stock Plan.

“GWW Stock Plan” means the 2021 Stock Incentive Plan.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“International Financial Reporting Standards” or “IFRS” means that set of accounting standards established and issued by the International Accounting Standards Board, as amended from time to time.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to Giga and its Subsidiaries, the actual knowledge of each of the individuals listed in Schedule 1.01, after due inquiry; (b) with respect to GWW and its Subsidiaries, the actual knowledge of each of the individuals listed in Schedule 1.01, after due inquiry; and (c) with respect to BitNile, the actual knowledge of each of the individuals listed in Schedule 1.01.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which a party or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any party to this Agreement or any of its Subsidiaries thereunder.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP or IFRS, as applicable).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Permits” means all permits, licenses, certifications, accreditations, franchises, approvals, consents, authorizations, registrations, certificates, grants, directives, guidelines, policies, requirements, concessions, variances, exemptions, identification numbers, and similar rights obtained, or required to be obtained, from any Governmental Authority (including with respect to COVID-19 Measures).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP or IFRS, as applicable, have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP or IFRS, as applicable, have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; and (g) Liens listed on Schedule 1.01.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means: (a) information that can be used to identify an individual either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual, and (b) any other information covered by any applicable data privacy or security Law, each in connection with the operation of the applicable party’s business.

“Personal Information” means information pertaining to an individual that is regulated by one or more information privacy or security Laws.

“Privacy Policies” means all published privacy policies and internal privacy policies and guidelines maintained or published by a party hereto or its Affiliates or privacy policies required by applicable Laws.

“Proxy Statement” means the proxy materials relating to the Giga Stockholders Meeting or the Consent Solicitation filed by Giga with the SEC under Section 14(a) of the Exchange Act or information statement filed under Section 14(c) of the Exchange Act.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, shareholders, investment bankers, attorneys, accountants, consultants, or other agents or advisors.

“SBA” means the United States Small Business Administration.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that such party's board determines in good faith (after consultation with outside legal counsel and such party's financial advisor) is more favorable to the holders of such party's common stock than the transactions contemplated by this Agreement, including without limitation from a financial point of view, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the conditions); and (e) any revisions to the terms of this Agreement and the Share Exchange contemplated by this Agreement proposed by the other party during the Superior Proposal Notice Period set forth in Section 6.05(d).

“Takeover Proposal” means with respect to Giga or GWW, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which 15% or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of such party hereto; (d) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 1.02    Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

“Acquisition Agreement”	Section 6.05
“Agreement”	Preamble
“BitNile”	Preamble
“CGCL”	Recitals
“Closing”	Section 2.02
“Closing Date”	Section 2.02
“Closing Date Loan”	Recitals
“Confidentiality Agreement”	Section 6.04(b)
“Confirming Officer”	Section 4.04(g)
“Consent”	Section 3.03(c)
“Consent Solicitation”	Section 6.07
“Continuing Directors”	Section 6.13
“DFARS”	Section 3.20(c)
“DGCL”	Recitals
“EDGAR”	Section 3.04(a)

“End Date”	Section 8.02(a)
“Exchange Act”	Section 3.03(c)
“Exchange Shares”	Section 2.01
“FAR”	Section 3.20(c)
“Form S-4”	Section 3.17
“GAAP”	Section 3.04(b)
“Giga”	Preamble
“Giga Balance Sheet”	Section 3.04(d)
“Giga Board”	Recitals
“Giga Board Recommendation”	Section 3.03(d)
“Giga Common Stock”	Recitals
“Giga Employee”	Section 3.12(a)
“Giga Employee Plans”	Section 3.12(a)
“Giga Financial Advisor”	Section 3.10
“Giga Material Contract”	Section 3.15(a)
“Giga Preferred Stock”	Section 3.02(a)
“Giga Restricted Share”	Section 2.03(b)
“Giga SEC Documents”	Section 3.04(a)
“Giga Securities”	Section 3.02(b)(i)
“Giga Stock Option”	Section 2.03(a)
“Giga Subsidiary Securities”	Section 3.02(d)
“Governmental Authority”	Section 3.03(c)
“GWW”	Preamble
“GWW Board”	Recitals
“GWW Common Stock”	Recitals
“GWW Employee”	Section 4.12(a)
“GWW Employee Plans”	Section 4.12(a)
“GWW Financial Statements”	Section 4.04(a)
“GWW Material Contract”	Section 4.15(a)
“GWW Preferred Stock”	Section 4.02(a)
“GWW Stock Option”	Section 2.03(a)
“GWW Securities”	Section 4.02(b)(ii)
“GWW Subsidiary Securities”	Section 4.02(d)
“GWW Voting Debt”	Section 4.02(c)
“Misconduct”	Section 3.12(k)(ii)
“Offering”	Section 6.01
“Order”	Section 3.09
“Other Governmental Approvals”	Section 3.03(c)
“PBGC”	Section 3.12(c)
“Permits”	Section 3.08(b)
“Replacement Factoring Agreement”	Section 6.15
“Requisite Giga Vote”	Section 3.03(a)
“Sarbanes-Oxley Act”	Section 3.04(a)
“Schedule Update”	Section 9.01(b)
“Schedules”	Section 9.01(a)

“SEC”	Section 3.03(c)
“Securities Act”	Section 2.04
“Series F”	Section 2.01
“Share Exchange”	Section 2.01
“Superior Proposal Notice Period”	Section 6.05(d)
“Voting Debt”	Section 3.02(c)

ARTICLE II
THE SHARE EXCHANGE

Section 2.01     Share Exchange. At the Closing, BitNile shall exchange the GWW Shares for shares of Giga Common Stock and Giga Series F Convertible Preferred Stock (the “Series F,” and together with such shares of Giga Common Stock, the “Exchange Shares”) in the amounts set forth on Schedule 2.01 to this Agreement (the “Share Exchange”). The form of Certificate of Determination for the Series F is set forth in Exhibit B to this Agreement.

Section 2.02    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Share Exchange (the “Closing”) will take place at 11:30 a.m. New York, New York time, as soon as practicable unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The closing shall take place at the offices of Nason, Yeager, Gerson, Harris & Fumero, P.A., or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the closing is hereinafter referred to as the “Closing Date.” At the Closing, BitNile shall exchange its shares of GWW Common Stock for Giga Common Stock and Series F in book entry form.

Section 2.03    Treatment of Stock Options and Other Stock-Based Compensation.

(a)    GWW Stock Options. As of the Closing, each option to acquire shares of GWW Common Stock (each, a “GWW Stock Option”) that is outstanding under any GWW Stock Plan immediately prior to the Closing, whether or not then vested or exercisable, shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, or any other Person, be assumed by Giga and shall be converted into a Giga Stock Option as reflected on Schedule 2.03. Each such Giga Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the GWW Stock Option immediately prior to the Closing.

(b)    GWW Restricted Shares. Giga shall take all requisite action so that, at the Closing, each share of GWW Common Stock or instrument similar to a Restricted Stock Unit subject subject to vesting, repurchase, or other lapse of restrictions (a “GWW Restricted Share”) that is outstanding under any GWW Stock Plan as of immediately prior to the Closing shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, be assumed by Giga and shall be converted into a Giga Restricted Share in accordance with this Section 2.03. Each Giga Restricted Share shall continue to have and be subject to substantially the same terms and conditions as were applicable to such GWW Restricted Share immediately before the Closing (including vesting, repurchase, or other lapse of restrictions).

(c)    Resolutions and Other Giga Actions. At or prior to the Closing, GWW, Giga, the Giga Board, and the compensation committee of such Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 2.03.

(d)    Section 409A. The parties shall seek to comply with Section 409A of the Code with respect to this Section 2.03.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GIGA

Giga hereby represents and warrants to BitNile and GWW that the following representations and warranties are true and correct as of the Closing Date and the Effective Date:

Section 3.01    Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power. Giga and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Giga and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

(b)    Charter Documents. The copies of the Articles of Incorporation and By-Laws of Giga as most recently filed or incorporated by reference in the Giga SEC Documents are true, correct, and complete copies of such documents as in effect as of the Effective Date. Giga has delivered or made available to BitNile and GWW a true and correct copy of the Charter Documents of each of Giga’s Subsidiaries. Neither Giga nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)    Subsidiaries. Schedule 3.01(c)(i) lists each of the Subsidiaries of Giga as of the Effective Date and its place of organization. Schedule 3.01(c)(ii) sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by Giga: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the Effective Date; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the Effective Date, are owned, directly or indirectly, by Giga. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Giga that is owned directly or indirectly by Giga have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of Giga. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Giga does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02    Capital Structure.

(a)    Capital Stock. The authorized capital stock of Giga consists of: (i) 13,333,333 shares of Giga Common Stock; and (ii) 1,000,000 shares of preferred stock, no par value per share, of Giga (the “Giga Preferred Stock”). As of the Effective Date: (A) 3,186,548 shares of Giga Common Stock were issued and outstanding (not including shares held in treasury and including 461,538 shares issuable pursuant to outstanding prefunded warrants with a nominal exercise price); (B) no shares of Giga Common Stock were issued and held by Giga in its treasury; and (C) the shares of Giga Preferred Stock issued and outstanding or held by Giga in its treasury are reflected on Schedule 3.02(a). All of the outstanding shares of capital stock of Giga are, and all shares of capital stock of Giga which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Giga owns any shares of Giga Common Stock.

(b)    Stock Awards.

(i)    As of the Effective Date, an aggregate of 82,217shares of Giga Common Stock were reserved for issuance pursuant to Giga Equity Awards not yet granted under the Giga Stock Plans. As of the Effective Date, 397,850 shares of Giga Common Stock were reserved for issuance pursuant to outstanding Giga Stock Options and 35,020 shares of Giga Restricted Shares were issued and outstanding. Schedule 3.02(b)(i) sets forth as of the Effective Date a list of each outstanding Giga Equity Award granted under the Giga Stock Plans and: (A) the name of the holder of such Giga Equity Award; (B) the number of shares of Giga Common Stock subject to such outstanding Giga Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Giga Equity Award; (D) the date on which such Giga Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Giga Equity Award is vested and exercisable as of the Effective Date; and (F) with respect to Giga Stock Options, the date on which such Giga Stock Option expires. All shares of Giga Common Stock subject to issuance under the Giga Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)    Other than as set forth on Schedule 3.02(b)(ii), there are no Contracts to which Giga is a party obligating Giga to accelerate the vesting of any Giga Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Giga Equity Awards or otherwise set forth on Schedule 3.02(b)(ii), as of the Effective Date, there are no outstanding: (A) securities of Giga or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of Giga; (B) options, warrants, or other agreements or commitments to acquire from Giga or any of its Subsidiaries, or obligations of Giga or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Giga; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Giga, in each case that have been issued by Giga or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Giga, being referred to collectively as “Giga Securities”). All outstanding shares of Giga Common Stock, all outstanding Giga Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Giga, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)    There are no outstanding Contracts requiring Giga or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Giga Securities or Giga Subsidiary Securities. Neither Giga nor any of its Subsidiaries is a party to any voting agreement with respect to any Giga Securities or Giga Subsidiary Securities.

(c)    Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Giga or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Giga or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Giga or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)    Giga Subsidiary Securities. As of the Effective Date, there are no outstanding: (i) securities of Giga or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Giga; (ii) options, warrants, or other agreements or commitments to acquire from Giga or any of its Subsidiaries, or obligations of Giga or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Giga; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Giga, in each case that have been issued by a Subsidiary of Giga (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Giga Subsidiary Securities”).

Section 3.03    Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)    Authority. Giga has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to approval of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Giga Common Stock (including the shares of Giga Preferred Stock voting on an as-converted basis) (the “Requisite Giga Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Giga and the consummation by Giga of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Giga and no other corporate proceedings on the part of Giga are necessary to authorize the execution and delivery of this Agreement or to consummate the Share Exchange and the other transactions contemplated hereby, subject only, in the case of consummation of the Share Exchange, to the receipt of the Requisite Giga Vote. The Requisite Giga Vote is the only vote or consent of the holders of any class or series of Giga’s capital stock necessary to approve this Agreement, and consummate the Share Exchange and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Giga and, assuming due execution and delivery by BitNile and GWW, constitutes the legal, valid, and binding obligation of Giga, enforceable against Giga in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by Giga, and the consummation by Giga of the transactions contemplated by this Agreement, including the Share Exchange, do not and will not: (i) subject to obtaining the Requisite Giga Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of Giga or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (ii) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Share Exchange, obtaining the Requisite Giga Vote, conflict with or violate any Law applicable to Giga, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Giga’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Giga or any of its Subsidiaries is a party or otherwise bound as of the Effective Date; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Giga or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

(c)    Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Authority”) is required to be obtained or made by Giga in connection with the execution, delivery, and performance by Giga of this Agreement or the consummation by Giga of the Share Exchange and other transactions contemplated hereby (excluding the Offering, as hereinafter defined, and any implementation of the Giga Shareholder Proposals, other than the Closing of the Share Exchange), except for: (i) the filing with the Securities and Exchange Commission (“SEC”) of (A) the Proxy Statement in preliminary and definitive form in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) a Form D and other filings required by applicable securities Laws, and (C) such reports under the Exchange Act as may be required in connection with this Agreement, and the other transactions contemplated by this Agreement; and (ii) such other Consents which if not obtained or made would not have, individually or in the aggregate, a Giga Material Adverse Effect.

(d)    Giga Board Approval. The Giga Board, by resolutions duly adopted by a unanimous vote at a meeting of the Giga Board duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Share Exchange, upon the terms and subject to the conditions set forth herein, are in the best interests of, Giga and the Giga Stockholders; (ii) approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Share Exchange, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Giga Stockholders for adoption at the Giga Stockholders Meeting; and (iv) resolved to recommend that the Giga Stockholders vote in favor of adoption of this Agreement and the Share Exchange in accordance with the CGCL (collectively, the “Giga Board Recommendation”), provided that the representations in this Section 3.3(d) do not extend to or include any matters related to the Offering which, by their nature, would customarily be approved at a late date.

(e)    Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Laws applicable to Giga is applicable to this Agreement, the Share Exchange, or any of the other transactions contemplated by this Agreement. The Rights Agreement of Giga shall be terminated by the Giga Board prior to the Closing.

Section 3.04    SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)    SEC Filings. Giga has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since August 1, 2018 (the “Giga SEC Documents”). True, correct, and complete copies of all Giga SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Giga SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, Giga has made available to BitNile the full text of all such Giga SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Giga SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Giga SEC Documents. None of the Giga SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Giga, none of the Giga SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. There are no outstanding or unresolved comments received from the SEC with respect to any of the Giga SEC Documents. None of Giga’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)    Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Giga SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); (iii) reflected the effects of COVID-19 and COVID-19 Measures on Giga and include adequate provisions to reflect the material effects of COVID-19 and COVID-19; and (iv) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Giga and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)    Internal Controls. Giga and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Giga and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Giga and its Subsidiaries are being made only in accordance with appropriate authorizations of Giga’s management and the Giga Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Giga and its Subsidiaries.

(d)    Disclosure Controls and Procedures. Giga’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Giga in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Giga’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Giga required under the Exchange Act with respect to such reports. Neither Giga nor, to the Knowledge of Giga, the Giga’s independent registered public accounting firm, has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by Giga and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Giga’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Giga and its Subsidiaries.

(e)    Inventories. The inventories and raw materials of Giga, including those reflected in the Giga financial statements, are of a quantity and quality usable and saleable in the ordinary course of business within a reasonable period of time and without discount outside of the ordinary course of business, are merchantable and fit and sufficient for their particular purpose, are not slow moving or obsolete based on Giga’s accounting policies and practices and are reasonable in kind and amount in light of the normal needs of Giga and Giga’s forecasted sales. To the Knowledge of Giga, COVID-19 and COVID-19 Measures do not prevent Giga from maintaining an adequate quantity of inventory and raw materials, including as a result of any disruption in supply chains affecting Giga’s supply of inventory and raw materials. None of the inventory of Giga is subject to any consignment, bailment, warehousing or similar contract.

(f)    Undisclosed Liabilities. The audited balance sheet of Giga dated as of March 27, 2021 contained in the Giga SEC Documents filed prior to the Effective Date is hereinafter referred to as the “Giga Balance Sheet.” Neither Giga nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in Giga Balance Sheet (including in the notes thereto); (ii) were incurred since the date of Giga Balance Sheet in the ordinary course of business consistent with past practice and are set forth on Schedule 3.04(f); (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

(g)    Off-Balance Sheet Arrangements. Neither Giga nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Giga or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(h)    Giga Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of Giga (or each former principal executive officer and each former principal financial officer of Giga, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Giga SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Giga is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act.

(i)    Accounting, Securities, or Other Related Complaints or Reports. Since March 27, 2021: (i) none of Giga or any of its Subsidiaries nor any director or officer of Giga or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of Giga or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of Giga or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to Giga or any of its Subsidiaries; and (ii) no attorney representing Giga or any of its Subsidiaries, whether or not employed by Giga or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by Giga, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Giga Board or any committee thereof, or to the chief executive officer, chief financial officer, or chief operating officer.

Section 3.05    Absence of Certain Changes or Events. Since the date of the Giga Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Giga and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)    any Giga Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect; or

(b)    any event, condition, action, or effect that, if taken during the period from the Effective Date through the Closing, would constitute a breach of Section 6.02.

Section 3.06    Taxes.

(a)    Tax Returns and Payment of Taxes. Giga and each of its Subsidiaries has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by it. Such Tax Returns are true, complete, and correct in all material respects. Neither Giga nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by Giga or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Giga has made an adequate provision for such Taxes in Giga’s financial statements included in the Giga SEC Documents (in accordance with GAAP). Giga’s most recent financial statements included in the Giga SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Giga and its Subsidiaries through the date of such financial statements. Neither Giga nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of Giga’s most recent financial statements included in the Giga SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)    Availability of Tax Returns. Giga has made available to BitNile complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of Giga or its Subsidiaries for any Tax period ending after the day of its fiscal year ending in 2017.

(c)    Withholding. Giga and each of its Subsidiaries has withheld and timely paid each material Tax required to have been withheld and paid by it in connection with amounts paid or owing to any Giga Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)    Liens. There are no Liens for material Taxes upon the assets of Giga or any of its Subsidiaries other than for current Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in Giga’s most recent financial statements included in the Giga SEC Documents.

(e)    Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any Taxing authority against Giga or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Giga or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Giga or any of its Subsidiaries.

(f)    Tax Jurisdictions. No claim has ever been made in writing by any Taxing authority in a jurisdiction where Giga or any of its Subsidiaries does file Tax Returns that Giga or any such Subsidiary is or may be subject to Tax in that jurisdiction.

(g)    Tax Rulings. Neither Giga nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)    Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Giga nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (other than a group of which Giga is the common parent); (ii) has any material liability for Taxes of any Person (other than Giga or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i)    Change in Accounting Method. Neither Giga nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)    Post-Closing Tax Items. Neither Giga nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k)    Ownership Changes. Without regard to this Agreement, neither Giga nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l)    Section 355. Neither Giga nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)    Reportable Transactions. Neither Giga nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07    Giga Intellectual Property.

(a)    Schedule 3.07(a) lists all of (i) the Giga IP Registrations and (ii) the Giga Intellectual Property that are not registered but that are material to Giga’s business or operations. All required filings and fees related to the Giga IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all the Giga’s IP Registrations are otherwise in good standing. Giga has provided or made available to Giga true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all the Giga’s IP Registrations.

(b)    Schedule 3.07(b) lists all of the Giga IP Agreements, excluding off-the-shelf licenses or software as a service agreements for commercially available software provided at a cost of less than $5,000 per year. Giga has provided or otherwise made available to GWW true and complete copies of all such Giga IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Giga IP Agreement is valid and binding on Giga or its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. Neither Giga (or its Subsidiaries, as applicable), nor, to the Knowledge of Giga, any other party thereto is in breach of or default under (or, to the Knowledge of Giga, is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Giga IP Agreement.

(c)    Except as set forth on Schedule 3.07(c), Giga or a Subsidiary of Giga is the sole and exclusive legal and beneficial, and with respect to the Giga IP Registrations, record, owner of all right, title and interest in and to the Giga Intellectual Property, and, to the Knowledge of Giga, has the valid right to use all other Intellectual Property used in or necessary for the conduct of Giga’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Giga has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Giga any ownership interest and right they may have in the Giga Intellectual Property; and (ii) acknowledge Giga’s exclusive ownership of all of the Giga Intellectual Property, except for any non-compliance which would not reasonably be deemed to have a Giga Material Adverse Effect. Giga has provided GWW with true and complete copies of all such agreements to the extent requested by GWW.

(d)    The consummation of the Share Exchange and the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Giga’s or its Subsidiaries’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of Giga’s business or operations as currently conducted.

(e)    Giga’s and/or its Subsidiaries’ rights in the Giga Intellectual Property are valid, subsisting and enforceable. Giga has taken reasonable steps to maintain the Giga Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Giga Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)    To the Knowledge of Giga, the conduct of Giga’s business as currently and formerly conducted, and the products, processes and services of Giga, have not infringed, misappropriated, diluted or otherwise violated, and to the Knowledge of Giga do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of Giga, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Giga Intellectual Property.

(g)    There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of Giga, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Giga or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any Giga Intellectual Property or Giga’s and/or its Subsidiaries’ rights with respect to any Giga Intellectual Property; or (iii) by Giga or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Giga Intellectual Property. Giga is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Giga Intellectual Property.

Section 3.08    Compliance; Permits.

(a)    Compliance. Giga and each of its Subsidiaries are and, since January 1, 2018, have been in material compliance with, all Laws or Orders applicable to Giga or any of its Subsidiaries or by which Giga or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2018, no Governmental Authority has issued any notice or notification stating that Giga or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)    Permits. Giga and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the Effective Date, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Giga or any of its Subsidiaries is pending or, to the Knowledge of Giga, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect. Giga and each of its Subsidiaries is and, since January 1, 2018, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

Section 3.09    Litigation. There is no Legal Proceeding pending, or to the Knowledge of Giga, threatened against Giga or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Giga, any officer or director of Giga or any of its Subsidiaries in their capacities as such other than any such Legal Proceeding that: (a) does not involve an amount in controversy in excess of $50,000; and (b) does not seek material injunctive or other material non-monetary relief. None of Giga or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect. To the Knowledge of Giga, there are no SEC inquiries or investigations, other governmental inquiries or investigations (however, a government may term such matters), or internal investigations pending or, to the Knowledge of Giga, threatened, in each case regarding any acts or practices (or any disclosures or omissions to disclose) of Giga or any of its Subsidiaries or any misfeasance or malfeasance by any officer or director of Giga.

Section 3.10    Brokers’ and Finders’ Fees. Except for fees payable to Roth Capital Partners, LLC (the “Giga Financial Advisor”) pursuant to an engagement letter listed in Schedule 3.10, a correct and complete copy of which has been provided to GWW and BitNile, neither Giga nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11    Related Person Transactions. There are, and since the Giga fiscal year ended in 2018, there have been, no Contracts, transactions, arrangements, or understandings between Giga or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Giga Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of Giga, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Giga SEC Documents.

Section 3.12    Employee Benefit Issues.

(a)    Schedule. Schedule 3.12(a) contains a true and complete list, as of the Effective Date, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Giga or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of Giga or any of its Subsidiaries (each, a “Giga Employee”), or with respect to which Giga or any Giga ERISA Affiliate has or may have any Liability (collectively, the “Giga Employee Plans”).

(b)    Documents. Giga has made available to BitNile correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Giga Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Giga Employee Plan; (iii) the most recent financial statements for each Giga Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Giga Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Giga Employee Plan; and (vi) all actuarial valuation reports related to any Giga Employee Plans.

(c)    Employee Plan Compliance. (i) Each Giga Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Giga Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of Giga, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of Giga no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Giga and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Giga Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Giga Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Giga Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liability to BitNile, Giga, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Proceedings pending or, to the Knowledge of Giga, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Authority with respect to any Giga Employee Plan; (vi) there are no material Legal Proceedings pending, or, to the Knowledge of Giga, threatened with respect to any Giga Employee Plan (in each case, other than routine claims for benefits); (vii) to the Knowledge of Giga, neither Giga nor any of its Giga ERISA Affiliates has engaged in a transaction that could subject Giga or any Giga ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) all non-US Giga Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(d)    Plan Liabilities. Neither Giga nor any Giga ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Giga Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Giga Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Giga Employee Plan covering any active, retired, or former employees or directors of Giga or any Giga ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Giga Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of Giga or any Giga ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Giga Employee Plan has occurred or is expected to occur.

(e)    Certain Giga Employee Plans. With respect to each Giga Employee Plan:

(i)    no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither Giga nor any of its Giga ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)    no Legal Proceeding has been initiated by the PBGC to terminate any such Giga Employee Plan or to appoint a trustee for any such Giga Employee Plan;

(iii)    no Giga Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Giga or any Giga ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Schedule 3.12(e), no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Schedule 3.12(e) has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of Giga or any Giga ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)    no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Giga Employee Plan.

(f)    No Post-Employment Obligations. No Giga Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Giga nor any Giga ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Giga Employee (either individually or to Giga Employees as a group) or any other person that such Giga Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)    Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of Giga, threatened claims by or on behalf of any participant in any Giga Employee Plan, or otherwise involving any Giga Employee Plan or the assets of any Giga Employee Plan; and (ii) no Giga Employee Plan is presently or has within the three years prior to the Effective Date, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(h)    Section 409A Compliance. Each Giga Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)    Health Plan Compliance. Each of Giga and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Giga Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j)    Effect of Transaction. Except as set forth in Schedule 3.12(j), neither the execution or delivery of this Agreement, the consummation of the Share Exchange, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of Giga or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Giga to merge, amend, or terminate any Giga Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Giga Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of Giga under any Giga Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise Tax under Section 4999 of the Code.

(k)    Employment Law Matters.

(i)    Giga and each of its Subsidiaries: (A) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee and independent contractor classification (including, without limitation, the Laws promulgated under California Assembly Bill 5, and all retroactive provisions thereof, and all amendments and successor Laws thereto), employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll Taxes, and immigration with respect to Giga Employees and contingent workers; and (B) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Giga Employees, except, in the case of clauses (A) and (B) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

(ii)    To Giga’s Knowledge, since June 1, 2019, (A) no allegations of sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, ethnic background, sex, gender status, age or otherwise (“Misconduct”) have been made involving any current or former director, officer, or independent contractor of Giga or any of its Subsidiaries; and (B) neither Giga nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current/current or former director, officer, employee, or independent contractor of Giga or any of its Subsidiaries.

(l)    Labor. Neither Giga nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against Giga or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of Giga, no material work stoppage, slowdown, or labor strike against Giga or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of Giga Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of Giga, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Giga or any of its Subsidiaries, or any Giga Employees. There are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of Giga, threatened relating to any employment related matter involving any Giga Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect.

Section 3.13    Real Property and Personal Property Matters.

(a)    Giga Owned Real Estate. Giga or one or more of its Subsidiaries has good and marketable fee simple title to the Giga Owned Real Estate free and clear of any Liens other than the Permitted Liens. Schedule 3.13(a) contains a true and complete list by address and legal description of the Giga Owned Real Estate as of the Effective Date. Neither Giga nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Giga Owned Real Estate; (ii) other than to BitNile, has granted any Person an option, right of first offer, or right of first refusal to purchase such Giga Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of Giga threatened, condemnation proceeding affecting any Giga Owned Real Estate or any portion thereof or interest therein. Neither Giga nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)    Giga Leased Real Estate. Schedule 3.13(b) contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the Effective Date for each such Giga Leased Real Estate (including the date and name of the parties to such Lease document). Giga has delivered to BitNile a true and complete copy of each such Lease. Except as set forth on Schedule 3.13(b), with respect to each of the Leases set forth on Schedule 3.13(b): (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Giga nor any of its Subsidiaries nor, to the Knowledge of Giga, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) Giga’s or its Subsidiary’s possession and quiet enjoyment of the Giga Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of Giga, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither Giga nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has Giga or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of Giga) a right to use or occupy such Giga Leased Real Estate or any portion thereof.

(c)    Giga Real Estate Used in the Business. The Giga Owned Real Estate identified in Schedule 3.13(a) and the Giga Leased Real Estate identified in Schedule 3.13(b) comprise all of the real property used or intended to be used in, or otherwise related to, the business of Giga or any of its Subsidiaries.

(d)    Personal Property. Giga and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by Giga or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

(e)    Sufficiency of Assets. The rights, properties and assets of Giga and its Subsidiaries are, and as of the Closing will be, sufficient for the conduct of their respective business as presently conducted in all material respects. Except as set forth on Schedule 3.13(e), (i) no part of the business of Giga or its Subsidiaries is owned or operated through any Person other than Giga and its Subsidiaries, (ii) no Person other than Giga and its Subsidiaries, uses or holds for use any of the assets, rights and properties (whether tangible or intangible) used exclusively or primarily in the business of Giga and its Subsidiaries and (iii) the rights, properties and assets of Giga and its Subsidiaries are, in all material respects, sufficient for the continued conduct by them of their respective businesses and constitute all of the rights, properties and assets necessary to conduct its business as currently conducted in all material respects.

Section 3.14    Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Giga Material Adverse Effect:

(a)    Compliance with Environmental Laws. Giga and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Giga and its Subsidiaries as currently conducted.

(b)    No Disposal, Release, or Discharge of Hazardous Substances. Neither Giga nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of Giga, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to Giga or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)    No Production or Exposure of Hazardous Substances. Neither Giga nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Giga Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)    No Legal Proceedings or Orders. Neither Giga nor any of its Subsidiaries has received written notice of and there is no Legal Proceeding pending, or to the Knowledge of Giga, threatened against Giga or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither Giga nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)    No Assumption of Environmental Law Liabilities. Neither Giga nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15    Material Contracts.

(a)    Material Contracts. For purposes of this Agreement, “Giga Material Contract” shall mean the following to which Giga or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases in which Giga or any of its Subsidiaries is a party):

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by Giga with the SEC;

(ii)    any employment or consulting Contract (in each case with respect to which Giga has continuing obligations as of the Effective Date) with any current or former (A) officer of Giga, (B) member of Giga Board, or (C) Giga Employee providing for an annual base salary or payment, including non-cash compensation, in excess of $100,000;

(iii)    any Contract providing for indemnification or any guaranty by Giga or any Subsidiary thereof, in each case that is material to Giga and its Subsidiaries, taken as a whole, other than (A) any guaranty by Giga or a Subsidiary thereof of any of the obligations of (1) Giga or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of Giga that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)    any Contract that purports to limit in any material respect the right of Giga or any of its Subsidiaries (or, at any time after the consummation of the Share Exchange, GWW or any of its Affiliates) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by Giga or any of its Subsidiaries after the Effective Date of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $50,000;

(vi)    any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of Giga or any of its Subsidiaries;

(vii)    any Contract that contains any provision that requires the purchase of all or a material portion of Giga’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to Giga and its Subsidiaries, taken as a whole;

(viii)    any Contract that obligates Giga or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Share Exchange will obligate BitNile, GWW, or any of their respective Subsidiaries, as applicable, to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix)    any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between Giga and its wholly-owned Subsidiaries or among Giga’s wholly-owned Subsidiaries;

(x)    any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $50,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of Giga;

(xi)    any employee collective bargaining agreement or other Contract with any labor union;

(xii)    any Giga IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Giga or any of its Subsidiaries;

(xiii)    any other Contract under which Giga or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiv)    any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to Giga and its Subsidiaries, taken as a whole. . For the purposes of this subsection (xiv) “material” means in excess of $500,000.

(b)    Schedule of Material Contracts; Documents. Schedule 3.15(b) sets forth a true and complete list as of the Effective Date of all Giga Material Contracts. Giga has made available to BitNile correct and complete copies of all Giga Material Contracts, including any amendments thereto.

(c)    No Breach. (i) All Giga Material Contracts are legal, valid, and binding on Giga or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Giga nor any of its Subsidiaries nor, to the Knowledge of Giga, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Giga Material Contract; and (iii) neither Giga nor any of its Subsidiaries nor, to the Knowledge of Giga, any third party is in breach, or has received written notice of breach, of any Giga Material Contract.

Section 3.16    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Giga Material Adverse Effect, insurance policies maintained by Giga and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as Giga reasonably has determined to be prudent, taking into account the industries in which Giga and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Giga Material Adverse Effect, neither Giga nor any of its Subsidiaries is in breach or default, and neither Giga nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Giga Material Adverse Effect and to the Knowledge of Giga: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17    Information Supplied. None of the information supplied or to be supplied by or on behalf of Giga for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Giga in connection with the approval of the Share Exchange (and any other definitive proxy material filed by Giga on EDGAR relating to the Giga Stockholders Meeting or the Consent Solicitation) will, at the time the Proxy Statement is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.18    Anti-Corruption Matters. Since its fiscal year ended in 2015, none of Giga, any of its Subsidiaries or any director, officer or, to the Knowledge of Giga, employee or agent of Giga or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since its fiscal year ended in 2015, neither Giga nor any of its Subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of Giga, no Governmental Authority is investigating, examining, or reviewing Giga’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19    COVID-19; COVID-19 Measures.

(a)    Giga is not subject to (or has received an exclusion from the applicable Governmental Authority) COVID-19 Measures, such that Giga may not continue to operate in the Ordinary Course of Business as of the Effective Date and the reasonably foreseeable future.

(b)    Schedule 3.19(b) sets forth a list of each loan or other financial grant for which Giga has applied or which it has received pursuant to any COVID-19 Measure, including any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan, or other SBA loan, which loans remain outstanding.

(c)    Giga has in place and maintains in effect business continuity, risk management, emergency and disaster plans, procedures, protocols and facilities appropriate for the nature of the risks associated with the business of Giga.

(d)    Giga has taken reasonable actions to (i) reduce the potentially adverse effects of COVID-19 and COVID-19 Measures on Giga, and (ii) assess and monitor risks which may arise from the continuation of the COVID-19 pandemic.

(e)    Except as set forth on Schedule 3.19(e), as of the Effective Date, Giga has not had, nor to the Knowledge of Giga are there any facts that would give rise to, any workforce changes resulting from disruptions due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furlough, shutdowns (whether voluntary or by Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

(f)    Giga has no Knowledge that any Personnel has any plans to terminate his, her or its status as an employee or independent contractor of Giga, including upon or in connection with the consummation of the transactions contemplated by this Agreement or as a result of COVID-19 or COVID-19 Measures.

Section 3.20    Government Contracts.

(a)    Schedule 3.20(a) contains an accurate and complete list, as of the Effective Date, of: (i) each Government Contract to which Giga is a party and for which the period of performance has not expired or terminated or for which final payment has not yet been received, in each case, accounting for revenues for the period from January 1, 2021 through August 31, 2021 in excess of $100,000; (ii) each pending Government Bid that Giga or any of its Subsidiaries has submitted with an aggregate contract value, if awarded to Giga or any of its Subsidiaries, in excess of $100,000; and (iii) each Government Contract to which Giga or any of its Subsidiaries is a party accounting for revenues for the period from January 1, 2021 through August 31, 2021 in excess of $100,000, and that requires the other contracting party’s consent for a change in control or ownership of Giga or any of its Subsidiaries, or permits the other contracting party to terminate or cancel a Government Contract upon a change in control or ownership of Giga or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Section 3.20(a), Giga is not obligated to list any Giga Stockholders’ Contracts and Bids on Schedule 3.20(a).

(b)    As of the Effective Date, neither Giga nor any of its Subsidiaries has received written notice that any Government Contracts or Government Bids are the subject of bid or award protest Legal Proceedings or that the counterparty to any such Government Contract intends to materially reduce future expenditures under or refrain from exercising any material options under such Government Contracts.

(c)    Except as set forth on Schedule 3.20(c), to the Knowledge of Giga, since June 1, 2019: (i) Giga and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to all Government Contracts or Government Bids (and in any certificate, statement, list, schedule, or other documents submitted or furnished to a Governmental Authority in connection with the foregoing), including the Federal Acquisition Regulation (“FAR”); the Defense Federal Acquisition Regulation Supplement (“DFARS”); Cost Accounting Standards; the Service Contract Act of 1963 (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Government Contract or Government Bid; (ii) neither Giga nor any of its Subsidiaries has received any written notice from a Governmental Authority regarding any alleged violation by Giga of the Civil False Claims Act, Procurement Integrity Act, Anti-Kickback Act, Truth in Negotiations Act, Buy American Act, Trade Agreements Act, Service Contract Act, or labor category qualification and billing contract requirements that reasonably could be expected to be material and adverse to the Acquired Companies taken as a whole; (iii) Giga and its Subsidiaries are in compliance in all material respects with all national security requirements, including NISPOM and the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including the National Institute of Standard and Technology Special Publication 800-171 (Protecting Controlled Unclassified Information in Nonfederal Information Systems and Organizations), DFARS 252.204-7008 (Compliance with Safeguarding Covered Defense Information Controls (Oct 2016)), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting (Oct 2016)), and with the information security requirements of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems (June 2016)); (iv) since the beginning of the fiscal year ended in 2018, any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract or applicable Law; (v) Giga and its Subsidiaries have complied in all material respects with all representations and certifications set forth in such Government Contracts or Government Bids; and (vi) neither the U.S. Government nor any prime contractor, subcontractor, or other Person has notified Giga or any of its Subsidiaries in writing that Giga or one or more of its Subsidiaries have breached or violated in any material respect any applicable Law, term or condition pertaining to any Government Contracts or Government Bids.

(d)    Except as set forth on Schedule 3.20(d), since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Subsidiaries has provided covered telecommunications equipment or services to Government Authorities in the performance of a Government Contract. Since the beginning of its fiscal year ended in 2018, to the Knowledge of Giga, neither Giga nor any of its Subsidiaries has used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.

(e)    To the Knowledge of Giga, the beginning of its fiscal year ended in 2018, all facts set forth in or acknowledged in any disclosure statements, representations, warranties, certifications or other documents made, submitted, or furnished to any Governmental Authority with respect to any Government Contract or Government Bid were correct, current, and complete in all material respects as of their submission date. Except as set forth on Schedule 3.20(e), no termination for convenience, termination for default, cure notice, show cause notice, letter of concern, assessment of liquidated damages, claim, request for equitable adjustment, or material dispute is currently in effect, has been issued or made since the beginning of its fiscal year ended in 2018, or, to the Knowledge of Giga, has been threatened in writing since the beginning of its fiscal year ended in 2018, in each case, with respect to any Government Contract in excess of $100,000.

(f)    Except as set forth on Schedule 3.20(f), at all times since the beginning of its fiscal year ended in 2018 and to the extent applicable and required: (i) Giga’s cost accounting and “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable Laws and with the requirements of Giga’s Government Contracts; and (ii) Giga has not received written notice of a finding of fraud or any claim of any material Liability as a result of defective pricing, labor mischarging, or improper payments on the part of Giga or any of its Subsidiaries in connection with any Government Contracts or Government Bids. To the Knowledge of Giga, there are no indirect rate variances for open cost accounting periods that, individually or in the aggregate, reasonably would be expected to result in a rate adjustment in excess of current reserves, in the aggregate, on the costs allocated to Giga’s Government Contracts.

(g)    Since the beginning of its fiscal year ended in 2018, to the Knowledge of Giga, (i) no Representative or employees of Giga or any of its Subsidiaries is or has been (except as to routine security investigations) under administrative, civil, or criminal investigation, indictment, or audit (other than a routine Defense Contract Audit Agency audit in the ordinary course of business) by any Governmental Authority with respect to any Government Contracts or Government Bids of Giga or any of its Subsidiaries; and (ii) Giga has not received any written communication from any Governmental Authority that Giga or any of its Subsidiaries will be subject to any administrative, civil, or criminal investigation, indictment, or audit with respect to any such Government Contracts or Government Bids; and (iii) there have been no written document requests, subpoenas, search warrants, or civil investigative demands received by Giga or any of its Subsidiaries or its or their Representatives, or, to the Knowledge of Giga, employees with respect to Government Contracts or Government Bids of Giga or any of its Subsidiaries.

(h)    Except as set forth on Schedule 3.20(h), within the five year period immediately preceding the Effective Date, no Governmental Authority has assigned Giga or any of its Subsidiaries a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire, or similar evaluation of past performance. Summaries of all level III and level IV Corrective Action Requests issued by Defense Contract Management Agency to any Acquired Company since January 1, 2018 to the Effective Date, and any related summary of corrective action responses and plans, have been made available to BitNile.

(i)    Since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Subsidiaries, nor any of its or their respective Principals (as defined in FAR 52.209-5) is presently indicted or has been convicted of, had a civil judgment rendered against them, or have had a finding of fault and Liability rendered against them in any Legal Proceeding for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of federal or state antitrust laws relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating federal criminal Tax Laws, or receiving stolen property. Since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Subsidiaries has had a disposition in a Legal Proceeding by consent or compromise with an acknowledgment of fault by Giga or any of its Subsidiaries if the Legal Proceeding could have led to any of the outcomes specified in clauses (i) through (iii) of the preceding sentence.

(j)    Neither Giga nor any of its Subsidiaries or its or their respective Principals (as defined FAR 52.209-5) has been or is now debarred, suspended, proposed for suspension or debarment, deemed non-responsible, or otherwise excluded from participation in, or the award of, Government Contracts or from doing business with any Governmental Authority, nor does any other condition exist that would require disclosure under FAR 52.209-5. To the Knowledge of Giga, there exist no facts or circumstances that would warrant the institution of suspension, debarment or exclusion proceedings or the finding of non-compliance, non-responsibility or ineligibility on the part of Giga or any of its Subsidiaries or its or their respective Principals (as defined in FAR 52.209-5).

(k)    Since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Representatives has made a written voluntary disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Government Contract or Government Bid, nor made any disclosure to any Governmental Authority pursuant to the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) and, to the Knowledge of Giga, no facts and circumstances exist that would require a mandatory disclosure pursuant to FAR 52.203-13. Since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Subsidiaries has provided to any third party any Intellectual Property developed under any Government Contract in violation of such Government Contract.

(l)    Neither Giga nor any of its Subsidiaries is performing work for a Governmental Authority with an aggregate cost to Giga or its Subsidiaries of $100,000 without the benefit of a Government Contract, the reasonable expectation of a Government Contract based upon memorialized communications with the customer or contractual authorization or funding from such Governmental Authority, nor did any billed accounts receivable arise pursuant to such an arrangement.

(m)    To the Knowledge of Giga, (i) all personnel security clearances and facility security clearances required by Giga’s and/or its Subsidiaries’ Government Contracts are valid and in full force and effect, (ii) Giga has not received written notice of any threatened revocation, invalidation, or suspension of any facility or personnel security clearance nor has Giga received any notice from a Governmental Authority of threatened revocation, invalidation or suspension of any facility security clearance, (iii) since the beginning of its fiscal year ended in 2018, Giga has not received a rating less than “Satisfactory” from any DCSA or other CSA inspection or audit, and (iv) there has been no material unauthorized disclosure of classified information by employees of Giga or any of its Subsidiaries.

(n)    To the Knowledge of Giga, (i) there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that identify specific contracts, program, or work and restrict Giga’s or any of its Subsidiaries’ ability to bid on or perform work on future Government Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5, (ii) there are no activities or relationships between, on the one hand, Giga and/or any of its Subsidiaries and, on the other hand, BitNile, that reasonably would be expected to result in an organizational or personal conflict of interest, as defined in the FAR, as a result of this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) Giga and its Subsidiaries are and have been at all times since the beginning of its fiscal year ended in 2018 in compliance in all material respects with all organizational or personal conflict of interest (as defined in the FAR) mitigation plans entered into by Giga or any of its Subsidiaries in connection with any active program or proposal. Since the beginning of its fiscal year ended in 2018, neither Giga nor any of its Subsidiaries has received any written notice of any failure to comply with such plans or the existence of any prohibited organizational or personal conflict of interest in connection with any Government Contract or Government Bid.

(o)    To the Knowledge of Giga, there are no outstanding allegations of improper activities arising from any audit or non-audit review by a Governmental Authority, including without limitation, by the Defense Contract Audit Agency, of Giga or any of its Subsidiaries or work performed by Giga or any of its Subsidiaries that would, individually or in the aggregate, have a Giga Material Adverse Effect. In the past five years, Giga and each of its Subsidiaries has been and is in compliance in all material respects with any applicable United States national customs or export control laws and regulations, including the Export Administration Regulations, the Arms Export Control Act, and the International Traffic in Arms Regulations.

Section 3.21    Fairness Opinion. Giga has received the opinion of the Giga Financial Advisor (and has provided a copy of such opinion to BitNile) to the effect that, as of the Effective Date and based upon and subject to the qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Giga Common Stock, and, as of the Effective Date, such opinion has not been withdrawn, revoked, or modified.

Section 3.22    Privacy and Data Security. Giga has provided true and correct copies of all current Privacy Policies adopted by Giga or any of its Subsidiaries in connection with the operation of its business. To the Knowledge of Giga, Giga and its Subsidiaries have, during the period beginning June 1, 2019 through the Effective Date: (i) complied with all applicable Laws related to the protection, privacy and security of Personal Data, and any similar federal, state or foreign law and other laws regarding the disclosure of Personal Data; (ii) not violated its applicable Privacy Policies; (iii) taken commercially reasonable steps to protect and maintain the confidential nature of Personal Data provided to Giga, its Subsidiaries or any of their respective Affiliates in accordance with its applicable Privacy Policies; (iv) has not discovered any unauthorized or improper access to or use or disclosure of Personal Data or other Confidential Information to any unauthorized or improper third party; and (v) no threatened or actual breach of Personal Data by or against the Giga or any of its Subsidiaries.

Section 3.23    Waiver of Severance. Each executive officer and employee of Giga listed on Schedule 3.23 shall have waived any right to, or modified any agreement providing for severance, to eliminate the right to payments of any severance arising solely as a result of a change in position or responsibilities during the 12 months immediately following the change of control of Giga at the Closing as contemplated by this Agreement.

Section 3.24    No Other Representations and Warranties. Except for the representations and warranties of Giga expressly set forth in this Agreement or in a certificate delivered pursuant to this Agreement, none of Giga nor any other Person on behalf of Giga has made or makes any other express or implied representation or warranty, either written or oral, with respect to Giga or any of its Subsidiaries or with respect to any other information provided to BitNile or any of their respective Representatives, including, but not limited to, its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated by this Agreement.

Section 3.25    Non-Reliance. Giga acknowledges that the representations and warranties of (a) GWW set forth in Article IV, and (b) BitNile set forth in Article V, constitute the sole and exclusive representations and warranties of GWW and BitNile, as applicable, to Giga in connection with the transactions contemplated hereby, and Giga further acknowledges and agrees that neither GWW, BitNile, nor any of their respective Representatives, are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. Giga further acknowledges and agrees that any estimates, budgets, projections, forecasts or other predictions that may have been provided to Giga or any of its Representatives are not representations or warranties of GWW or BitNile or guarantees of performance and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions. None of Giga, its Affiliates, Subsidiaries, nor any of their respective Representatives are relying on any representation or warranty of GWW, BitNile or any of their respective Representatives except for those expressly set forth in this Agreement or in a certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to or shall limit or otherwise restrict any claim by or right of Giga with respect to or arising from any intentional misrepresentation or reckless or intentional fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GWW

GWW hereby represents and warrants to Giga that the following representations and warranties are true and correct as of the Effective Date and the Closing Date:

Section 4.01    Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power. GWW and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of GWW and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(b)    Charter Documents. The copies of the Certificate of Incorporation and By-Laws of GWW as provided to Giga are true, correct, and complete copies of such documents as in effect as of the Effective Date. GWW is not in violation of any of the provisions of its Charter Documents.

(c)    Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of GWW have been validly issued and are free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of GWW. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, GWW does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. GWW’s ownership of its Subsidiaries is listed on Schedule 4.01(c).

Section 4.02      Capital Structure.

(a)    Capital Stock. The authorized capital stock of GWW is listed on Schedule 4.02(a), is duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. BitNile is the sole record and beneficial owner of the outstanding capital stock of GWW. No Subsidiary of GWW owns any shares of GWW capital stock.

(b)    Stock Awards.

(i)    As of the Effective Date, 100,000 shares of GWW Common Stock were reserved for issuance pursuant to outstanding GWW Stock Options and 50,000 shares of GWW Restricted Shares were issued and outstanding, all of which were issued pursuant to GWW’s Stock Incentive Plan. Since the Effective Date, no GWW Equity Awards have been granted and no additional shares of GWW Common Stock have become subject to issuance under the GWW Stock Plans. All shares of GWW Common Stock subject to issuance under the GWW Stock Plans, including the GWW Equity Awards upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)    Other than the GWW Equity Awards, as of the Effective Date, there are no outstanding (A) securities of GWW or any of its Subsidiaries convertible into or exchangeable for GWW Voting Debt or shares of capital stock of GWW, (B) options, warrants, or other agreements or commitments to acquire from GWW or any of its Subsidiaries, or obligations of GWW or any of its Subsidiaries to issue, any GWW Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) GWW, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of GWW, in each case that have been issued by GWW or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of GWW, being referred to collectively as “GWW Securities”). All outstanding shares of GWW Common Stock, all outstanding GWW Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of GWW, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)    As of the Effective Date, there are no outstanding Contracts requiring GWW or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any GWW Securities or GWW Subsidiary Securities. Neither GWW nor any of its Subsidiaries is a party to any voting agreement with respect to any GWW Securities or GWW Subsidiary Securities.

(c)    Voting Debt. No bonds, debentures, notes, or other indebtedness issued by GWW or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of GWW or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of GWW or any of its Subsidiaries, are issued or outstanding (collectively, “GWW Voting Debt”).

(d)    GWW Subsidiary Securities. Except as reflected on Schedule 4.02(d), as of the Effective Date, there are no outstanding: (i) securities of GWW or any of its Subsidiaries convertible into or exchangeable for GWW Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of GWW; (ii) options, warrants, or other agreements or commitments to acquire from GWW or any of its Subsidiaries, or obligations of GWW or any of its Subsidiaries to issue, any GWW Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of GWW; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of GWW, in each case that have been issued by a Subsidiary of GWW (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “GWW Subsidiary Securities”).

Section 4.03    Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)    Authority. GWW has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GWW and the consummation by GWW of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of GWW and no other corporate proceedings on the part of GWW are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by GWW and, assuming due execution and delivery by BitNile and Giga, constitutes the legal, valid, and binding obligation of GWW, enforceable against GWW in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by GWW and the consummation by GWW of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of GWW; (ii) assuming that all of the Consents contemplated by Section 4.03(c) have been obtained or made, conflict with or violate any Law applicable to GWW or any of its respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in GWW’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which GWW or any of its Subsidiaries is a party or otherwise bound as of the Effective Date; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the capital stock, properties or assets of GWW or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(c)    Governmental Consents. No Consent of any Governmental Authority is required to be obtained or made by GWW in connection with the execution, delivery, and performance by GWW of this Agreement and the other transactions contemplated hereby, except for such Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(d)    GWW Board Approval. The GWW Board, by resolutions duly adopted by the GWW Board at a meeting of all directors of GWW duly called and held, which resolutions have not been subsequently rescinded or modified in any way, has approved this Agreement and the transactions contemplated hereby.

Section 4.04    Financial Statements; Inventories; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)    Financial Statements and Information. (i) GWW has previously provided to Giga complete and correct copies of (A) its unaudited consolidated balance sheet and unaudited consolidated statement of income as of and for the year ended December 31, 2020; and (B) its unaudited consolidated balance sheet and unaudited consolidated statement of income as of and for the nine (9) month period ended September 30, 2021, all without notes to such financial information; and (ii) it will provide Giga when available, and prior to the Closing (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Marcum LLP, its independent auditor) for the years ended December 31, 2020 and 2019 (the “GWW 2020 Audited Financial Statements”) and (B) the unaudited interim consolidated balance sheets and statements of income (in each case, without any related notes and schedules) for each of the quarterly and annual periods ended thereafter (all of the foregoing audited and unaudited financial statements and information referred to collectively as the “GWW Financial Statements”). Each of the GWW Financial Statements (including, in each case, any notes and schedules thereto): (i) was (or, in the case of the GWW 2020 Audited Financial Statements and the unaudited interim consolidated balance sheets and statements of income to be delivered hereunder, will be) prepared in accordance with GAAP or IFRS, as applicable, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (ii) fairly presented (or, in the case of the GWW 2020 Audited Financial Statements. unaudited interim consolidated balance sheets and statements of income to be delivered hereunder, will fairly present) in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of GWW and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). The GWW 2020 Audited Financial Statements will not differ materially from GWW’s unaudited consolidated balance sheet and unaudited consolidated statement of income as of and for the year ended December 31, 2020 previously provided to Giga, except that the GWW 2020 Audited Financial Statements will contain notes as required by GAAP.

(b)    Inventories. The inventories and raw materials of GWW, including those reflected in the GWW Financial Statements, are of a quantity and quality usable and saleable in the ordinary course of business within a reasonable period of time and without discount outside of the ordinary course of business, are merchantable and fit and sufficient for their particular purpose, are not slow moving or obsolete based on GWW’s accounting policies and practices and are reasonable in kind and amount in light of the normal needs of GWW. To the Knowledge of GWW, COVID-19 and COVID-19 Measures do not prevent GWW from maintaining an adequate quantity of inventory and raw materials, including as a result of any disruption in supply chains affecting GWW’s supply of inventory and raw materials. None of the inventory of GWW is subject to any consignment, bailment, warehousing or similar contract.

(c)    Undisclosed Liabilities. The audited balance sheet of GWW dated as of December 31, 2020 previously provided to Giga and the balance sheet of GWW as reflected in the GWW 2021 Audited Financial States which will be delivered to Giga are hereinafter collectively referred to as the “GWW Balance Sheet.” Neither GWW nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the GWW Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the GWW Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(d)    Off-Balance Sheet Arrangements. Neither GWW nor any of its Subsidiaries is a party to, or has any commitment to become a party to any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among GWW or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand).

(e)    Accounting; Complaints or Reports. Since January 1, 2021 (i) none of GWW or any of its Subsidiaries nor any director or officer of GWW or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of GWW or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of GWW or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to GWW or any of its Subsidiaries; and (ii) no attorney representing GWW or any of its Subsidiaries, whether or not employed by GWW or any of its Subsidiaries, has reported credible evidence of any material breach of fiduciary duty, or similar material violation by GWW, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the GWW Board or any committee thereof, or to the chief executive officer or chief operating officer of GWW or the Confirming Officer.

(f)    Sufficiency of Assets. The rights, properties and assets of GWW and its Subsidiaries are, and as of the Closing will be, sufficient for the conduct of their respective business as presently conducted in all material respects. Except as set forth on Schedule 4.04(f), (i) no part of the business of GWW or its Subsidiaries is owned or operated through any Person other than GWW and its Subsidiaries, (ii) no Person other than GWW and its Subsidiaries, uses or holds for use any of the assets, rights and properties (whether tangible or intangible) used exclusively or primarily in the business of GWW and its Subsidiaries and (iii) the rights, properties and assets of GWW and its Subsidiaries are, in all material respects, sufficient for the continued conduct by them of their respective businesses and constitute all of the rights, properties and assets necessary to conduct its business as currently conducted in all material respects.

Section 4.05    Absence of Certain Changes or Events. Since the date of the GWW Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of GWW and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)    any GWW Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect; or

(b)    any event, condition, action, or effect that, if taken during the period from the Effective Date through the Closing, would constitute a breach of Section 6.03.

Section 4.06    Taxes.

(a)    Tax Returns and Payment of Taxes. GWW and each of its Subsidiaries has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by it. For avoidance of doubt, GWW does not file individual Tax Returns (notwithstanding references in this Section 4.06) since it is included in Tax Returns filed by BitNile while its Subsidiaries do file such Tax Returns. Such Tax Returns are true, complete, and correct in all material respects. Neither GWW nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by GWW or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, GWW has made an adequate provision for such Taxes in the GWW’s financial statements. The GWW Financial Statements reflect an adequate reserve (in accordance with GAAPW or IFRS, as applicable) for all material Taxes payable by GWW and its Subsidiaries through the date of such GWW Financial Statements. Neither GWW nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the most recent GWW Financial Statements outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)    Availability of Tax Returns. GWW has made available to Giga complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of GWW or its Subsidiaries for any Tax period ending after the day of its fiscal year ending in 2017.

(c)    Withholding. GWW and each of its Subsidiaries has withheld and timely paid each material Tax required to have been withheld and paid by it in connection with amounts paid or owing to any GWW Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)    Liens. There are no Liens for material Taxes upon the assets of GWW or any of its Subsidiaries other than for current Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP or IFRS, as applicable, has been made in the recent GWW Financial Statements.

(e)    Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any Taxing authority against GWW or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of GWW or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of GWW or any of its Subsidiaries.

(f)    Tax Jurisdictions. No claim has ever been made in writing by any Taxing authority in a jurisdiction where GWW or any of its Subsidiaries does not file Tax Returns that GWW or such Subsidiary is or may be subject to Tax in that jurisdiction, excluding any claims that have been resolved to the satisfaction of Taxing authorities.

(g)    Tax Rulings. Neither GWW nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)    Consolidated Groups, Transferee Liability, and Tax Agreements. Except a disclosed in Section 4.06(a), neither GWW nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (other than a group of which BitNile is the common parent); (ii) has any material liability for Taxes of any Person (other than Giga or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i)    Change in Accounting Method. Neither GWW nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)    Post-Closing Tax Items. Neither GWW nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k)    Ownership Changes. Without regard to this Agreement, neither GWW nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l)    Section 355. Neither GWW nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)    Reportable Transactions. Neither GWW nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.07    GWW Intellectual Property.

(a)    Schedule 4.07(a) lists all of (i) the GWW IP Registrations and (ii) the GWW Intellectual Property that are not registered but that are material to GWW’s business or operations. All required filings and fees related to the GWW IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all the GWW’s IP Registrations are otherwise in good standing. GWW has provided or made available to Giga true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all the GWW’s IP Registrations.

(b)    Schedule 4.07(b) lists all of the GWW IP Agreements, excluding off-the-shelf licenses or software as a service agreements for commercially available software provided at a cost of less than $15,000 per year. GWW has provided or otherwise made available to Giga true and complete copies of all such Giga IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each GWW IP Agreement is valid and binding on GWW or its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect. Neither GWW (or its Subsidiaries, as applicable), nor, to the Knowledge of GWW, any other party thereto is in breach of or default under (or, to the Knowledge of GWW, is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any GWW IP Agreement.

(c)    Except as set forth on Schedule 4.07(c), GWW or a Subsidiary of GWW is the sole and exclusive legal and beneficial, and with respect to the GWW IP Registrations, record, owner of all right, title and interest in and to the GWW Intellectual Property, and, to the Knowledge of GWW, has the valid right to use all other Intellectual Property used in or necessary for the conduct of GWW’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, GWW has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to GWW any ownership interest and right they may have in the GWW Intellectual Property; and (ii) acknowledge GWW’s exclusive ownership of all of the GWW Intellectual Property, except for any non-compliance which would not reasonably be deemed to have a GWW Material Adverse Effect. GWW has provided Giga with true and complete copies of all such agreements to the extent requested by Giga.

(d)    The consummation of the Share Exchange and the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, GWW’s or its Subsidiaries’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of GWW’s business or operations as currently conducted.

(e)    GWW’s and/or its Subsidiaries’ rights in the GWW Intellectual Property are valid, subsisting and enforceable. GWW has taken reasonable steps to maintain the GWW Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the GWW Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)    To the Knowledge of GWW, the conduct of GWW’s business as currently and formerly conducted, and the products, processes and services of GWW, have not infringed, misappropriated, diluted or otherwise violated, and to the Knowledge of GWW do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of GWW, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any GWW Intellectual Property.

(g)    There are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of GWW, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by GWW or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any GWW Intellectual Property or GWW’s and/or its Subsidiaries’ rights with respect to any GWW Intellectual Property; or (iii) by GWW or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the GWW Intellectual Property. GWW is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any GWW Intellectual Property.

Section 4.08    Compliance; Permits.

(a)    Compliance. Except as reflected on Schedule 4.08, GWW and each of its Subsidiaries are and, since June 1, 2019, have been, in compliance with, all Laws or Orders applicable to GWW or any of its Subsidiaries or by which GWW or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect. Since June 1, 2019, no Governmental Authority has issued any notice or notification stating that GWW or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(b)    Permits. GWW and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the Effective Date, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of GWW or any of its Subsidiaries is pending or, to the Knowledge of GWW, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect. GWW and each of its Subsidiaries is and, since June 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

Section 4.09    Litigation. There is no Legal Proceeding pending, or to the Knowledge of GWW, threatened against GWW or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of GWW, any officer or director of GWW or any of its Subsidiaries in their capacities as such other than any such Legal Proceeding that: (a) does not involve an amount in controversy in excess of $50,000; and (b) does not seek material injunctive or other material non-monetary relief. None of GWW or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

Section 4.10    Brokers’ and Finders’ Fees. Neither GWW, nor any of its Affiliates or Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which Giga would be liable.

Section 4.11    Related Person Transactions. Except as reflected on Schedule 4.11, there are, and since June 1, 2019, there have been, no Contracts, transactions, arrangements, or understandings between GWW or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of GWW Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of GWW, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.12    Employee Benefit Issues.

(a)    Schedule. Schedule 4.12(a) contains a true and complete list, as of the Effective Date, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by GWW or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of GWW or any of its Subsidiaries (each, a “GWW Employee”), or with respect to which GWW or any GWW ERISA Affiliate has or may have any Liability (collectively, the “GWW Employee Plans”).

(b)    Documents. GWW has made available to Giga correct and complete copies (or, if a plan or arrangement is not written, a written description) of all GWW Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each GWW Employee Plan; (iii) the most recent financial statements for each GWW Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each GWW Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each GWW Employee Plan; and (vi) all actuarial valuation reports related to any GWW Employee Plans.

(c)    Employee Plan Compliance. (i) Each GWW Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the GWW Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of GWW, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of GWW no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) GWW and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each GWW Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded GWW Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP or IFRS, as applicable; (iv) except to the extent limited by applicable Law, each GWW Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liability to BitNile, GWW, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Proceedings pending or, to the Knowledge of GWW, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Authority with respect to any GWW Employee Plan; (vi) there are no material Legal Proceedings pending, or, to the Knowledge of GWW, threatened with respect to any GWW Employee Plan (in each case, other than routine claims for benefits); (vii) to the Knowledge of GWW, neither GWW nor any of its GWW ERISA Affiliates has engaged in a transaction that could subject GWW or any GWW ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) all non-US GWW Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(d)    Plan Liabilities. Neither GWW nor any GWW ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any GWW Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any GWW Employee Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any GWW Employee Plan covering any active, retired, or former employees or directors of GWW or any GWW ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such GWW Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of GWW or any GWW ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any GWW Employee Plan has occurred or is expected to occur.

(e)    Certain GWW Employee Plans. With respect to each GWW Employee Plan:

(i)    no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither GWW nor any of its GWW ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)    no Legal Proceeding has been initiated by the PBGC to terminate any such GWW Employee Plan or to appoint a trustee for any such GWW Employee Plan;

(iii)    no GWW Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of GWW or any GWW ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Schedule 4.12(e), no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Schedule 4.12(e) has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of GWW or any GWW ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)    no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such GWW Employee Plan.

(f)    No Post-Employment Obligations. No GWW Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither GWW nor any GWW ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any GWW Employee (either individually or to GWW Employees as a group) or any other person that such GWW Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)    Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of GWW, threatened claims by or on behalf of any participant in any GWW Employee Plan, or otherwise involving any GWW Employee Plan or the assets of any GWW Employee Plan; and (ii) no GWW Employee Plan is presently or has within the three years prior to the Effective Date, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(h)    Section 409A Compliance. Each GWW Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)    Health Plan Compliance. Each of GWW and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each GWW Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j)    Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Share Exchange, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of GWW or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of GWW to merge, amend, or terminate any GWW Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any GWW Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of GWW under any GWW Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise Tax under Section 4999 of the Code.

(k)    Employment Law Matters.

(i)    GWW and each of its Subsidiaries: (A) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee and independent contractor classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll Taxes, and immigration with respect to GWW Employees and contingent workers; and (B) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing GWW Employees, except, in the case of clauses (A) and (B) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

(ii)    To GWW’s knowledge since June 1, 2019, (A) no allegations of Misconduct have been made involving any current or former director, officer, or independent contractor of GWW or any of its Subsidiaries; and (B) neither GWW nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, employee, or independent contractor of GWW or any of its Subsidiaries.

(l)    Labor. Neither GWW nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against GWW or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of GWW, no material work stoppage, slowdown, or labor strike against GWW or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of GWW Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of GWW, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at GWW or any of its Subsidiaries, or any GWW Employees. There are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of GWW, threatened relating to any employment related matter involving any GWW Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect.

Section 4.13    Real Property and Personal Property Matters.

(a)    GWW Owned Real Estate. GWW or one or more of its Subsidiaries has good and marketable fee simple title to the GWW Owned Real Estate free and clear of any Liens other than the Permitted Liens. Schedule 4.13(a) contains a true and complete list by address and legal description of the GWW Owned Real Estate as of the Effective Date. Neither GWW nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the GWW Owned Real Estate; (ii) other than to BitNile, has granted any Person an option, right of first offer, or right of first refusal to purchase such GWW Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of GWW threatened, condemnation proceeding affecting any GWW Owned Real Estate or any portion thereof or interest therein. Neither GWW nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)    GWW Leased Real Estate. Schedule 4.13(b) contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the Effective Date for each such GWW Leased Real Estate (including the date and name of the parties to such Lease document). GWW has delivered to Giga a true and complete copy of each such Lease. Except as set forth on Schedule 4.13(b), with respect to each of the Leases set forth on Schedule 4.13(b): (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither GWW nor any of its Subsidiaries nor, to the Knowledge of GWW, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) GWW’s or its Subsidiary’s possession and quiet enjoyment of the GWW Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of GWW, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither GWW nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has GWW or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of GWW) a right to use or occupy such GWW Leased Real Estate or any portion thereof.

(c)    Real Estate Used in the Business. The GWW Owned Real Estate identified in Schedule 4.13(a) and the GWW Leased Real Estate identified in Schedule 4.13(b) comprise all of the real property used or intended to be used in, or otherwise related to, the business of GWW or any of its Subsidiaries.

(d)    Personal Property. GWW and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by GWW or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.14    Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect:

(a)    Compliance with Environmental Laws. GWW and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of GWW and its Subsidiaries as currently conducted.

(b)    No Disposal, Release, or Discharge of Hazardous Substances. Neither GWW nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of GWW, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to GWW or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)    No Production or Exposure of Hazardous Substances. Neither GWW nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any GWW Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)    No Legal Proceedings or Orders. Neither GWW nor any of its Subsidiaries has received written notice of and there is no Legal Proceeding pending, or to the Knowledge of GWW, threatened against GWW or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither GWW nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)    No Assumption of Environmental Law Liabilities. Neither GWW nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.15    Material Contracts.

(a)    Material Contracts. For purposes of this Agreement, “GWW Material Contract” shall mean the following to which GWW or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases in which Giga or any of its Subsidiaries is a party):

(i)    any employment or consulting Contract (in each case with respect to which GWW has continuing obligations as of the Effective Date) with any current or former (A) officer of GWW, (B) member of the GWW Board, or (C) GWW Employee providing for an annual base salary or payment in excess of $100,000;

(ii)    any Contract providing for indemnification or any guaranty by GWW or any Subsidiary thereof, in each case that is material to GWW and its Subsidiaries, taken as a whole, other than (A) any guaranty by GWW or a Subsidiary thereof of any of the obligations of (1) GWW or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of GWW that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iii)    any Contract that purports to limit in any material respect the right of GWW or any of its Subsidiaries (or, at any time after the consummation of the Share Exchange, Giga or any of its Affiliates) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(iv)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by GWW or any of its Subsidiaries after the Effective Date of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(v)    any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of GWW or any of its Subsidiaries;

(vi)    any Contract that contains any provision that requires the purchase of all or a material portion of GWW’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to GWW and its Subsidiaries, taken as a whole;

(vii)    any Contract that obligates GWW or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Share Exchange will obligate Giga, GWW, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(viii)    any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between GWW and its wholly-owned Subsidiaries or among GWW’s wholly-owned Subsidiaries;

(ix)    any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of GWW;

(x)    any employee collective bargaining agreement or other Contract with any labor union;

(xi)    any GWW IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for GWW or any of its Subsidiaries;

(xii)    any other Contract under which GWW or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiii)    any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to GWW and its Subsidiaries, taken as a whole. For the purposes of this subsection (xiii) “material” means in excess of $500,000.

(b)     Schedule of Material Contracts; Documents. Schedule 4.15(b) sets forth a true and complete list as of the Effective Date of all GWW Material Contracts. GWW has made available to Giga correct and complete copies of all GWW Material Contracts, including any amendments thereto.

(c)    No Breach. (i) All GWW Material Contracts are legal, valid, and binding on GWW or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither GWW nor any of its Subsidiaries nor, to the Knowledge of GWW, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any GWW Material Contract; and (iii) neither GWW nor any of its Subsidiaries nor, to the Knowledge of GWW, any third party is in breach, or has received written notice of breach, of any GWW Material Contract.

Section 4.16    Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a GWW Material Adverse Effect, insurance policies maintained by GWW and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as GWW reasonably has determined to be prudent, taking into account the industries in which GWW and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a GWW Material Adverse Effect, neither GWW nor any of its Subsidiaries is in breach or default, and neither GWW nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a GWW Material Adverse Effect and to the Knowledge of GWW: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 4.17    Information Supplied. None of the information supplied or to be supplied by or on behalf of GWW for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Giga in connection with the approval of the Share Exchange (and any other definitive proxy material filed by Giga on EDGAR relating to the Giga Stockholders Meeting or the Consent Solicitation) will, at the time the Proxy Statement is filed with the SEC by Giga in connection with the approval of the Share Exchange, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of GWW for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Giga Stockholders or at the time of the Giga Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of GWW for inclusion or incorporation by reference in the Registration Statement or any final prospectus with respect to the Offering shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, or in the case of any final prospectus, filed with the SEC, at the time it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.18    Anti-Corruption Matters. Since its fiscal year ended in 2019, none of GWW, any of its Subsidiaries or any director, officer or, to the Knowledge of GWW, employee or agent of GWW or any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since its fiscal year ended in 2019, neither GWW nor any of its Subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of GWW, no Governmental Authority is investigating, examining, or reviewing GWW’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.19    COVID-19; COVID-19 Measures.

(a)    GWW is not subject to (or has received an exclusion from the applicable Governmental Authority) COVID-19 Measures, such that GWW may not continue to operate in the Ordinary Course of Business as of the Effective Date and the reasonably foreseeable future.

(b)    Schedule 4.19(b) sets forth a list of each loan or other financial grant for which GWW has applied or which it has received pursuant to any COVID-19 Measure, including any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan, or other SBA loan which loans remain outstanding.

(c)    GWW has in place and maintains in effect business continuity, risk management, emergency and disaster plans, procedures, protocols and facilities appropriate for the nature of the risks associated with the business of GWW.

(d)    GWW has taken reasonable actions to (i) reduce the potentially adverse effects of COVID-19 and COVID-19 Measures on GWW, and (ii) assess and monitor risks which may arise from the continuation of the COVID-19 pandemic.

(e)    Except as set forth on Schedule 4.19(e), as of the Effective Date, GWW has not had, nor to the Knowledge of GWW are there any facts that would give rise to, any workforce changes resulting from disruptions due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furlough, shutdowns (whether voluntary or by Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

(f)    GWW has no Knowledge that any Personnel has any plans to terminate his, her or its status as an employee or independent contractor of GWW, including upon or in connection with the consummation of the transactions contemplated by this Agreement or as a result of COVID-19 or COVID-19 Measures.

Section 4.20    Government Contracts.

(a)    Schedule 4.20(a) contains an accurate and complete list by counterparty and date, as of the Effective Date, of: (i) each Government Contract to which GWW is a party and for which the period of performance has not expired or terminated or for which final payment has not yet been received, in each case, accounting for revenues for the period from January 1, 2021 through August 31, 2021 in excess of $100,000; (ii) each pending Government Bid that GWW or any of its Subsidiaries has submitted with an aggregate contract value, if awarded to GWW or any of its Subsidiaries, in excess of $100,000; and (iii) each Government Contract to which GWW or any of its Subsidiaries is a party accounting for revenues for the period from January 1, 2021 through August 31, 2021 in excess of $100,000, and that requires the other contracting party’s consent for a change in control or ownership of GWW or any of its Subsidiaries, or permits the other contracting party to terminate or cancel a Government Contract upon a change in control or ownership of GWW or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Section 4.20(a), GWW is not obligated to list BitNile’s Contracts and Bids on Schedule 4.20(a).

(b)    As of the Effective Date, neither GWW nor any of its Subsidiaries has received written notice that any Government Contracts or Government Bids are the subject of bid or award protest Legal Proceedings or that the counterparty to any such Government Contract intends to materially reduce future expenditures under or refrain from exercising any material options under such Government Contracts.

(c)    Except as set forth on Schedule 4.20(c), since June 1, 2019, to the Knowledge of GWW: (i) GWW and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to all Government Contracts or Government Bids (and in any certificate, statement, list, schedule, or other documents submitted or furnished to a Governmental Authority in connection with the foregoing), including the FAR; the DFARS; Cost Accounting Standards; the Service Contract Act of 1963 (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Government Contract or Government Bid; (ii) neither GWW nor any of its Subsidiaries has received any written notice from a Governmental Authority regarding any alleged violation by GWW of the Civil False Claims Act, Procurement Integrity Act, Anti-Kickback Act, Truth in Negotiations Act, Buy American Act, Trade Agreements Act, Service Contract Act, or labor category qualification and billing contract requirements that reasonably could be expected to be material and adverse to the Acquired Companies taken as a whole; (iii) GWW and its Subsidiaries are in compliance in all material respects with all national security requirements, including NISPOM and the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including the National Institute of Standard and Technology Special Publication 800-171 (Protecting Controlled Unclassified Information in Nonfederal Information Systems and Organizations), DFARS 252.204-7008 (Compliance with Safeguarding Covered Defense Information Controls (Oct 2016)), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting (Oct 2016)), and with the information security requirements of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems (June 2016)); (iv) since June 1, 2019, any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract or applicable Law; (v) GWW and its Subsidiaries have complied in all material respects with all representations and certifications set forth in such Government Contracts or Government Bids; and (vi) neither the U.S. Government nor any prime contractor, subcontractor, or other Person has notified GWW or any of its Subsidiaries in writing that GWW or one or more of its Subsidiaries have breached or violated in any material respect any applicable Law, term or condition pertaining to any Government Contracts or Government Bids.

(d)    Except as set forth on Schedule 4.20(d), since June 1, 2019, neither GWW nor any of its Subsidiaries has provided covered telecommunications equipment or services to Government Authorities in the performance of a Government Contract. Since June 1, 2019, to the Knowledge of GWW, neither GWW nor any of its Subsidiaries has used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.

(e)    To the Knowledge of GWW, since June 1, 2019, all facts set forth in or acknowledged in any disclosure statements, representations, warranties, certifications or other documents made, submitted, or furnished to any Governmental Authority with respect to any Government Contract or Government Bid were correct, current, and complete in all material respects as of their submission date. Except as set forth on Schedule 4.20(e), no termination for convenience, termination for default, cure notice, show cause notice, letter of concern, assessment of liquidated damages, claim, request for equitable adjustment, or material dispute is currently in effect, has been issued or made since June 1, 2019, or, to the Knowledge of GWW, has been threatened in writing since June 1, 2019, in each case, with respect to any Government Contract in excess of $100,000.

(f)    Except as set forth on Schedule 4.20(f), at all times since June 1, 2019, and to the extent applicable and required: (i) GWW’s cost accounting and “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable Laws and with the requirements of GWW’s Government Contracts; and (ii) GWW has not received written notice of a finding of fraud or any claim of any material Liability as a result of defective pricing, labor mischarging, or improper payments on the part of GWW or any of its Subsidiaries in connection with any Government Contracts or Government Bids. To the Knowledge of GWW, there are no indirect rate variances for open cost accounting periods that, individually or in the aggregate, reasonably would be expected to result in a rate adjustment in excess of current reserves, in the aggregate, on the costs allocated to GWW’s Government Contracts.

(g)    Since June 1, 2019, to the Knowledge of GWW, (i) no Representative or employees of GWW or any of its Subsidiaries is or has been (except as to routine security investigations) under administrative, civil, or criminal investigation, indictment, or audit (other than a routine Defense Contract Audit Agency audit in the ordinary course of business) by any Governmental Authority with respect to any Government Contracts or Government Bids of GWW or any of its Subsidiaries; and (ii) GWW has not received any written communication from any Governmental Authority that GWW or any of its Subsidiaries will be subject to any administrative, civil, or criminal investigation, indictment, or audit with respect to any such Government Contracts or Government Bids; and (iii) there have been no written document requests, subpoenas, search warrants, or civil investigative demands received by GWW or any of its Subsidiaries or its or their Representatives, or, to the Knowledge of GWW, employees with respect to Government Contracts or Government Bids of GWW or any of its Subsidiaries.

(h)    Except as set forth on Schedule 4.20(h), within the five year period immediately preceding the Effective Date, no Governmental Authority has assigned GWW or any of its Subsidiaries a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire, or similar evaluation of past performance. Summaries of all level III and level IV Corrective Action Requests issued by Defense Contract Management Agency to any Acquired Company since June 1, 2019 to the Effective Date, and any related summary of corrective action responses and plans, have been made available to BitNile.

(i)    Since June 1, 2019, neither GWW nor any of its Subsidiaries, nor any of its or their respective Principals (as defined in FAR 52.209-5) is presently indicted or has been convicted of, had a civil judgment rendered against them, or have had a finding of fault and Liability rendered against them in any Legal Proceeding for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of federal or state antitrust laws relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating federal criminal Tax Laws, or receiving stolen property. Since June 1, 2019, neither GWW nor any of its Subsidiaries has had a disposition in a Legal Proceeding by consent or compromise with an acknowledgment of fault by GWW or any of its Subsidiaries if the Legal Proceeding could have led to any of the outcomes specified in clauses (i) through (iii) of the preceding sentence.

(j)    Neither GWW nor any of its Subsidiaries or its or their respective Principals (as defined FAR 52.209-5) has been or is now debarred, suspended, proposed for suspension or debarment, deemed non-responsible, or otherwise excluded from participation in, or the award of, Government Contracts or from doing business with any Governmental Authority, nor does any other condition exist that would require disclosure under FAR 52.209-5. To the Knowledge of GWW, there exist no facts or circumstances that would warrant the institution of suspension, debarment or exclusion proceedings or the finding of non-compliance, non-responsibility or ineligibility on the part of GWW or any of its Subsidiaries or its or their respective Principals (as defined in FAR 52.209-5).

(k)    Since June 1, 2019, neither GWW nor any of its Representatives has made a written voluntary disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Government Contract or Government Bid, nor made any disclosure to any Governmental Authority pursuant to the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) and, to the Knowledge of GWW, no facts and circumstances exist that would require a mandatory disclosure pursuant to FAR 52.203-13. Since June 1, 2019, neither GWW nor any of its Subsidiaries has provided to any third party any Intellectual Property developed under any Government Contract in violation of such Government Contract.

(l)    Neither GWW nor any of its Subsidiaries are performing work for a Governmental Authority with an aggregate cost to GWW or its Subsidiaries of $100,000 without the benefit of a Government Contract, the reasonable expectation of a Government Contract based upon memorialized communications with the customer or contractual authorization or funding from such Governmental Authority, nor did any billed accounts receivable arise pursuant to such an arrangement.

(m)    To the Knowledge of GWW since June 1, 2019, (i) all personnel security clearances and facility security clearances required by GWW’s and/or its Subsidiaries’ Government Contracts are valid and in full force and effect, (ii) GWW has not received written notice of any threatened revocation, invalidation, or suspension of any facility or personnel security clearance nor has GWW received any notice from a Governmental Authority of threatened revocation, invalidation or suspension of any facility security clearance, (iii) GWW has not received a rating less than “Satisfactory” from any DCSA or other CSA inspection or audit, and (iv) there has been no material unauthorized disclosure of classified information by employees of GWW or any of its Subsidiaries.

(n)    To the Knowledge of GWW, (i) there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that identify specific contracts, program, or work and restrict GWW’s or any of its Subsidiaries’ ability to bid on or perform work on future Government Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5, (ii) there are no activities or relationships between, on the one hand, GWW and/or any of its Subsidiaries and, on the other hand, BitNile, that reasonably would be expected to result in an organizational or personal conflict of interest, as defined in the FAR, as a result of this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) GWW and its Subsidiaries are and have been, at all times since June 1, 2019, in compliance in all material respects with all organizational or personal conflict of interest (as defined in the FAR) mitigation plans entered into by GWW or any of its Subsidiaries in connection with any active program or proposal. Since June 1, 2019, neither GWW nor any of its Subsidiaries has received any written notice of any failure to comply with such plans or the existence of any prohibited organizational or personal conflict of interest in connection with any Government Contract or Government Bid.

(o)    To the Knowledge of GWW, there are no outstanding allegations of improper activities arising from any audit or non-audit review by a Governmental Authority, including without limitation, by the Defense Contract Audit Agency, of GWW or any of its Subsidiaries or work performed by GWW or any of its Subsidiaries that would, individually or in the aggregate, have a GWW Material Adverse Effect. In the past five years, GWW and each of its Subsidiaries has been and is in compliance in all material respects with any applicable United States national customs or export control laws and regulations, including the Export Administration Regulations, the Arms Export Control Act, and the International Traffic in Arms Regulations.

Section 4.21    Privacy and Data Security. GWW has provided true and correct copies of all current Privacy Policies adopted by GWW or any of its Subsidiaries in connection with the operation of its business. To the Knowledge of GWW, GWW and its Subsidiaries have during the period beginning June 1, 2019 through the Effective Date: (i) complied with all applicable Laws related to the protection, privacy and security of Personal Data, and any similar federal, state or foreign law and other laws regarding the disclosure of Personal Data; (ii) not violated its applicable Privacy Policies; (iii) taken commercially reasonable steps to protect and maintain the confidential nature of Personal Data provided to GWW, its Subsidiaries or any of their respective Affiliates in accordance with its applicable Privacy Policies; (iv) has not discovered any unauthorized or improper access to or use or disclosure of Personal Data or other Confidential Information to any unauthorized or improper third party; and (v) no threatened or actual breach of Personal Data by or against the GWW or any of its Subsidiaries.

Section 4.22    No Other Representations and Warranties. Except for the representations and warranties of GWW expressly set forth in this Agreement or in a certificate delivered pursuant to this Agreement, none of GWW nor any other Person on behalf of GWW has made or makes any other express or implied representation or warranty, either written or oral, with respect to GWW or any of its Subsidiaries or with respect to any other information provided to Giga or any of its Representatives, including, but not limited to, its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated by this Agreement.

Section 4.23    Non-Reliance. GWW acknowledges that the representations and warranties of Giga set forth in Article III constitute the sole and exclusive representations and warranties of Giga to GWW in connection with the transactions contemplated hereby, and GWW further acknowledges and agrees that neither Giga, nor any of its Representatives, are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. GWW further acknowledges and agrees that any estimates, budgets, projections, forecasts or other predictions that may have been provided to GWW or any of its Representatives are not representations or warranties of Giga or guarantees of performance and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions. None of GWW, its Affiliates, Subsidiaries, nor any of their respective Representatives are relying on any representation or warranty of Giga or any of its Representatives except for those expressly set forth in this Agreement or in a certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to or shall limit or otherwise restrict any claim by or right of GWW with respect to or arising from any intentional misrepresentation or reckless or intentional fraud.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BITNILE

BitNile hereby represents and warrants to Giga that the following representations and warranties are true and correct as of the Effective Date:

Section 5.01    Title. BitNile is the sole record and beneficial owner of all of the GWW Shares as specified on Schedule 2.01 and BitNile owns the GWW Shares, free of any claim, lien, security interest or encumbrance of any nature or kind and, as such, has the exclusive right and full power to sell, transfer and assign the GWW Shares free of any such claim, lien, security interest or encumbrance. BitNile is the sole record and beneficial owner of the outstanding GWW Shares.

Section 5.02    Power and Authority. BitNile has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of BitNile, enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by BitNile to the extent necessary.

Section 5.03    No Conflict. The execution and delivery of this Agreement by BitNile and the observance and performance of the terms and provisions contained herein do not constitute a violation or breach of any applicable Laws, or any provision of any other contract or instrument to which BitNile is a party or by which it is bound, or any order, writ, injunction, decree, statute, rule, Bylaw or regulation applicable to BitNile.

Section 5.04    BitNile Approvals. (i) A designee of BitNile has approved this Agreement and the transactions contemplated hereby by resolutions duly adopted by the written consent of such designee in his capacity as the designee of BitNile as the holder of all of the outstanding GWW Shares, and (ii) the board of directors of BitNile have approved this Agreement and the transactions contemplated hereby by resolutions duly adopted by at a meeting of all directors of GWW duly called and held (or by resolutions duly adopted by its directors by written consent), none of which resolutions has been subsequently rescinded or modified in any way.

Section 5.05    No Insolvency. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, designating BitNile or an Affiliate thereof as the bankrupt or the insolvent, are pending or, to the Knowledge of BitNile, threatened and BitNile has not made an assignment for the benefit of creditors, nor has BitNile or any Affiliate thereof taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

Section 5.06    Litigation. There are no actions, suits, or proceedings pending or, to BitNile’s Knowledge, threatened, which could in any manner restrain or prevent BitNile from exchanging the GWW Shares pursuant to the terms and provisions of this Agreement.

Section 5.07    Brokers. BitNile has no liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 5.08    No Restrictions. Other than this Agreement, BitNile is not a party to or bound by any Contract, option or other arrangement or understanding with respect to the purchase, sale, delivery, transfer, gift, pledge, hypothecation, encumbrance, assignment or other disposition or acquisition of (including by operation of Law) any GWW Shares, or as to voting, agreeing or consenting (or abstaining therefrom) with respect to any amendment to or waiver of any terms of, or taking any action whatsoever with respect to, the GWW Shares.

Section 5.09    Financing. BitNile has the financial resources, and as of the Closing of the Offering will have sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement, including its purchase of shares of Giga Common Stock in the aggregate amount of $5,750,000 on the terms and subject to the conditions set forth herein.

Section 5.10    Investment Intent. The Exchange Shares to be received by BitNile hereunder will be acquired for investment and only for BitNile’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and BitNile has no present intention of publicly selling, granting any participation in, or otherwise distributing the same; provided, that, by making the representations herein, other than as set forth herein, BitNile does not agree to hold any of the Exchange Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Exchange Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration (provided that BitNile complies with the conditions thereof) and in compliance with applicable federal and state securities laws.

Section 5.11    Investment Experience. BitNile is an experienced investor and acknowledges and represents that: (a) it is able to fend for itself; (b) can bear the economic risk of its investment in the Exchange Shares; and (c) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risk of its investment in the Exchange Shares.

Section 5.12    Accredited Investor Status. BitNile is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, as amended.

Section 5.13     Status of Exchange Shares. BitNile understands and agrees as follows: (a) the Exchange Shares constitute “restricted securities” under the Securities Act inasmuch as they are being acquired from Giga in a transaction not involving a public offering; (b) subject to limited exceptions, the Exchange Shares may not be resold, disposed of or transferred, in whole or in part, without registration under the Securities Act; and (c) it must bear the economic risk of this investment indefinitely unless the Exchange Shares are registered pursuant to the Securities Act, or an exemption from registration is available.

Section 5.14    Legends. BitNile acknowledges that all certificates or other instruments representing the Exchange Shares subject to this Agreement may, at the option of Giga, bear a restrictive legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Section 5.15    No Consents. No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any governmental or self-regulatory agency or body or any other person is required to be obtained, made or given by or with respect to BitNile the Seller in connection with the execution and delivery of this Agreement or any other agreements or instruments executed and delivered hereunder or thereunder by BitNile, or the performance of any obligations hereunder or thereunder by BitNile, including the sale and delivery of the GWW Shares by BitNile pursuant to this Agreement.

Section 5.16    Information Supplied.

(a)    None of the information supplied or to be supplied by or on behalf of BitNile for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Giga in connection with the approval of the Share Exchange (and any other definitive proxy material filed by Giga on EDGAR relating to the Giga Stockholders Meeting or the Consent Solicitation) will, at the time the Proxy Statement is filed with the SEC by Giga in connection with the approval of the Share Exchange, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of BitNile for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Giga Stockholders or at the time of the Giga Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)     None of the information supplied or to be supplied by or on behalf of BitNile for inclusion or incorporation by reference in the Registration Statement or any final prospectus with respect to the Offering shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, or in the case of any final prospectus, filed with the SEC, at the time it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading

Section 5.17    No Other Representations and Warranties. Except for the representations and warranties of BitNile expressly set forth in this Article V or in a certificate delivered pursuant to this Agreement, neither BitNile nor any other Person on behalf of BitNile has made or makes any other express or implied representation or warranty, either written or oral, with respect to any other information provided to Giga or any of its Representatives in connection with the transactions contemplated by this Agreement.

Section 5.18    Non-Reliance. BitNile acknowledges that the representations and warranties of Giga set forth in Article III constitute the sole and exclusive representations and warranties of Giga to BitNile in connection with the transactions contemplated hereby, and BitNile further acknowledges and agrees that neither Giga, nor any of its Representatives, are making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. BitNile further acknowledges and agrees that any estimates, budgets, projections, forecasts or other predictions that may have been provided to BitNile or any of its Representatives are not representations or warranties of Giga or guarantees of performance and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions. Neither BitNile, nor any of its Affiliates or Representatives are relying on any representation or warranty of Giga or any of its Representatives except for those expressly set forth in this Agreement or in a certificate delivered pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to or shall limit or otherwise restrict any claim by or right of BitNile with respect to or arising from any intentional misrepresentation or reckless or intentional or fraud.

ARTICLE VI
COVENANTS

Section 6.01    Public Offering; Registration Statement. As soon as practicable following the Effective Date, Giga shall file with the SEC a Registration Statement on Form S-1 for the registration and sale of at least $25 million of Giga Common Stock in an underwritten public offering (the “Registration Statement”), of which BitNile shall purchase $5.75 million in Giga Common Stock on the same terms and conditions as public investors with the exception of a lower discount and other underwriting compensation (the “Offering”). GWW and Giga shall co-operate with each other connection with the Offering. Giga shall use the proceeds of the Offering to redeem all of the Giga Preferred Stock outstanding as of the Effective Date and for general corporate purposes. The Giga Financial Advisor shall be the lead bookrunner and underwriter for the Offering on terms satisfactory to it, Giga and GWW. Giga shall not file the Registration Statement, or any amendment thereto, absent the express prior written approval therefor by GWW.

Section 6.02    Conduct of Business of Giga. During the period from the Effective Date until the Closing, Giga shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of GWW (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in the ordinary course of business, consistent with past practice, and, to the extent consistent therewith, Giga shall, and shall cause each of its Subsidiaries to, use its best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the Effective Date and the Closing, except as otherwise expressly permitted by this Agreement, or as required by applicable Law, Giga shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of GWW (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)    other than as expressly agreed to by the parties hereto, amend or propose to amend its Charter Documents;

(b)    (i) split, combine, or reclassify any Giga Securities, (ii) other than as expressly agreed to by the parties hereto, repurchase, redeem, or otherwise acquire, or offer to repurchase, or otherwise acquire, any Giga Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c)    issue, sell, pledge, dispose of, or encumber any Giga Securities or Giga Subsidiary Securities, other than the issuance of shares of Giga Common Stock upon the exercise of any Giga Equity Award outstanding as of the Effective Date in accordance with its terms;

(d)    except as required by applicable Law or by any Giga Employee Plan or Contract in effect as of the Effective Date (i) increase the compensation payable or that could become payable by Giga or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with Giga’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Giga Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Giga Employee Plan if it were in existence as of the Effective Date, or make any contribution to any Giga Employee Plan, other than contributions required by Law, the terms of such Giga Employee Plans as in effect on the Effective Date, or that are made in the ordinary course of business consistent with past practice;

(e)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $50,000 in the aggregate;

(f)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of Giga; provided, that the foregoing shall not prohibit Giga and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Giga Owned IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)    repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of Giga or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)    enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Giga Material Contract or any Lease with respect to material Giga Real Estate or any other Contract or Lease that, if in effect as of the Effective Date would constitute a Giga Material Contract or Lease with respect to material Giga Real Estate hereunder;

(i)    institute, settle, or compromise any Legal Proceeding involving the payment of monetary damages by Giga or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Proceeding brought against BitNile or GWW arising out of a breach or alleged breach of this Agreement by GWW, and (ii) the settlement of claims, liabilities, or obligations reserved against on Giga Balance Sheet; provided, that neither Giga nor any of its Subsidiaries shall settle or agree to settle any Legal Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on Giga’s business;

(j)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP, IFRS or applicable Law;

(k)    (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Giga Balance Sheet (or most recent consolidated balance sheet included in the Giga SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Giga or its Subsidiaries;

(l)    enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)    except in connection with actions permitted by Section 6.05 hereof, take any action to exempt any Person from, or make any acquisition of securities of Giga by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Giga with respect to a Takeover Proposal or otherwise, except for GWW, or any of its respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)    abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Giga Owned IP, or grant any right or license to any material Giga Owned IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of Giga or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(q)    adopt or implement any stockholder rights plan or similar arrangement; or

(r)    agree or commit to do any of the foregoing.

Section 6.03    Conduct of the Business of GWW. During the period from the Effective Date until the Closing, GWW shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Giga (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, between the Effective Date and the Closing, except as otherwise expressly permitted by this Agreement, as set forth in Schedule 6.03, or as required by applicable Law, GWW shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Giga (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)    amend its Charter Documents in a manner that would adversely affect Giga;

(b)    (i) split, combine, or reclassify any GWW Securities in a manner that would adversely affect Giga or the holders of Giga Common Stock relative to the other holders of GWW Common Stock; (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any GWW Securities or GWW Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries;

(c)    issue, sell, pledge, dispose of, or encumber any GWW Securities or GWW Subsidiary Securities, other than (i) the issuance of shares of GWW Common Stock upon the exercise of any GWW Equity Awards outstanding as of the Effective Date in accordance with its terms, and (ii) the issuance of shares of GWW Common Stock in connection with or upon the exercise of any GWW Equity Awards granted after the Effective Date in the ordinary course of business consistent with past practice;

(d)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Share Exchange or other transactions contemplated by this Agreement;

(e)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(f)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of GWW; provided, that the foregoing shall not prohibit GWW and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Giga Owned IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)    repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of GWW or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice, and (ii) where the taking of any such action set forth in this Section 6.03(g) would not be reasonably expected to have, individually or in the aggregate, a GWW Material Adverse Effect;

(h)    except as otherwise set forth on Schedule 6.03(h), enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any GWW Material Contract or any Lease with respect to material GWW Real Estate or any other Contract or Lease that, if in effect as of the Effective Date would constitute a GWW Material Contract or Lease with respect to material GWW Real Estate hereunder;

(i)    institute, settle, or compromise any Legal Proceeding involving the payment of monetary damages by GWW or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Proceeding brought against Giga arising out of a breach or alleged breach of this Agreement by Giga, and (ii) the settlement of claims, liabilities, or obligations reserved against on GWW Balance Sheet; provided, that neither GWW nor any of its Subsidiaries shall settle or agree to settle any Legal Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on GWW’s business;

(j)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP, IFRS, or applicable Law;

(k)    (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the GWW Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to GWW or its Subsidiaries;

(l)    except in connection with actions permitted by Section 6.05 hereof, take any action to exempt any Person from, or make any acquisition of securities of GWW by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Giga with respect to a Takeover Proposal or otherwise, except for GWW, or any of its respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(m)    abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material GWW Owned IP, or grant any right or license to any material GWW Owned IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(n)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(o)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate or Subsidiary of GWW or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(p)    agree or commit to do any of the foregoing.

Section 6.04    Access to Information; Confidentiality.

(a)    Access to Information. From the Effective Date until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Article VIII, Giga and GWW shall, and shall each cause their respective Subsidiaries to, afford to the other party and their respective Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Giga or GWW or their respective Subsidiaries, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the other party and its Subsidiaries, and each of Giga and GWW shall, and shall cause its respective Subsidiaries to, furnish promptly to the other party such other information concerning their respective businesses and properties (and those of their Subsidiaries) as either Giga or GWW may reasonably request from time to time. Neither of Giga, GWW, nor any of their respective Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect any party’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to any party pursuant to this Agreement.

(b)    Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 6.04(a), shall be treated in accordance with the Confidentiality Agreement, dated March 29, 2021, between GWW and Giga (the “Confidentiality Agreement”). GWW, BitNile and Giga shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.05    No Solicitation.

(a)    Takeover Proposals. Giga, and each shall cause it Representatives, Subsidiaries or Subsidiaries’ Representatives as applicable, not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.05(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Giga or any of its Subsidiaries, as applicable, to, afford access to the business, properties, assets, books, or records of Giga or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) except where the Giga Board makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that it would or could reasonably be expected to result in a Superior Proposal, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Giga or any of its Subsidiaries to amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Giga or any of its Subsidiaries; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Except as expressly permitted by this Agreement, the Giga Board shall not effect a Giga Adverse Recommendation Change. Giga shall cause its Representatives, Subsidiaries and Subsidiaries’ Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the Effective Date with respect to any Takeover Proposal and shall request that any such third party (or its agents or advisors) in possession of non-public information in respect of Giga and any of their respective Subsidiaries that was furnished by or on behalf of such party or its respective Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 6.05 by any Representative of Giga or its Subsidiaries whether or not such Representative is purporting to act on behalf of Giga or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.05 by the applicable party.

(b)    Superior Proposal. Notwithstanding Section 6.05(a), prior to the receipt of the Requisite Giga Vote, the Giga Board, directly or indirectly through any Representative, may, subject to Section 6.05(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Giga Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to such party or any of its respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within two Business Days) provided for informational purposes to GWW); (iii) following receipt of and on account of a Superior Proposal, make a Giga Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders such party to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) and (ii), only if the Giga Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such actions could lead to or would reasonably be expected to result in a Superior Proposal or could reasonably be expected to result in a Superior Proposal. Nothing contained herein shall prevent the Giga Board from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Giga Board determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would cause its board to be in breach of its fiduciary duties under applicable Law.

(c)    Notification to BitNile. The Giga Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.05(b) unless Giga shall have delivered to BitNile prior written notice advising BitNile that it intends to take such action. Giga shall notify BitNile promptly (but in no event later than two Business Days) after Giga obtains Knowledge of its receipt (or any of its Representatives’ receipt) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to such party or any of its Subsidiaries or for access to the business, properties, assets, books, or records of such party or any of its Subsidiaries by any third party. In such notice, Giga shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. Giga shall keep BitNile fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Giga shall provide BitNile with at least 48 hours prior notice of any meeting of the Giga Board, or any committee thereof (or such lesser notice as is provided to the members of the Giga Board or committee thereof) at which the Giga Board, or any committee thereof, is reasonably expected to consider any Takeover Proposal. Giga shall promptly provide BitNile with a list of any non-public information concerning Giga or any of its Subsidiaries’ business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the other party, copies of such information.

(d)    Adverse Recommendation Change or Acquisition Agreement. Except as expressly permitted by this Section 6.05, the Giga Board shall not effect a Giga Adverse Recommendation Change; or enter into (or permit any of its respective Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time: (i) prior to the receipt of the Requisite Giga Vote, the Giga Board may effect a Giga Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement that did not result from a breach of this Section 6.05, if (A) Giga promptly notifies BitNile, in writing, at least three Business Days (the “Superior Proposal Notice Period”) before making a Giga Adverse Recommendation Change, as applicable, or entering into (or causing one of its Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Giga has received a Takeover Proposal that the Giga Board (or a committee thereof) intends to declare a Superior Proposal and that it intends to effect a Giga Adverse Recommendation Change, and/or Giga intends to enter into an Acquisition Agreement, (B) Giga specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement and any related documents including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal, (C) Giga shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the GWW and BitNile in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if GWW and BitNile, in their discretion, propose to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Superior Proposal Notice Period subsequent to the time such party notifies the other party of any such material revision (it being understood that there may be multiple extensions)), and (D) the Giga Board (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by the other party during the Superior Proposal Notice Period in the terms and conditions of this Agreement).

Section 6.06     Preparation of Proxy Statement.

(a)    Proxy Statement. In connection with the Giga Stockholders Meeting of the Consent Solicitation, as soon as reasonably practicable following the Effective Date, Giga shall prepare and file the Proxy Statement with the SEC in preliminary form and, subject to the Exchange Act, the rules of the SEC thereunder and any comments or actions of the staff of the SEC, in definitive form as soon as practicable thereafter, in each case, pursuant to and in accordance with this Section 6.06. GWW shall prepare and furnish such information relating to it, its Subsidiaries and its directors, officers and shareholders as may be reasonably required in connection with the Proxy Statement based on GWW’s knowledge of and access to the information required for said documents, and GWW and BitNile, and their respective legal, financial and accounting advisors, shall have the right, in accordance with Section 6.06(c), to review in advance, comment on, and approve (i) both the preliminary and definitive forms of the Proxy Statement, (ii) any amendments or supplements thereto, and (iii) any written communications with the SEC in connection therewith, in each case, prior to prior to filing by Giga. GWW agrees to cooperate with Giga and Giga’s counsel in connection with the preparation of the preliminary and definitive Proxy Statement.

(b)    Furnishing of Information. Giga and GWW shall furnish to the other party all information concerning such Person and its Affiliates required by the Exchange Act to be set forth in the Proxy Statement. Each of Giga and GWW shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Giga and GWW shall take all steps necessary to amend or supplement the Proxy Statement, as applicable, and Giga shall cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the Giga Stockholders to the extent required by applicable Law.

(c)    SEC Comments. Giga shall promptly provide GWW, BitNile, and their respective counsel with any comments or other communications, whether written or oral, Giga, or its counsel, may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments. Prior to the filing of both the preliminary and definitive forms of the Proxy Statement with the SEC (including in each case any amendment or supplement thereto) or the dissemination thereof to the Giga Stockholders, or responding to any comments of the SEC with respect to the both the preliminary and definitive forms of the Proxy Statement, Giga shall provide GWW, BitNile, and their respective counsel a reasonable opportunity to review and comment on such Proxy Statement, or response (including the proposed final version thereof), and Giga shall not file either the preliminary or definitive forms of the Proxy Statement with the SEC without the prior written approval of GWW and BitNile.

Section 6.07    Giga Stockholders Meeting. Giga shall take all action necessary to duly call, give notice of, convene, and hold the Giga Stockholders Meeting as soon as reasonably practicable for the purposes of seeking the necessary approvals of the Giga Stockholders for the adoption and approval of: (a) this Agreement and the Share Exchange; (b) a reverse split of Giga Common Stock (within a range to be determined by Giga and GWW); (c) Giga’s reincorporation in Delaware; (d) an amendment to Giga’s Articles of Incorporation increasing the number of authorized shares of Giga Common Stock to 100 million shares; and (e) a proposal to adjourn the Giga Stockholders Meeting to allow Giga to solicit additional proxies supporting the foregoing proposals, if necessary (the “Giga Shareholder Proposals”) and, in connection therewith, Giga shall mail the Proxy Statement to the Giga Stockholders in advance of such meeting promptly after the SEC has advised Giga’s counsel that it has no further comments to the Proxy Statement. The Proxy Statement shall include the Giga Board Recommendation. Notwithstanding anything in this Agreement to the contrary, in lieu of holding a meeting, Giga may take action by consent as permitted by the Rules of the SEC and the CGCL (the “Consent Solicitation”), in which case Giga shall mail the Proxy Statement seeking written consents to the Giga Stockholders. Giga shall use reasonable best efforts to: (a) solicit from the necessary Giga Stockholders proxies (or in the case of a Consent Solicitation, written consents) in favor of the adoption of this Agreement and approval of the Share Exchange and the approval of the other Giga Shareholder Proposals, including the engagement of a solicitation agent, that is reasonably acceptable to GWW and BitNile; and (b) take all other actions necessary or advisable to secure the vote or consent of the Giga Stockholders required by applicable Law to obtain such approval. Giga shall keep GWW and BitNile updated with respect to proxy or consent solicitation results as requested GWW or BitNile. Once the Giga Stockholders Meeting has been called and noticed, Giga shall not postpone or adjourn the Giga Stockholders Meeting without the prior written consent of GWW and BitNile, other than in order to obtain a quorum of the Giga Stockholders.

Section 6.08    Notices of Certain Events. Subject to applicable Law, each of Giga, GWW and BitNile shall notify the other parties hereto promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the Effective Date and the Closing which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein; or (ii) the failure of any of the conditions set forth in Article VII of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.08 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.08 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 6.09    Reasonable Best Efforts.

(a)    Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, (and in any event no later than the End Date), the Share Exchange and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or non-actions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Share Exchange and to fully carry out the purposes of this Agreement. Giga and GWW shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Giga, on the one hand, or GWW, on the other hand, receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)    Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Share Exchange or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Giga shall cooperate in all respects with GWW and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none GWW, or any of its respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

Section 6.10    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release agreed to by Giga, GWW and BitNile. Thereafter, each of Giga and GWW agrees that no public release, statement, announcement, or other disclosure concerning the Share Exchange and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Authority to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release, statement, announcement, or other disclosure made with respect to the Share Exchange and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by Giga or GWW in accordance with this Section 6.10.

Section 6.11    Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Giga or GWW relating to the Share Exchange, then each of Giga and the Giga Board on the one hand, and GWW and the GWW Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing. Giga shall prior to the Closing terminate the Rights Plan.

Section 6.12    Stockholder Litigation. Giga shall promptly advise GWW in writing after becoming aware of any Legal Proceeding commenced, or to Giga’s Knowledge threatened, against Giga or any of its directors by any stockholder of Giga (on their own behalf or on behalf of Giga) relating to this Agreement or the transactions contemplated hereby (including the Share Exchange and the other transactions contemplated hereby) and shall keep GWW reasonably informed regarding any such Legal Proceeding. Giga shall: (a) give GWW the opportunity to participate in the defense and settlement of any such stockholder litigation at its own expense, (b) keep GWW reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide GWW with the opportunity to consult with Giga regarding the defense of any such litigation, which advice Giga shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of GWW.

Section 6.13     Governance. Prior to the Closing, the Giga Board shall (a) secure the resignations of all but three (3) of the directors of Giga (the “Continuing Directors”), such resignations to be effective as of and subject to the Closing, (b) increase the number of authorized director positions on the Giga Board from five (5) to seven (7), effective as of and subject to the Closing, (c) cause four (4) individuals designated by GWW to be elected or appointed as directors of the Giga Board and (d) cause the officers of Giga to be those persons listed on Schedule 6.13. Subject to their fiduciary duties, the Giga Board shall cause the Continuing Directors to be nominated for reelection to the Giga Board at the first annual meeting of shareholders, shall include the Continuing Directors as the Giga Board’s nominees in the proxy materials for such meeting, and shall solicit proxies in favor of such election. The Continuing Directors shall receive the same compensation, indemnification, insurance, advancement of expenses and other similar compensatory rights in connection with his or her role as a non-employee director as the other non-employee members of the Giga Board and shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Giga Board or any committee thereof, to the same extent as the other non-employee members of the Giga Board. For avoidance of doubt, the four individuals designated by GWW shall consist of the four directors that BitNile is entitled to appoint to the Giga Board pursuant to the terms of the Series F.

Section 6.14    Balance Sheet. Prior to the Closing, GWW shall have no liabilities, contingent or otherwise, owed or payable to BitNile or any of its Subsidiaries (other than any Subsidiaries that are Subsidiaries of GWW) except as provided on Schedule 6.14.

Section 6.15    Closing Date Loan. At the Closing, BitNile and Giga shall enter into the loan documents to be negotiated by Giga and BitNile with respect to the Closing Date Loan, and BitNile shall fund the Closing Date Loan in accordance with the terms of such loan documents.

Section 6.16    Repayment of Secured Term Note. If this Agreement is terminated by Giga pursuant to any of Section 8.01, Section 8.02 Section 8.03 or Section 8.04 below, then Giga shall no later than the Business Day following notice of such termination repay the principal and accrued but unpaid interest under that certain Secured Promissory Note (the “Term Note”) in the principal amount of $500,000 dated November 12, 2021, provided that such Term Note remains outstanding at such time.

ARTICLE VII
CONDITIONS

Section 7.01    Conditions to Each Party’s Obligation to Effect the Share Exchange. The respective obligations of each party to this Agreement to effect the Share Exchange is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)    Giga Stockholder Approval. The Share Exchange shall have been duly approved by the Requisite Giga Vote.

(b)    Dissenting Shares. Holders of not more than 10% of Giga’s outstanding shares of common stock shall have properly exercised and not withdrawn their dissenter’s rights of appraisal pursuant to Chapter 13 of the CGCL.

(c)    No Injunctions, Restraints, or Illegality. No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Share Exchange, or the other transactions contemplated by this Agreement.

Section 7.02    Conditions to Obligations of BitNile. The obligations of BitNile to effect the Share Exchange are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by BitNile on or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Giga and GWW set forth in Article III and Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “in all material respects,” “in any material respect,” “material,” or “materially”) as of the Effective Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect (except for those representations and warranties in Sections 3.01, 3.02, 3.03, 4.01, 4.02 and 4.03, which shall be true and correct in all material respects).

(b)    Performance of Covenants. Giga shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing, including, without limitation, termination of the Rights Plan.

(c)    Giga Material Adverse Effect. Since the Effective Date, there shall not have been any Giga Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Giga Material Adverse Effect.

(d)    Holders of Preferred Giga Stock. Each of the Persons listed on Schedule 3.02(a) who owns Giga Preferred Stock, in the amounts and on the terms set forth on Schedule 3.02(a), shall have entered into an agreement with Giga, in form and substance satisfactory to GWW and BitNile, agreeing to sell to Giga, whether by redemption or otherwise, all of the Giga Preferred Stock owned by such Person following the Offering, which agreement shall not be conditioned by any action to be taken by such holder of Giga Preferred Stock.

(e)    Delivery of Exchange Shares. BitNile shall have received all of the Exchange Shares in book entry form, free and clear of all Liens.

(f)    Assumption of GWW Stock Plan Grants. Giga shall have assumed grants under the GWW Stock Plan to GWW’s Chief Executive Officer and Chief Operating Officer and issued such persons Giga restricted stock or restricted stock units and stock options with the terms reflected on Schedule 2.03.

(g)    Officers’ Certificate. GWW shall have received (1) a certificate, signed by the chief executive officer or chief financial officer of Giga, certifying as to the matters set forth in Sections 7.02(a)-(f) hereof and (2) a certificate signed by the an officer of BitNile certifying the accuracy of the Closing Balance Sheet of GWW (which shall confirm the elimination of intercompany obligations in accordance with Section 6.14 of this Agreement) and confirming the absence of any material changes to the Closing Balance Sheet from the date thereof through the Closing Date (other than changes resulting from the conduct of GWW’s business in the ordinary course consistent with past practice and the terms of this Agreement).

Section 7.03    Conditions to Obligation of Giga. The obligation of Giga to effect the Share Exchange is also subject to the satisfaction or waiver by Giga on or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of (i) GWW set forth in Article IV of this Agreement, and (ii) BitNile set forth in Article IV of this Agreement, shall be true and correct in all respects (without giving effect to any limitation indicated by the words “in all material respects,” “in any material respect,” “material,” or “materially”) as of the Effective Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a GWW Material Adverse Effect (except for those representations and warranties in Sections 4.01, 4.02, 4.03, 5.01, 5.02 and 5.03 which shall be true and correct in all material respects).

(b)    Performance of Covenants. Each of GWW and BitNile shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)    GWW Material Adverse Effect. Since the Effective Date, there shall not have been any GWW Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have an GWW Material Adverse Effect.

(d)    Delivery of GWW Shares. Giga shall have received a stock power or other instrument of transfer, duly executed in blank, evidencing all of the GWW Shares, free and clear of all Liens.

(e)    Officers’ Certificates. Giga shall have received (1) a certificate, signed by the chief executive officer and chief financial officer of GWW, certifying as to the matters set forth in Sections 7.03(a)-(d) hereof. and (2) a certificate signed by the an officer of BitNile certifying the accuracy of the Closing Balance Sheet of GWW (which shall confirm the elimination of intercompany obligations in accordance with Section 6.14 of this Agreement) and confirming the absence of any material changes to the Closing Balance Sheet from the date thereof through the Closing Date (other than changes resulting from the conduct of GWW’s business in the ordinary course consistent with past practice and the terms of this Agreement).

(f)    Closing Loans. BitNile and Giga shall have entered into the Closing Date Loan. All conditions to the GWW’s stockholder’s funding of the Closing Date Loan shall have been satisfied or waived, such that BitNile shall lend the full principal amount of the Closing Date Loan on the Closing Date in accordance with the terms thereof.

(g)    Delivery of Audited Financial Statements. GWW shall have delivered to Giga the GWW 2020 Audited Financial Statements.

Section 7.04    Frustration of Closing Conditions. Neither Giga, GWW nor BitNile may rely, as a basis for not consummating the Share Exchange or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 7.01, Section 7.02, or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT, AND WAIVER

Section 8.01    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Giga Vote) by the mutual written consent of Giga and GWW.

Section 8.02    Termination by Either BitNile or Giga. This Agreement may be terminated by BitNile or Giga at any time prior to the Closing (whether before or after the receipt of the Requisite Giga Vote):

(a)    if the Share Exchange has not been consummated on or before June 30, 2022 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or that resulted in, the failure of the Share Exchange to be consummated on or before the End Date;

(b)    if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Share Exchange, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)    if the Share Exchange has been submitted to the stockholders of Giga for approval at a duly convened Giga Stockholders Meeting and the Requisite Giga Vote shall not have been obtained at such meeting (unless such Giga Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 8.03    Termination by BitNile. This Agreement may be terminated by BitNile at any time prior to the Closing:

(a)    at any time prior to the Giga Shareholder Approval, by action of the by written notice to Giga, in the event (i) Giga shall have breached in any material respect Section 6.05(a) (Takeover Proposals); (ii) the Giga Board shall have effected a Change of Recommendation; (iii) at any time after the end of ten (10) Business Days following receipt of a Takeover Proposal, the Giga Board shall have failed to reaffirm the Giga Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by BitNile; or (iv) a tender offer or exchange offer for outstanding shares of Giga Common Stock shall have been publicly disclosed (other than by BitNile or an Affiliate of BitNile) and the Giga Board recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Giga Board fails to recommend unequivocally against acceptance of such offer.

(b)    if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Giga set forth in this Agreement such that the conditions to the Closing of the Share Exchange set forth in Section 7.02(a) or Section 7.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that BitNile shall have given Giga at least 30 days written notice prior to such termination stating BitNile’s intention to terminate this Agreement pursuant to this Section 8.03(a).

Section 8.04    Termination by Giga. This Agreement may be terminated by Giga at any time prior to the Closing:

(a)    if prior to the receipt of the Requisite Giga Vote at the Giga Stockholders Meeting, the Giga Board authorizes Giga, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.05 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement); provided, that in the event of such termination, Giga substantially concurrently enters into such Acquisition Agreement; or

(b)    if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of GWW or BitNile set forth in this Agreement such that the conditions to the Closing of the Share Exchange set forth in Section 7.03(a) or Section 7.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Giga shall have given GWW and BitNile at least 30 days written notice prior to such termination stating Giga’s intention to terminate this Agreement pursuant to this Section 8.04(b) if such breach is capable of cure; provided further, that Giga shall not have the right to terminate this Agreement pursuant to this Section 8.04(b) if Giga is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 7.02(a) or Section 7.02(b) not to be satisfied.

Section 8.05    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 6.05(b), this Section 8.05, Section 8.06, Section 8.07 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 8.06    Amendment. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Giga Vote, by written agreement signed by each of the parties hereto; provided, however, that: (a) following the receipt of the Requisite Giga Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Giga Common Stock without such approval; and (b) there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by BitNile without such approval.

Section 8.07    Termination Fee. Giga shall pay GWW a non-refundable fee in the amount of $1,000,000 in cash (the “Termination Fee”) within two Business Days in the event of any of the following:

(a)    in the event that (i) a bona fide Takeover Proposal shall have been made to Giga or the Giga Stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Takeover Proposal with respect to Giga; (ii) thereafter this Agreement is terminated by either BitNile or Giga pursuant to (A) Section 8.02(a) for failure of the Share Exchange to be consummated by the End Date or (B) Section 8.02(c), and, in either case, the GIGA Stockholder Approval has not been obtained; and (iii) within twelve (12) months of the termination of this Agreement, Giga enters into a definitive agreement with respect to or consummates a Takeover Proposal; provided, that for purposes of this Section 8.07(a), the references to “15%” in the definition of “Takeover Proposal” shall instead refer to “50.1%”;

(b)    this Agreement is terminated by BitNile pursuant to Section 8.03(a); or

(c)    this Agreement is terminated by Giga pursuant to Section 8.04(a).

Section 8.08    Extension; Waiver. At any time prior to the Closing, GWW and BitNile, on the one hand, or Giga, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

Section 9.01    Disclosure Schedules.

(a)    Except as otherwise provided in the Schedules attached hereto (the “Schedules”), which are incorporated herein and made a part of this Agreement, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. The inclusion of any information in the Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Schedules or that such items are material. The Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to a particular covenant, agreement, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, agreements, representations or warranties is reasonably apparent on its face without independent knowledge of the reader, notwithstanding the presence or absence of an appropriate cross-reference thereto.

(b)    Notwithstanding anything to the contrary herein, from time to time prior to the Closing, each party may at its option supplement or amend and deliver updates to any Schedule that has been rendered inaccurate or incomplete since the Effective Date solely as a result of matters or events first occurring after the Effective Date as necessary to complete or correct any information in such Schedules. The updating party shall provide the other party with any such supplement or amendment by written notice (each, a “Schedule Update”). If the matters identified in a Schedule Update, individually or collectively with matters identified in any other Schedule Update, constitute a Material Adverse Effect, then the party in receipt of such Schedule Update may, at any time within three Business Days following their receipt of any such Schedule Update, elect to terminate this Agreement pursuant to Article VIII. If the receiving party does not so timely elect (subject to the preceding sentence with respect to the cumulative effect of matters identified in all Schedule Updates, whether prior to or after the Schedule Update in question), the Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, and shall be deemed to have qualified the applicable representations and warranties contained in this Agreement as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter, subject to the succeeding sentence.

Section 9.02    Interpretation; Construction.

(a)    The Recitals, each Exhibit and the Schedules are hereby incorporated into and made a part of this Agreement by reference. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless the context otherwise requires, references herein: (i) to “Article(s),” “Section(s),” “Exhibit(s)” and “Schedules” refer to the corresponding article(s), section(s), exhibit(s) and schedule(s) of or to this Agreement; (ii) to “Schedule(s)” refer to the corresponding Schedule(s) of the Disclosure Schedules; (iii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iv) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Schedules.

(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03    Survival. The representations and warranties contained in this Agreement and in in any instrument delivered under this Agreement will survive the Closing for a period of 18 months. This Section 9.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Closing. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.04    Governing Law. This Agreement and all Legal Proceedings (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 9.05    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the federal or state court located in the New York County, New York. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.06    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

If to GWW:	Gresham Worldwide, Inc., 7150 E. Camelback Road, Suite 444 Scottsdale, AZ 85251 Attn: Jonathan Read, CEO Email: JRead@greshamwww.com
with a copy (which will not constitute notice to GWW) to:	Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard, Suite 305 Palm Beach Gardens, FL 33410 Attn: Michael D. Harris Email: MHarris@nasonyeager.com
If to GWW:	BitNile Holdings, Inc. 11411 Southern Highlands Parkway, Suite 240 Las Vegas, NV 89141 Attn: William Horne, CEO Email: Will@aultglobal.com
with a copy (which will not constitute notice to BitNile) to:	Henry Nisser, Esq. 100 Park Avenue, 16th Floor, Suite 1658A New York, NY 10017 Email: Henry@aultglobal.com

If to Giga:	Giga-tronics Incorporated 5990 Gleason Drive Dublin, CA 94568 Attn: Lutz Henckels Email: lhenckels@gigatronics.com
with a copy (which will not constitute notice to Giga) to:	Sheppard, Mullin, Richter & Hampton LLP Four Embarcadero Center, 17th Floor San Francisco, CA 94111 Attn: David J. Gershon Email: DGershon@sheppardmullin.com

Section 9.08    Entire Agreement. This Agreement (including all “Exhibit(s)” and “Schedules” referred to herein), and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement (other than an exception expressly set forth as such in the Schedules) or the Confidentiality Agreement, the statements in the body of this Agreement will control.

Section 9.09    Expenses. Except as otherwise provided for in Section 8.07, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the Offering, and including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

Section 9.10    Adjustments. If, between the Effective Date and the Closing, the shares of Giga Common Stock or GWW Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the amounts of such shall be appropriately adjusted for the purposes of applying Section 2.01 and the affected Schedules to this Agreement.

Section 9.11    Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, the Parties may at any time modify the structure of Giga’s acquisition of GWW, provided that the consideration to be paid to BitNile is not thereby changed in kind or reduced in amount as a result of such modification. In the event the parties elect to make such a change, the parties agree to execute appropriate documents to reflect the change.

Section 9.12    No Third-Party Beneficiaries. Except as provided in Section 6.10 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.13    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.14    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither GWW or BitNile, on the one hand, nor Giga on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party(ies). No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.15    Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.16    Specific Performance.

(a)    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b)    Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.16, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 9.17    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIGA:

Giga-tronics Incorporated,
a California corporation

By:	/s/ John Regazzi
Name:	John Regazzi
Title:	President and Chief Executive Officer

GWW:

Gresham Worldwide, Inc.,
a Delaware corporation

By:	/s/ Jonathan Read
Name:	Jonathan Read
Title:	Chief Executive Officer

BitNile:

BitNile Holdings, Inc.,
a Delaware corporation

By:	/s/ William Horne
Name:	William Horne
Title:	Chief Executive Officer

Signature Page to Share Exchange Agreement

EXHIBIT A

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of _____ __, 202_, by and between Giga-tronics Incorporated, a California corporation (the “Company”), and the purchaser identified on the Purchaser signature page hereto (including its successors and permitted assigns, the “Purchaser”).

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Note (as defined below) as set forth herein; and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506(b) promulgated thereunder, the Company will sell and issue to the Purchaser the Note and the Conversion Shares (as defined below) without registration.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1         Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Transaction Documents (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(k).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“BHCA” shall have the meaning ascribed to such term in Section 3.1(ll).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, or any day on which the Federal Reserve Bank of New York is closed.

“Closing Date” means the Trading Day(s) on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto in connection with a Closing, and all conditions precedent to (i) the Purchaser’s obligations to pay the Subscription Amount as to the Closing and (ii) the Company’s obligations to deliver the Securities as to the Closing, in each case, have been satisfied or waived.

“Closing” means closing of the purchase and sale of the Securities pursuant to Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, no par value, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Price” shall have the meaning ascribed to such term in the Note.

“Conversion Shares” shall have the meaning ascribed to such term in the Note.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(t).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Reserve” shall have the meaning ascribed to such term in Section 3.1(ll).

“GAAP” shall have the meaning ascribed to such term in Section 3.1(i).

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(q).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liabilities” means all direct or indirect liabilities, Indebtedness and obligations of any kind of Company to the Purchaser, howsoever created, arising or evidenced, whether now existing or hereafter arising (including those acquired by assignment), absolute or contingent, due or to become due, primary or secondary, joint or several, whether existing or arising through discount, overdraft, purchase, direct loan, participation, operation of law, or otherwise, including, but not limited to, pursuant to the Note, this Agreement and/or any of the other Transaction Documents, all accrued but unpaid interest on the Note, any letter of credit, any standby letter of credit, and/or outside attorneys’ and paralegals’ fees or charges relating to the preparation of the Transaction Documents and the enforcement of the Purchaser’s rights, remedies and powers under this Agreement, the Note and/or the other Transaction Documents.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“Money Laundering Laws” shall have the meaning ascribed to such term in Section 3.1(qq).

“Note” means the Company’s Senior Secured Convertible Promissory Note due, unless earlier converted by its terms, on February 14, 2023, issued by the Company to the Purchaser hereunder, in the form of Exhibit A attached hereto.

“Off-balance Sheet Arrangement” shall have the meaning ascribed to such term in Section 3.1(pp).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Amount” means, as to the Purchaser, the principal amount of the Note set forth opposite such Purchaser’s name in column (2) on the Schedule of Purchasers attached hereto in United States Dollars.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registration Statement” shall have the meaning ascribed thereto in the Registration Rights Agreement.

“Public Information Failure” shall have the meaning ascribed to such term in Section 4.3(b).

“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 4.3(b).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.9.

“Registration Rights Agreement” means that certain Registration Rights Agreement, between the Company and the Purchaser, dated as of ___________ __, 2021, required to be delivered pursuant to Section 2.3 of this Agreement, in the form attached hereto as Exhibit B.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Conversion Shares issuable upon conversion in full of the Notes (including Conversion Shares issuable as payment of interest on the Notes), ignoring any conversion limits set forth therein, and assuming that the Conversion Price is at all times on and after the date of determination 100% of the then Conversion Price on the Trading Day immediately prior to the date of determination.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(i).

“Securities” means the Note and the Conversion Shares to be issued to the Purchaser pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement dated on the date hereof by and among the Company, the Company’s Subsidiaries, and the Purchaser, as hereinafter amended and/or supplemented altogether with all exhibits, schedules and annexes to such Security Agreement, pursuant to which all Liabilities of the Company to the Purchaser under the Transaction Documents are secured by the Collateral (as defined in the Security Agreement), which security interest in the Collateral shall be perfected by the Purchaser’s UCC-1, filed with the Secretary of State of the State of California, to the extent perfectable by the filing of a UCC-1 Financing Statement, or if applicable, a UCC-3 Financing Statement Amendment and such other documents and instruments related thereto, which Security Agreement is annexed hereto as Exhibit C.

“Shell Company” means an entity that fits within the definition of “shell company” under Section 12b-2 of the Exchange Act and Rule 144.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Subscription Amount” means, as to the Purchaser, the aggregate amount to be paid for the Notes purchased hereunder as specified below the Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Subsidiary Guarantee” means the Subsidiary Guarantee, dated as of the date hereof, pursuant to which the Subsidiaries have jointly and severally agreed to guarantee and act as surety for the Company’s obligation to repay the Notes, in the form attached hereto as Exhibit D.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; the OTCQB Market or other OTC Market or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Note, the Registration Rights Agreement, the Security Agreement, the Subsidiary Guarantee, the Transfer Agent Instruction Letter and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means American Stock Transfer & Trust Company LLC, and any successor transfer agent of the Company.

“Transfer Agent Instruction Letter” means the letter from the Company to the Transfer Agent which instructs the Transfer Agent to issue the Conversion Shares pursuant to the Transaction Documents, in the form of Exhibit E attached hereto.

ARTICLE II.

PURCHASE AND SALE

2.1         Purchase. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company shall sell and issue to the Purchaser, and the Purchaser shall purchase from the Company the Note.

2.2         Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchaser agrees to purchase, the Subscription Amount of the Note as set forth on the signature page hereto executed by such Purchaser. At the Closing, the Purchaser shall deliver to the Company, via wire transfer to an account designated by the Company, immediately available funds equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser, and the Company shall deliver to such Purchaser its Note as set forth in Section 2.3(a), and the Company and such Purchaser shall deliver the other items set forth in Section 2.3 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.3 and 2.4 for Closing, such Closing shall occur at the offices of the Purchaser’s office or such other location as the parties hereto shall mutually agree, and may by agreement be undertaken remotely by electronic exchange of Closing documentation.

2.3         Deliveries.

(a)         On or prior to the Closing Date (except as noted), the Company shall deliver or cause to be delivered to the Purchaser the following:

(i)          this Agreement duly executed by the Company;

(ii)         the Note, duly executed by the Company;

(iii)        the Registration Rights Agreement, duly executed by the Company;

(iv)        the Security Agreement, duly executed by the Company;

(v)         the Subsidiary Guarantee, duly executed by the Company’s Subsidiaries;

(vi)        the Transfer Agent Instruction Letter, duly executed by the Company and the Transfer Agent;

(vii)       the opinion of Sheppard, Mullin, Richter & Hampton LLP, the Company’s counsel, dated as of the Closing Date;

(viii)      a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date;

(ix)        a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction, if any, in which the Company conducts business and is required to so qualify, as of a date within ten (10) days of the Closing Date;

(x)         a certified copy of the Company’s articles of incorporation, as certified by the Secretary of State of California within two (2) days of the Closing Date;

(xi)      a certificate executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions, as adopted by the Board of Directors in a form reasonably acceptable to the Purchaser, approving (A) the entering into and performance of this Agreement and the other Transaction Documents and the issuance, offering and sale of the Securities and (B) the performance of the Company and each of its Subsidiaries of their respective obligations under the Transaction Documents contemplated therein, (ii) the Company’s articles of incorporation and (iii) the Company’s bylaws, each as in effect at the Closing; and

(xii)       such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.

(b)         On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company, as applicable, the following:

(i)          this Agreement, duly executed by the Purchaser;

(ii)         the Purchaser’s Subscription Amount by wire transfer to the account specified in writing by the Company;

(iii)        the Registration Rights Agreement, duly executed by the Purchaser; and

(iv)        the Security Agreement, duly executed by the Purchaser.

2.4         Closing Conditions.

(a)         The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)          the accuracy in all material respects as at Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)         all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii)        the delivery by the Purchaser of the items set forth in Section 2.3(b) of this Agreement.

(b)         The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)          the accuracy in all material respects when made as to the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein);

(ii)         all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)        the delivery by the Company of the items set forth in Section 2.3(a) of this Agreement;

(iv)        there is no existing Event of Default (as defined in the Notes) and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default;

(v)         there is no breach of an obligations, covenants and agreements under the Transaction Documents and no existing event which, with the passage of time or the giving of notice, would constitute a breach under the Transaction Documents;

(vi)         there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(vii)       from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, and without regard to any factors unique to the Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing;

(viii)       the Company does not meet the current public information requirements under Rule 144 in respect of the Conversion Shares and any other shares of Common Stock issuable under the Note;

(ix)        the Company fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), including, without limitation, any reports that the Commission requires the Company to amend and/or re-submit; and

(x)         any other conditions contained herein or the other Transaction Documents, including, without limitation those set forth in Section 2.3 herein.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of the Company. Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company (which for purposes of this Section 3.1 means the Company and all of its Subsidiaries) hereby makes the following representations and warranties to the Purchaser as of the Closing Date:

(a)         Subsidiaries. All of the direct and indirect Subsidiaries and parent entities of the Company are set forth on Schedule 3.1(a) hereto. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, other than as set forth on Schedule 3.1(a) hereto, and all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)         Organization and Qualification. The Company and each of the Subsidiaries and parent entities of the Company is an entity duly incorporated or otherwise organized and validly existing, and the Company and each of the Subsidiaries and such parent entities is in good standing, under the laws of the jurisdiction of its incorporation or organization, as applicable, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary or parent entity of the Company is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each of the Subsidiaries and parent entity of the Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document; (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, its parent entities and the Subsidiaries, taken as a whole; or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)         Authorization; Enforcement; Registration Statement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals and the filing with the Commission of the Registration Statement required by the Registration Rights Agreement (the “Registration Statement”). This Agreement and each other Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)         No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not, except as set forth on Schedule 3.1(d): (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien (except Liens in favor of the Purchaser) upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)         Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Sections 4.3 and 4.13 of this Agreement; and (ii) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f)         Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Conversion Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Conversion Shares at least equal to the Required Minimum on the date hereof or as provided for in Section 4.10 herein. Upon receipt of the Securities, the Purchaser will have good and marketable title to the Securities.

(g)         Capitalization; Corporate Governance.

(i)         The capitalization of the Company is as set forth on Schedule 3.1(g)(i), which Schedule 3.1(g)(i) shall also include (A) the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof and (B) the number of authorized and reserved shares of capital stock of the Company. The Company has not issued capital stock since its most recently filed periodic report under the Exchange Act except as set forth on Schedule 3.1(g)(i), except the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and except pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act except as set forth on Schedule 3.1(g)(i). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents except as set forth on Schedule 3.1(g)(i). There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents except as set forth on Schedule 3.1(g)(i). The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities except as set forth on Schedule 3.1(g)(i). All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities. There are no stockholders’ agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(ii)         The names and titles of each of the Company’s principal officers, directors and beneficial holders of at least five percent (5%) of the outstanding shares of each class of the Company’s capital stock on a fully diluted basis are as set forth on Schedule 3.1(g)(ii), which Schedule 3.1(g)(ii) shall also include each committee of directors as well as the names and titles of each director currently serving on each such committee.

(h)         Indebtedness. Schedule 3.1(h) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. Except as set forth on Schedule 3.1(h), neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(i)         SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(j)         Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the Company’s Annual Report on Form 10-K, including such latest audited financial statements, or in a subsequent SEC Report filed prior to the date hereof and except as set forth in Schedule 3.1(g), Schedule 3.1(m), and Schedule 3.1(j): (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect; (ii) the Company has not incurred any liabilities or obligations (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission; (iii) the Company has not altered its method of accounting; (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; (v) the Company has not sold, assigned or transferred any other tangible assets or Intellectual Property Rights, or canceled any debts or claims, except in the ordinary course of business, (vi) the Company has not suffered any substantial loss contingencies or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business, (vii) the Company has not entered into any acquisition or financing transactions, whether or not in the ordinary course of business, other than with respect to the Transaction Documents and (v) the Company has not issued any equity securities to any officer, director or Affiliate, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

(k)         Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties except as set forth in Schedule 3.1(k), or against or affecting the Company’s current or former officers or directors in their capacity as such, before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company that is likely to lead to action that can reasonably be expected to result in a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(l)           Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)         Compliance. Neither the Company nor any Subsidiary, except as set forth in Schedule 3.1(m): (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(n)         Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o)         Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except as set forth in Schedule 3.1(o) and except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(p)         Material Agreements. Except for the Transaction Documents (with respect to clause (i) only) or as set forth on Schedule 3.1(p) hereto, or as would not be reasonably likely to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission (the “Material Agreements”), (ii) neither the Company nor any of its Subsidiaries has received any notice of default under any Material Agreement and, (iii) to the best of the Company's knowledge, neither the Company nor any of its Subsidiaries is in default under any Material Agreement now in effect.

(q)         Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or required for use in connection with their respective businesses as presently conducted and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights except as disclosed in Schedule 3.1(q). The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r)         Transactions with Affiliates and Employees. Except as disclosed in Schedule 3.1(r), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered; (ii) reimbursement for expenses incurred on behalf of the Company; and (iii) other employee benefits.

(s)         Payments of Cash. Except as disclosed on Schedule 3.1(s), since inception, neither the Company, its directors or officers, or any Affiliates or agents of the Company, have withdrawn or paid cash to any vendor in an aggregate amount that exceeds Five Thousand Dollars ($5,000) for any purpose.

(t)         Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(u)         Certain Fees. Other than as set forth on Schedule 3.1(u), no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(v)         Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(w)         Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(x)         Registration Rights.  Other than as set forth on Schedule 3.1(x) and pursuant to this Agreement, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiaries.

(y)         Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as disclosed in the SEC reports, the Company has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(z)         Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities.

(aa)         Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Purchaser or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchaser will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchaser regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(bb)         No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(cc)         No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchaser and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(dd)        Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law; or (iv) violated in any material respect any provision of FCPA.

(ee)         Accountants. The Company’s accounting firm is set forth on Schedule 3.1(ee). To the knowledge and belief of the Company, such accounting firm is a registered public accounting firm as required by the Exchange Act.

(ff)         No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(gg)         Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(hh)         Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

(ii)         Stock Option Plans. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their respective financial results or prospects.

(jj)         Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(kk)         U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(ll)         Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(mm)       Promotional Stock Activities. Neither the Company, its officers, its directors, nor any affiliates or agents of the Company have engaged in any stock promotional activity that could give rise to a complaint, inquiry, or trading suspension by the Commission alleging (i) a violation of the anti-fraud provisions of the federal securities laws, (ii) violations of the anti-touting provisions, (iii) improper “gun-jumping; or (iv) promotion without proper disclosure of compensation.

(nn)         Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(oo)         Seniority. As of the Closing Date, other than as set forth on Schedule 3.1(oo), no Indebtedness or other claim against the Company is senior to the Notes in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(pp)         No “Off-balance Sheet Arrangements”. Other than as set forth in Schedule 3.1(pp), neither the Company nor any of its Affiliates is involved in any “Off-balance Sheet Arrangements”. For purposes hereof an “Off-balance Sheet Arrangement” means any transaction or contract to which an entity unconsolidated with the Company or any of its Affiliates is a party and under which either the Company or any such Affiliate has: (i) any obligation under a guarantee contract pursuant to which the Company or any of its Affiliates could be required to make payments to the guaranteed party, including any standby letter of credit, market value guarantee, performance guarantee, indemnification agreement, keep-well or other support agreement; (ii) any retained or contingent interest in assets transferred to such unconsolidated entity that serves as credit, liquidity or market risk support to the entity in respect of such assets; (iii) any variable interest held in such unconsolidated entity where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with the Company of any of its Affiliates; and (iv) any liability or obligation of the same nature as those described in clauses (i) through (iii) of this sentence even if of a different name (whether absolute, accrued, contingent or otherwise) that would not be required to be reflected in the Company or any of its Affiliates’ financial statements.

(qq)         Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(rr)         Subsidiary Rights. The Company has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of each of its Subsidiaries as owned by the Company or any Subsidiary.

(ss)         Shell Company Status. The Company has never been, and is not presently, an issuer identified as a Shell Company.

(tt)         Investor Relations. Other than as set forth in Schedule 3.1(tt), the Company is not currently a party, nor does it intend to become a party, to any agreement pursuant to which the Company will receive investor relations services. All such agreements have been disclosed by the Company in its SEC Reports.

(uu)          Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Purchasers pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.2         Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein in which case they shall be accurate as of such date):

(a)         Organization; Authority. The Purchaser is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser. Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)         Own Account. The Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser’s right to sell the Securities in compliance with applicable federal and state securities laws). The Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c)         Purchaser Status.  At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it converts the Notes or exercises the Warrants, it will be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

(d)         Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)         General Solicitation. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)         Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, the Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

The Company acknowledges and agrees that the representations contained in Section 3.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1         Transfer Restrictions.

(a)         The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, at the Company’s sole expense in the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Purchaser under this Agreement.

(b)         The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that the Purchaser may from time to time pledge, pursuant to a bona fide margin agreement with a registered broker-dealer, or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, the Purchaser may transfer pledged or secured Securities to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At the Company’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities.

(c)         Certificates evidencing the Conversion Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement covering the resale of any such securities are effective under the Securities Act; (ii) following any sale of such Conversion Shares pursuant to Rule 144; if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall upon request of a Purchaser and at the Company’s sole expense cause its counsel (or at the Purchaser’s option, counsel selected by the Purchaser) to issue a legal opinion reasonably satisfactory to the Company to the Transfer Agent promptly after any of the events described in (i)-(iii) in the preceding sentence if required by the Transfer Agent to effect the removal of the legend hereunder (with a copy to the applicable Purchaser and its broker). If all or any portion of any Note or Warrant is converted or exercised, respectively, at a time when there is an effective registration statement to cover the resale of the Conversion Shares, or if such Conversion Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Conversion Shares shall be issued free of all legends.  The Company agrees that following such time as such legend is no longer required under this Section 4.1(c), it will, no later than 9:00 AM the next Trading Day following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Conversion Shares issued with a restrictive legend (such Trading Day, the “Legend Removal Date”), instruct the Transfer Agent to deliver or cause to be delivered to the Purchaser a certificate representing such shares of Common Stock that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.  Certificates for the Conversion Shares that are subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by the Purchaser.

(d)         In addition to the Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, $1,000 per Trading Day for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit the Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and the Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.2        Acknowledgment of Dilution.  The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions.  The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Conversion Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against the Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3         Furnishing of Information; Public Information.

(a)         For as long as the Note or portions thereof, are outstanding, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

(b)         At any time during the period commencing from the six (6)-month anniversary of the date hereof and ending at such time that all of the Securities have been sold or may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to the Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate Subscription Amount of the Purchaser’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro-rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required  for the Purchaser to transfer the Conversion Shares pursuant to Rule 144.  The payments to which a Purchaser shall be entitled pursuant to this Section 4.3(b) are referred to herein as “Public Information Failure Payments.”  Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit the Purchaser’s right to pursue actual damages for the Public Information Failure, and the Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.4         Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.5         Conversion and Exercise Procedures.  The form of Notice of Conversion included in the Note sets forth the totality of the procedures required of the Purchaser in order to convert such Note.  Without limiting the preceding sentences, no ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required in order to convert the Notes.  No additional legal opinion, Notice of Conversion or other information or instructions shall be required of the Purchaser to convert such Note.  The Company shall honor conversions of any Note and shall deliver Conversion Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6         Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser is an “acquiring person” or such similar term under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchaser. The Company shall not have any such plan in effect as of the Closing Date.

4.7         Material Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any of its subsidiaries, nor any other Person acting on its behalf, will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such information is disclosed to the public, or the Purchaser shall have entered into a written agreement with the Company regarding the confidentiality and use of such information. The Company understands and confirms that the Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.8           Use of Proceeds. The Company shall use the net proceeds as set forth in Schedule 4.8.

4.9         Indemnification of Purchaser. Subject to the provisions of this Section 4.9, the Company will indemnify and hold the Purchaser and its directors, officers, managers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, managers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any the Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of the Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of the Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings the Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by the Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, the Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of the Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (x) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (y) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnification contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.10         Reservation and Listing of Securities.

(a)         The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in amount equal to 400% of the Required Minimum.

(b)         If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 400% of the Required Minimum on such date, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least 400% of the Required Minimum at such time, as soon as possible and in any event not later than the 75th day after such date; provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents.

(c)         The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application; (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter; (iii) provide to the Purchasers evidence of such listing or quotation; and (iv) maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

4.11         Certain Transactions. The Purchaser covenants and agrees that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any Short Sales of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Company’s Common Stock) during the period commencing with the execution of this Agreement and ending on the earlier of the Maturity Date (as defined in the Notes) of the Notes or the full repayment or conversion of the Notes; provided that this provision shall not prohibit any sales made where a corresponding Notice of Conversion is tendered to the Company and the shares received upon such conversion are used to close out such sale; provided, further that this provision shall not operate to restrict a Purchaser’s trading under any prior securities purchase agreement containing contractual rights that explicitly protects such trading in respect of the previously issued securities.

4.12          Securities Laws Disclosure; Publicity. The Company shall (a) as soon as reasonably practicable following the execution hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) by 9:00 a.m. (New York City time) on the Trading Day immediately following the date hereof file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission. From and after the issuance of such press release, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information delivered to any of the Purchaser by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Company and the Purchaser shall consult with each other in issuing any other public disclosure with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such public disclosure nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law or rules of the principal Trading Market, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Purchaser, except: (a) as required by federal securities law in connection with any registration statement contemplated by this Agreement and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (b).

4.13         Form D. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of the Purchaser.

4.14         Amendments to the Registration Statement; Prospectus Supplements; Free Writing Prospectuses.

(a) Except as provided in this Agreement and other than periodic reports required to be filed pursuant to the Exchange Act, the Company shall not file with the Commission any amendment to the Registration Statement that relates to the Purchaser, this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby with respect to which (i) the Purchaser shall not previously have been advised, (ii) the Company shall not have given due consideration to any comments thereon received from the Purchaser or its counsel, or (iii) the Purchaser shall reasonably object after being so advised, unless the Company reasonably has determined that it is necessary to amend the Registration Statement to comply with the Securities Act or any other applicable law or regulation, in which case the Company shall promptly (but in no event later than twenty-four (24) hours) so inform the Purchaser, the Purchaser shall be provided with a reasonable opportunity to review and comment upon any disclosure relating to the Purchaser and the Company shall expeditiously furnish to the Purchaser an electronic copy thereof.

4.15         Stop Orders. The Company shall advise the Purchaser promptly (but in no event later than twenty-four (24) hours) and shall confirm such advice in writing: (i) of the Company’s receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement or for any additional information; (ii) of the Company’s receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement; (iii) of the Company becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement untrue or which requires the making of any additions to or changes to the statements then made in the Registration Statement in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, or of the necessity to amend the Registration Statement to comply with the Securities Act or any other law or (iv) if at any time following the date hereof the Registration Statement is not effective or is not otherwise available for the issuance of the Conversion Shares or any prospectus contained therein is not available for use for any other reason. Thereafter, the Company shall promptly notify such holders when the Registration Statement is effective and available for the issuance of the Conversion Shares. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement or prohibiting or suspending the use of a prospectus or any prospectus supplement, the Company shall use its best efforts to obtain the withdrawal of such order at the earliest possible time.

4.16       Most Favored Nation Status. From the date hereof through the date that no portion of the Note remains outstanding, in the event that the Company issues or sells Common Stock or Common Stock Equivalents, if the Purchaser then holds a portion of the Note reasonably believes that the terms and conditions appurtenant to such issuance or sale provide anti-dilution or other full-ratchet protective provisions to such investors that were not granted to the Purchaser hereunder, upon notice to the Company by the Purchaser within five (5) Trading Days after the Company’s disclosure of such issuance or sale, the Company shall amend the terms of the Note as to the Purchaser, so as to give such Purchaser the benefit of such anti-dilution or other full-ratchet protective provisions.

ARTICLE V.

MISCELLANEOUS

5.1         Termination. This Agreement may be terminated by the Purchaser, as to the Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchaser, by written notice to the other parties, if the Closing has not been consummated on or before _______ ___, 2021; provided, however, that such termination will not affect the right of any party to sue for any breach by any other party (or parties).

5.2         Fees and Expenses. Each party hereto has agreed to bear all its own fees, disbursements, and expenses in connection with the transactions contemplated herein. For avoidance of doubt, the Company shall be responsible for its own legal and accounting fees and disbursements, the costs incident to the preparation, printing and distribution of any registration statement, filing fees, UCC fees, and costs associated with the Security Agreement. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion notice delivered by the Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

5.3         Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties hereto acknowledge have been merged into such documents, exhibits and schedules.

5.4         Notices. Any and all notices or other communications or deliveries to be provided by the Purchaser hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company at 5990 Gleason Drive, Dublin CA 94568, or such other address, facsimile number, or email address as the Company may specify for such purposes by notice to the Purchaser delivered in accordance with this Section 5.4. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service addressed to the Purchaser at the email address, facsimile number, or address of the Purchaser appearing on the books of the Company, or if no such email address, facsimile number, or address appears on the books of the Company, at the principal place of business of such Purchaser. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address set forth on the signature pages attached hereto prior to 12:00 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 12:00 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

5.5        Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment effected in accordance with this Section 5.5 shall be binding upon the Purchaser and the Company.

5.6         Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger). The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”

5.8         No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.9.

5.9         Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.9, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10         Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11         Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13         Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of a conversion of the Note, the Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion notice concurrently with the return to the Purchaser of the aggregate exercise price paid to the Company for such shares.

5.14         Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15         Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16         Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17         Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by the Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Purchaser’s election.

5.18         Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.19         Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20       Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.21         WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GIGA-TRONICS INCORPORATED	Address for Notice:

By: Name: John Regazzi Title: President and Chief Executive Officer	5990 Gleason Drive, Dublin CA 94568 Attention: John Regazzi E-Mail:

With a copy to (which shall not constitute notice):

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP	Four Embarcadero Center, 17th Floor San Francisco, CA 94111 Attn: David J. Gershon Email: DGershon@sheppardmullin.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

PURCHASER SIGNATURE PAGE TO GIGA-TRONICS INCORPORATED SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: BitNile Holdings, Inc.

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:	William B. Horne
Title of Authorized Signatory:	Chief Executive Officer
Email Address of Authorized Signatory:	Will@aultglobal.com
Facsimile Number of Authorized Signatory:

Address for Notice to Purchaser:

11411 Southern Highlands Parkway, Suite 240

Las Vegas, NV 89141

Subscription Amount:          $

EIN Number:

With a copy (which shall not constitute notice) to:

Henry Nisser, Esq.

100 Park Avenue, 16th Floor, Suite 1658A

New York, NY 10017

Email: Henry@aultglobal.com

EXHIBIT A

Form of Senior Secured Convertible Promissory Note

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: December__, 2021	Principal Amount: $_____4,250,000

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

DUE FEBRUARY 14, 2023

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE is a validly issued Senior Secured Convertible Promissory Note of Giga-tronics Incorporated, a California corporation (the “Company”), having its principal place of business at 5990 Gleason Drive, Dublin CA 94568, designated as its Senior Secured Convertible Promissory Note due February 14, 2023 (this “Note”).

FOR VALUE RECEIVED, the Company promises to pay to BitNile Holdings, Inc., a Delaware corporation or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $4,250,000 on February 14, 2023 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1.         Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below) and (b) the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 5(e).

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X for purposes of this definition) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(e).

“Buy-In” shall have the meaning set forth in Section 4(v).

“Commission” means the United States Securities and Exchange Commission.

1

“Common Stock” means the common stock of the Company, no par value, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or any subsidiary which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant, unit, or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion” shall have the meaning ascribed to such term in Section 4.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(c).

“Conversion Schedule” means the Conversion Schedule in the form of Schedule 1 attached hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof, including without limitation, shares of Common Stock issued upon conversion or redemption of this Note, and shares of Common Stock issued and issuable in lieu of the cash payment of interest on this Note in accordance with the terms of this Note.

“DTC” means the Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Section 6(a).

“Fundamental Transaction” shall have the meaning set forth in Section 5(e).

“Late Fees” shall have the meaning set forth in Section 2(c).

“Mandatory Default Amount” means the payment of one hundred twenty-five percent (125%) of the outstanding principal amount of this Note and accrued and unpaid interest hereon, in addition to the payment of all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“New York Courts” shall have the meaning set forth in Section 7(d).

“Note Register” shall have the meaning set forth in Section 2(b).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means that certain Securities Purchase Agreement, dated December __, 2021 between the Company and the Holder.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated December __, 2021 between the Company and the Holder.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to this Note, including any Conversion Shares issuable upon conversion in full of this Note (including Conversion Shares issuable as payment of interest on this Note), ignoring any conversion limits set forth therein, and assuming that the conversion price is at all times on and after the date of determination 100% of the then conversion price on the Trading Day immediately prior to the date of determination.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(d)(ii).

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1 of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Successor Entity” shall have the meaning set forth in Section 5(e).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; any level of the OTC Markets operated by OTC Markets Group, Inc. or the OTC Bulletin Board (or any successors to any of the foregoing).

“VWAP” means, for any security as of any period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning on the first day of the period at 9:30:01 a.m., New York time, and ending on the last day of the period at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning on the first day of the period at 9:30:01 a.m., New York time, and ending on the last day of the period at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such dates shall be the fair market value as reasonably determined by the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, reverse stock split, stock combination, recapitalization or other similar transaction during such period.

Section 2.            Interest.

(a)    Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate principal amount of this Note at the rate of ten percent (10%) per annum, which annual interest shall be guaranteed. The Company agrees to pay the Holder 100% of such guaranteed annual interest in cash on the Closing Date. Accrued and unpaid interest shall be due and payable on each Conversion Date and on the Maturity Date, or as otherwise set forth herein.

(b)    Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

(c)    Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

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(d)    Voluntary Prepayment. So long as no Event of Default (as defined in Section 6(a)) hereof exists, but subject to the Holder’s conversion rights set forth herein, the Company may prepay any portion of the principal amount of this Note, any accrued and unpaid interest, and any other amounts due under this Note in accordance with this Section 2(d). The Holder may continue to convert the Note from the date the Optional Prepayment Notice (as defined below) is given until the date of the prepayment. If the Company exercises its right to prepay the Note, the Company shall deliver a notice of prepayment (an “Optional Prepayment Notice”) to the Holder of the Note at its registered address, which shall state: (1) that the Company is exercising its right to prepay the Note, and (2) the date of prepayment, which shall be not more than ten (10) days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), the Company shall make payment of the amounts designated below to or upon the order of the Holder as specified by the Holder in writing to the Company at least one (1) Business Day prior to the Optional Prepayment Date. If the Company exercises its right to prepay the Note at any time within the initial thirty (30) days following the Original Issue Date, the Company shall make payment to the Holder of an amount in cash equal to the sum of: (w) 105% multiplied by the principal amount of the Note then outstanding plus (x) accrued and unpaid interest on the principal amount to the Optional Prepayment Date plus (y) any other amounts due under the Note, including Late Fees, if any, on the amounts referred to in clauses (w) and (x). If the Company exercises its right to prepay the Note at any time from the 31st day through the 60th day following the Original Issue Date, the Company shall make payment to the Holder of an amount in cash equal to the sum of: (w) 110% multiplied by the principal amount of the Note then outstanding plus (x) accrued and unpaid interest on the principal amount to the Optional Prepayment Date plus (y) any other amounts due under the Note, including Late Fees, if any, on the amounts referred to in clauses (w) and (x). If the Company exercises its right to prepay the Note at any time from the 61st day through the 90th day following the Original Issue Date, the Company shall make payment to the Holder of an amount in cash equal to the sum of: (w) 115% multiplied by the principal amount of the Note then outstanding plus (x) accrued and unpaid interest on the principal amount to the Optional Prepayment Date plus (y) any other amounts due under the Note, including Late Fees, if any, on the amounts referred to in clauses (w) and (x). If the Company exercises its right to prepay the Note at any time within from the 91st day through the 120th day following the Original Issue Date, the Company shall make payment to the Holder of an amount in cash equal to the sum of: (w) 120% multiplied by the principal amount of the Note then outstanding plus (x) accrued and unpaid interest on the principal amount to the Optional Prepayment Date plus (y) any other amounts due under the Note, including Late Fees, if any, on the amounts referred to in clauses (w) and (x). If the Company exercises its right to prepay the Note at any time from the 121st day through the 180th day following the Original Issue Date, the Company shall make payment to the Holder of an amount in cash equal to the sum of: (w) 125% multiplied by the principal amount of the Note then outstanding plus (x) accrued and unpaid interest on the principal amount to the Optional Prepayment Date plus (y) any other amounts due under the Note, including Late Fees, if any, on the amounts referred to in clauses (w) and (x).

(e)    Mandatory Prepayment. Except for any transaction set forth on Schedule 2(e), during the term of the Note, in the event that the Company consummates a private or public offering of shares of Common Stock that is not a Qualified Public Offering (as hereinafter defined) but that results in the net proceeds (net of underwriters’ discounts and selling commissions) to the Company of at least $5 million (a “Non-Qualified Offering”), at the election of the Holder and at any time upon ten (10) days written notice to the Holder, but subject to the Holder’s conversion rights set forth in Section 4(b) hereof, the Company shall make payment to the Holder, from up to 50% of the proceeds from such Qualified Offering or from up to 25% of the proceeds of such Non-Qualified Offering, as applicable, of an amount in cash as follows: (A) if the Company is required to prepay the Note at any time within the initial thirty (30) days following the Original Issue Date, the Company shall make payment to the Holder of an amount in cash equal to the sum of: (w) 105% multiplied by the principal amount of the Note then outstanding plus (x) accrued and unpaid interest on the outstanding principal amount to the date of mandatory prepayment (the “Mandatory Prepayment Date”) plus (y) any other amounts due under the Note, including Late Fees, if any, on the amounts referred to in clauses (w) and (x); (B) if the Company is required to prepay the Note at any time from the 31st day through the 60th day following the Original Issue Date, the Company shall make payment to the Holder of an amount in cash equal to the sum of: (w) 110% multiplied by the principal amount of the Note then outstanding plus (x) accrued and unpaid interest on the principal amount to the Mandatory Prepayment Date plus (y) any other amounts due under the Note, including Late Fees, if any, on the amounts referred to in clauses (w) and (x); (C) if the Company is required to prepay the Note at any time from the 61st day through the 90th day following the Original Issue Date, the Company shall make payment to the Holder of an amount in cash equal to the sum of: (w) 115% multiplied by the principal amount of the Note then outstanding plus (x) accrued and unpaid interest on the principal amount to the Mandatory Prepayment Date plus (y) any other amounts due under the Note, including Late Fees, if any, on the amounts referred to in clauses (w) and (x); (D) if the Company is required to prepay the Note at any time from the 91st day through the 120th day following the Original Issue Date, the Company shall make payment to the Holder of an amount in cash equal to the sum of: (w) 120% multiplied by the principal amount of the Note then outstanding plus (x) accrued and unpaid interest on the principal amount to the Mandatory Prepayment Date plus (y) any other amounts due under the Note, including Late Fees, if any, on the amounts referred to in clauses (w) and (x); and (E) if the Company is required to prepay the Note at any time from the 121st day through the 180th day following the Original Issue Date, the Company shall make payment to the Holder of an amount in cash equal to the sum of: (w) 125% multiplied by the principal amount of the Note then outstanding plus (x) accrued and unpaid interest on the principal amount of the Note to the Mandatory Prepayment Date plus (y) any other amounts due under the Note, including Late Fees, if any, on the amounts referred to in clauses (w) and (x). The Holder may continue to convert the Note from the date notice of the mandatory prepayment is given until the date of the mandatory prepayment.

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Section 3.            Registration of Transfers and Exchanges.

(a)    Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Note of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b)    Investment Representations. This Note has been issued subject to certain investment representations of the original Holder and may be transferred or exchanged only in compliance with applicable federal and state securities laws and regulations.

(c)    Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.            Conversion.

(a)    Voluntary Conversion. Commencing on January 1, 2023, this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 4(d) hereof). The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain a Conversion Schedule showing the principal amount(s) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(b)    Automatic Conversion. Each Note, including accrued but unpaid interest thereon (the “Note Amount”), not previously converted into shares of Common Stock shall automatically, without any further action by the Holders of such Notes and whether or not the Notes representing such Note Amount have been surrendered to the Corporation or its transfer agent, be converted into such number of fully paid and non-assessable Conversion Shares determined by dividing the Note Amount by the then applicable Conversion Price (as hereinafter defined), upon the occurrence of: (i) the Company’s consummation of a single public offering of securities in which the Company receives net proceeds (net of underwriters’ discounts and selling commissions) of at least $25 million (a “Qualified Public Offering”), in which case the Conversion Price shall be the price at which the Common Stock is sold to the public, provided, however, that no underwriters’ discounts or selling commissions shall be imposed on such conversion, (ii) the closing of a Non-Qualified Offering, in which case the Conversion Price shall be the price at which Common Stock is sold in such Non-Qualified Offering less a twenty-five percent (25%) discount or (iii) February 14, 2023, in which case the Conversion Price shall be the ten-day trailing VWAP of the shares of Common Stock on such date (the “VWAP Price”) less a twenty-five percent (25%) discount to such VWAP Price.

(c)    Conversion Price. For purposes of Section 4(a), the conversion price in effect on any Conversion Date shall be equal to $3.25 (the “Conversion Price”). All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(d)   Mechanics of Conversion.

i.    Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted and any accrued and unpaid interest, including interest, to be converted by (y) the Conversion Price.

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ii.    Delivery of Certificate Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares which, on or after the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information and the Company has received an opinion of counsel to such effect, which such opinion must be acceptable to the Holder in its sole and absolute discretion (which opinion the Company shall be responsible for obtaining at its sole cost and expense) shall be free of restrictive legends and trading restrictions, representing the number of Conversion Shares being acquired upon the conversion of this Note. All certificate or certificates required to be delivered by the Company under this Section 4(c) shall be delivered electronically through the DTC or another established clearing corporation performing similar functions. If the Conversion Date is prior to the date on which such Conversion Shares are eligible to be sold under Rule 144 without the need for current public information, or there is no registration statement in effect covering the Conversion Shares, the Conversion Shares shall bear a restrictive legend in the following form, as appropriate:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Notwithstanding the foregoing, commencing on such date that the Conversion Shares are eligible for sale under Rule 144 subject to current public information requirements, the Company, upon request and at the sole cost and expense of the Company, shall obtain a legal opinion that is acceptable to the Holder in its sole and absolute discretion, to allow for such sales under Rule 144.

iii.    Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iv.    Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal or interest amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought. If the injunction is not granted, the Company shall promptly comply with all conversion obligations herein. If the injunction is obtained, the Company must post a surety bond for the benefit of the Holder in the amount of one hundred fifty percent (150%) of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of seeking such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, $1,000 per Trading Day for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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v.    Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 4(d)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 4(d)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

vi.    Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to four hundred percent (400%) of the Required Minimum (the “Reserve Amount”) for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vii.    Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii.    Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

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(e)    Holder’s Conversion Limitations. The Company shall not effect any conversion of principal and/or interest of this Note, and a Holder shall not have the right to convert any principal and/or interest of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes) beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(e) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(e), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder, upon not less than sixty-one (61) days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(e) shall continue to apply. Any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

Section 5.         Certain Adjustments.

(a)    Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, this Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.

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(b)    Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c)    Pro Rata Distributions. While this Note is outstanding, the Company shall not declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”).  In the event that the Note is repaid at the time of such Distribution, the Holder shall not be entitled to participate in such Distribution.  If the Holder and the Company mutually agree, and the Note is not repaid at the time of such Distribution, then the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d)    Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(e) on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(e) on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and any document ancillary hereto, in accordance with the provisions of this Section 5(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

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(e)    Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(f)    Notice to the Holder.

i.    Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of Section 5(a), the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.    Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(g)    Subsequent Equity Sales; Variable Rate Transactions; Other.

i.    So long as this Note remains outstanding, the Company shall not, directly or indirectly, amend, modify, waiver or alter any terms of conditions of any Common Stock Equivalents outstanding as of the date hereof to decrease the exercise, conversion and/or exchange price, as applicable, thereunder or otherwise increase the aggregate number of shares of Common Stock issuable in connection therewith (other than pursuant to anti-dilution terms and conditions applicable to such Common Stock Equivalents in effect as of the date hereof and disclosed in filings of the Company with the Commission prior to the date hereof).

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ii.    So long as this Note remains outstanding, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional Common Stock either (i) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities or (ii) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (other than pursuant to terms and conditions applicable to such Common Stock Equivalents in effect as of the date hereof and disclosed in filings of the Company with the Commission prior to the date hereof).

iii.    So long as this Note remains outstanding, the Company shall, in the absence of the Holder’s prior written consent, be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving an equity line of credit, at-the-market offering (as defined in SEC Rule 415) or similarly structured transaction, whereby the Company may issue securities at a future determined price.

iv.    So long as this Note is outstanding, the Company shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to Section 3(a)(9) or Section 3(a)(10) of the Securities Act.

v.    The Holder shall be entitled to obtain injunctive relief against the Company to preclude any such issuance in this Section 5(g) (without the need for the posting of any bond or similar item, which the Company hereby expressly and irrevocably waives the requirement for), which remedy shall be in addition to any right to collect damages.

(h)    Most Favored Nation Status. From the date hereof through the date that no Notes are outstanding, in the event that the Company issues or sells any notes, if the Purchaser then holding Notes reasonably believes that the terms and conditions appurtenant to such issuance or sale provide anti-dilution or other full-ratchet protective provisions to such investors that were not granted to the Purchaser hereunder, upon notice to the Company by such Purchaser within five (5) Trading Days after the Company’s disclosure of such issuance or sale, the Company shall amend the terms of the Notes as to such Purchaser only, so as to give such Purchaser the benefit of such anti-dilution or other full-ratchet protective provisions.

Section 6.         Events of Default.

(a)       “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.    any default in the payment of (A) the principal amount of this Note or (B) interest, liquidated damages and other amounts owing to a Holder on this Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default is not cured within seven (7) Trading Days;

ii.    the Company shall fail to observe or perform any other covenant, provision, or agreement contained in this Note (and other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (ix) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) seven (7) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) ten (10) Trading Days after the Company has become or should have become aware of such failure;

iii.    a material default or material event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents;

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iv.    any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto, any other agreement, contract, lease, document or instrument to which the Company or any Subsidiary is obligated (including those covered by clause (vi) below), or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.    the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

vi.    the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $50,000 whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.    the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within seven (7) Trading Days;

viii.    the Company does not meet the current public information requirements under Rule 144, which failure is not cured, if possible to cure, within seven (7) Trading Days after the expiration of the applicable grace period permitted under Rule 12b-25 of the Exchange Act, further provided that the Company files a Form 12b-25 for the relevant report required to meet the current public information requirements under Rule 144;

ix.    the Company shall fail for any reason to deliver certificates to a Holder prior to the seventh (7th) Trading Day after a Conversion Date pursuant to Section 4(d), or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of this Note in accordance with the terms hereof;

x.    the Company fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), which failure is not cured, if possible to cure, within seven (7) Trading Days after the expiration of the applicable grace period permitted under Rule 12b-25 of the Exchange Act, further provided that the Company files a Form 12b-25 for such report;

xi.    the Company or any Subsidiary shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties; (B) admit in writing its inability to pay its debts as they mature; (C) make a general assignment for the benefit of creditors; (D) be adjudicated as bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country; or (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (F) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

xii.    if any order, judgment or decree shall be entered, without the application, approval or consent of the Company or any Subsidiary, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Company or any Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

xiii.    the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Company or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $250,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

xiv.    the Company shall fail to maintain the Reserve Amount and such failure is not cured within seven (7) Trading Days;

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xv.    any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days;

xvi.    the Company shall fail to respond to any comments from the principal Trading Market regarding approval of the sale and issuance of the Conversion Shares within five (5) Trading Days of receipt of such comments;

xvii.    the Company shall fail to obtain all necessary approvals of the sale and issuance of the Conversion Shares consistent with the rules and regulations of the principal Trading Market within twenty-five (25) days of the Closing Date;

xviii.     the Company shall fail to file the Registration Statement (as defined in the Registration Rights Agreement) within twenty-one (21) days after the Closing Date; or

xix.    the Company shall fail to register the Registrable Securities (as defined in the Registration Rights Agreement) within ninety (90) days of the Closing Date on a registration statement declared effective by the Commission in accordance with the terms of the Registration Rights Agreement.

(b)    Remedies Upon Event of Default. Subject to the Beneficial Ownership Limitation as set forth in Section 4(e), if any Event of Default occurs, then the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. After the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an additional interest rate equal to the lesser of one and one-half percent (1.5%) per month (eighteen percent (18.0%) per annum) or the maximum rate permitted under applicable law. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (other than the Holder’s election to declare such acceleration), and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 7.         Miscellaneous.

(a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company at 5990 Gleason Drive, Dublin, CA 94568 or such other address, facsimile number, or email address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 7(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address, facsimile number, or address of the Holder appearing on the books of the Company, or if no such email address, facsimile number, or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest (i) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address set forth on the signature pages attached hereto prior to 12:00 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 12:00 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)    Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate.

(c)    Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

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(d)    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)    Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(f)    Amendments. The prior written consent of 50.1% in interest of the Holders, which shall be calculated based on the principal amount of all Notes outstanding at the time of such consent, shall be required for any change or amendment to the Notes.

(g)    Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(h)    Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

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(i)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(j)    Payment of Collection, Enforcement and Other Costs. If (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the reasonable and documented out-of-pocket costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

(k)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

GIGA-TRONICS INCORPORATED

By:
Name: John Regazzi Title: President and Chief Executive Officer

Facsimile No. for delivery of Notices:

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ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Senior Secured Convertible Promissory Note, due February 14, 2023 of Giga-tronics Incorporated, a California corporation (the “Company”), into shares of common stock of the Company (the “Common Stock”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion, the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock Yes No

If Yes, $ of Interest Accrued on Account of Conversion at Issue.

Number of Shares of Common Stock to be Issued:

Signature:

Name:

Delivery Instructions:

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Schedule 1

CONVERSION SCHEDULE

This Senior Secured Convertible Promissory Note, due February 14, 2023, in the original principal amount of $            is issued by Giga-tronics Incorporated, a California corporation. This Conversion Schedule reflects conversions made under Section 4 of the above referenced Note.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest

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Schedule 2(e)

Mandatory Prepayment

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EXHIBIT B

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December __, 2021, between Giga-tronics Incorporated, a California corporation (the “Company”), and the purchaser signatory hereto (the “Purchaser”).

This Agreement is made pursuant to the Securities Purchase Agreement, dated as of the date hereof, between the Company and each of the purchasers signatory thereto (the “Purchase Agreement”).

The Company and the Purchaser hereby agrees as follows:

1.           Definitions.

Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 6(d).

“Conversion Date” means the earlier of the date that (i) the Purchaser voluntarily elects to convert the Note pursuant to its Section 4(a), or (ii) the Note is converted pursuant to its Section 4(b) but only is such conversion occurs upon the closing of a Non-Qualified Offering.

“Effectiveness Date” means, with respect to the Initial Registration Statement required to be filed hereunder, the sixtieth (60th) calendar day following the Filing Date, provided, however, that in the event the Company is notified by the Commission that the Registration Statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth (5th) Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day.

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Event” shall have the meaning set forth in Section 2(d).

“Event Date” shall have the meaning set forth in Section 2(d).

“Filing Date” means, with respect to the Initial Registration Statement required hereunder, the fifteenth (15th) calendar day after the Conversion Date, and, with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Initial Registration Statement” means the initial Registration Statement filed pursuant to this Agreement.

“Losses” shall have the meaning set forth in Section 5(a).

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means, as of any date of determination, (a) all of the shares of Common Stock then issued and issuable upon conversion in full of the Notes (assuming on such date the Notes are converted in full without regard to any conversion limitations therein), (b) all shares of Common Stock issued and issuable as interest or principal on the Notes assuming all permissible interest and principal payments are made in shares of Common Stock and the Notes are held until maturity and (c) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (a) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holders in accordance with such effective Registration Statement, (b) such Registrable Securities have been previously sold in accordance with Rule 144, or (c) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders (assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any Affiliate of the Company), as reasonably determined by the Company, upon the advice of counsel to the Company.

“Registration Statement” means any registration statement required to be filed hereunder pursuant to Section 2(a) and any additional registration statements contemplated by Section 2 or Section 3(c), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 3(a).

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

2.         Registration

(a)    No later than the Filing Date, the Company shall file with the Commission the Initial Registration Statement relating to the resale by the Holders of all (or such other number as the Commission will permit) of the Registrable Securities. If Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available; provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission. Subject to the terms of this Agreement, the Company shall use its best efforts to cause a Registration Statement filed under this Agreement (including, without limitation, under Section 3(c)) to be declared effective under the Securities Act within forty-five (45) days after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its best efforts to keep such Registration Statement continuously effective under the Securities Act until all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holder (the “Effectiveness Period”). The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. Eastern Time on a Trading Day. The Company shall immediately notify the Holder via facsimile or by e-mail of the effectiveness of a Registration Statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m. Eastern Time on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424. Failure to so notify the Holders within one (1) Trading Day of such notification of effectiveness or failure to file a final Prospectus as foresaid shall be deemed an Event under Section 2(g).

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(b)    Notwithstanding the registration obligations set forth in Section 2(a), if the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform each of the Holders thereof and use its best efforts to file amendments to the Initial Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering, subject to the provisions of Section 2(e); with respect to filing on Form S-3 or other appropriate form, and subject to the provisions of Section 2(d) with respect to the payment of liquidated damages; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

(c)    Notwithstanding any other provision of this Agreement and subject to the payment of liquidated damages pursuant to Section 2(d), if the Commission or any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced as follows:

i.	first, the Company shall reduce or eliminate any securities to be included by any Person other than a Holder; and

ii.

second, the Company shall reduce Registrable Securities represented by Conversion Shares (applied, in the case that some Conversion Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Conversion Shares held by such Holders).

In the event of a cutback hereunder, the Company shall give the Holder at least five (5) Trading Days prior written notice along with the calculations as to such Holder’s allotment. In the event the Company amends the Initial Registration Statement in accordance with the foregoing, the Company will use its best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended.

(d)    Provided that no event of default exists under the Purchase Agreement or any of the other Transaction Documents, if: (i) the Initial Registration Statement is not filed on or prior to the Filing Date (if the Company files the Initial Registration Statement without providing the Holders the opportunity to review and comment on the same as required by Section 3(a) herein, the Company shall be deemed to have not satisfied this clause (i)) or (ii) the Company fails to file with the Commission a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five (5) Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within ten (10) calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective, or (iv) a Registration Statement registering for resale all of the Registrable Securities is not declared effective by the Commission by the Effectiveness Date of the Initial Registration Statement, or (v) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the Holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clause (i) thirty (30) calendar days after the date on which such Event occurs, and for purpose of clause (ii), the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such fifteen (15) calendar day period is exceeded, and for purpose of clause (v) the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date thereafter (if the applicable Event shall not have been cured by such date) or any pro rata portion thereof, until the applicable Event is cured or sixty (60) calendar days after the applicable Event Date, whichever occurs first, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of one percent (1.0%) multiplied by the aggregate Subscription Amount paid by such Holder pursuant to the Purchase Agreement; provided that the maximum amount payable thereunder shall not exceed 4% of the aggregate Subscription Amount. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven (7) days after the date payable, the Company will pay interest thereon at a rate of eighteen percent (18%) per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

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(e)    Notwithstanding anything to the contrary contained herein but subject to comments by the Commission, in no event shall the Company be permitted to name any Holder or affiliate of a Holder as any Underwriter without the prior written consent of such Holder.

3.          Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall have the following obligations:

(a)    Not less than three (3) Trading Days prior to the filing of each Registration Statement and not less than one (1) Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to the Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of the Holders, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to the Holder, to conduct a reasonable investigation within the meaning of the Securities Act. Notwithstanding the above, the Company shall not be obligated to provide the Holders advance copies of any universal registration statement registering securities in addition to those required hereunder, or any Prospectus prepared thereto. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of a majority of the Registrable Securities shall reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than five (5) Trading Days after the Holders have been so furnished copies of a Registration Statement or one (1) Trading Day after the Holder has been furnished copies of any related Prospectus or amendments or supplements thereto. Each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex A (a “Selling Stockholder Questionnaire”) on a date that is not less than two (2) Trading Days prior to the Filing Date or by the end of the fourth (4th) Trading Day following the date on which such Holder receives draft materials in accordance with this Section.

(b)    (i) The Company shall prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably practicable to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably practicable to the Holders true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that, the Company shall excise any information contained therein which would constitute material non-public information regarding the Company or any of its Subsidiaries), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holders thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(c)    If during the Effectiveness Period, the number of Registrable Securities at any time exceeds 100% of the number of shares of Common Stock then registered in a Registration Statement, then the Company shall file as soon as reasonably practicable, but in any case, prior to the applicable Filing Date, an additional Registration Statement covering the resale by the Holders of not less than the number of such Registrable Securities.

(d)    The Company shall notify the Holders of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus, provided, however, in no event shall any such notice contain any information which would constitute material, non-public information regarding the Company or any of its Subsidiaries.

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(e)    The Company shall use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(f)    The Company shall furnish to each Holder, without charge, at least one conformed copy of each such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission; provided, that any such item which is available on the EDGAR system (or successor thereto) need not be furnished in physical form.

(g)    Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(d).

(h)     The Company shall cooperate with any broker-dealer through which a Holder proposes to resell its Registrable Securities in effecting a filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110, as requested by any such Holder, and the Company shall pay the filing fee required by such filing within two (2) Business Days of receipt of a request therefor.

(i)    Prior to any resale of Registrable Securities by a Holder, the Company shall use its best efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided, that, the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

(j)    If requested by a Holder, the Company shall cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.

(k)    Upon the occurrence of any event contemplated by Section 3(d), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with clauses (iii) through (vi) of Section 3(d) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company shall be entitled to exercise its right under this Section 3(k) to suspend the availability of a Registration Statement and Prospectus, subject to the payment of partial liquidated damages otherwise required pursuant to Section 2(g), for a period not to exceed sixty (60) calendar days (which need not be consecutive days) in any 12-month period.

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(l)    The Company shall comply with all applicable rules and regulations of the Commission.

(m)    The Company shall use its best efforts to maintain eligibility for use of Form S-3 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(n)    The Company may require from each selling Holder a certified statement as to the number of shares of Common Stock beneficially owned by such Holder and the name(s) of the natural persons thereof that have voting and dispositive control over the Common Stock underlying the Note(s). During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because any Holder fails to furnish such information within three Trading Days of the Company’s request, any liquidated damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to all Holders until such information is delivered to the Company.

4.          Registration Expenses. All fees and expenses incident to the performance of, or compliance with, this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities) and (D) if not previously paid by the Company in connection with an Issuer Filing, with respect to any filing that may be required to be made by any broker through which a Holder intends to make sales of Registrable Securities with FINRA pursuant to FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale, (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions of any Holder or, except to the extent provided for in the Transaction Documents, any legal fees or other costs of the Holders.

5.          Indemnification.

(a)    Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 6(d), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any Registrable Securities by any of the Holders in accordance with Section 6(h).

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(b)    Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: (x) such Holder’s failure to comply with any applicable prospectus delivery requirements of the Securities Act through no fault of the Company or (y) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company expressly for inclusion in such Registration Statement or such Prospectus, (ii) to the extent, but only to the extent, that such information relates to such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto or (iii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), to the extent, but only to the extent, related to the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 6(d), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of any selling Holder under this Section 5(b) be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)    Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that, the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

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Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party; provided, that, the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

(d)    Contribution. If the indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5(d), no Holder shall be required to contribute pursuant to this Section 5(d), in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6.          Miscellaneous.

(a)    Remedies. In the event of a breach by the Company or by a Holder of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each of the Company and each Holder agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

(b)    Prohibition on Filing Other Registration Statements. The Company shall not file any other registration statements until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the Commission, provided that this Section 6(b), (i) shall not prohibit the Company from filing amendments to registration statements filed prior to the date of this Agreement and (ii) shall not prohibit the Company from filing a registration statement on Form S-3 for a primary offering by the Company, provided that the Company makes no offering of securities pursuant to such shelf registration statement prior to the effective date of the Registration Statement required hereunder that includes all of the Registrable Securities.

(c)    Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to a Registration Statement.

(d)    Discontinued Disposition. By its acquisition of Registrable Securities, the Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(d)(iii) through (vi), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company agrees and acknowledges that any periods during which the Holder is required to discontinue the disposition of the Registrable Securities hereunder shall be subject to the provisions of Section 2(d).

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(e)    Piggy-Back Registrations. If, at any time during the Effectiveness Period, there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, then the Company shall deliver to the Holder a written notice of such determination and, if within fifteen (15) days after the date of the delivery of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Holder requests to be registered; provided, however, that the Company shall not be required to register any Registrable Securities pursuant to this Section 6(e) that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) promulgated by the Commission pursuant to the Securities Act or that are the subject of a then effective Registration Statement.

(f)    Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of 67% or more of the then outstanding Registrable Securities (for purposes of clarification, this includes any Registrable Securities issuable upon exercise or conversion of any Security). If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the number of Registrable Securities to be registered for each Holder shall be reduced pro rata among all Holders and each Holder shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder or some Holders and that does not directly or indirectly affect the rights of other Holders may be given only by such Holder or Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(f). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

(g)    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(h)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto and shall inure to the benefit of each Holder. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities. Each Holder may assign their respective rights hereunder in the manner and to the Persons as permitted under Section 5.7 of the Purchase Agreement.

(i)    No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except as set forth on Schedule 6(i), neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.

(j)    Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties hereto need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(k)    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

(l)     Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

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(m)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(n)    Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(o)    Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any other matters, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or transactions. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among Holders.

********************

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

GIGA-TRONICS INCORPORATED

By:
Name: John Regazzi
Title: Chief Executive Officer

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

[SIGNATURE PAGE OF HOLDERS TO RRA]

Name of Holder: __________________________

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

[SIGNATURE PAGES CONTINUE]

SCHEDULE 6(i)

Registration Rights Agreements

ANNEX A

GIGA-TRONICS INCORPORATED

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of shares of common stock (the “Registrable Securities”) of GIGA-TRONICS INCORPORATED (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

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The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.                         Name.

(a)         Full Legal Name of Selling Stockholder

(b)         Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)         Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2. Address for Notices to Selling Stockholder:

Telephone:
Fax:
Contact Person:

3. Broker-Dealer Status:

(a)         Are you a broker-dealer?

Yes ☐   No ☐

(b)         If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes ☐   No ☐

Note:    If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)         Are you an affiliate of a broker-dealer?

Yes ☐   No ☐

(d)        If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes ☐   No ☐

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Note:         If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4. Beneficial Ownership of Securities of the Company Owned by the Selling Stockholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Purchase Agreement.

(a)         Type and Amount of other securities beneficially owned by the Selling Stockholder:

5. Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:

By:
Name:
Title:

PLEASE EMAIL A .PDF COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO:

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EXHIBIT C

Form of Security Agreement

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of December __, 2021 (this “Agreement”), is by and among Giga-tronics Incorporated, a California corporation (the “Company”), any subsidiary of the Company that is a signatory hereto either now joined or joined in the future (such subsidiaries, the “Guarantors” and, together with the Company, the “Debtors”) and the holder of the Company’s Senior Secured Convertible Promissory Note in the principal amount of $________ signatory hereto, its endorsees, transferees and assigns (collectively, the “Secured Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of even date herewith, by and among the Company and the purchasers signatory thereto (the “Purchase Agreement”), the Secured Lender has agreed to fund the Company with respect to the issuance of that certain Senior Secured Convertible Note due on the Maturity Date set forth therein, issued by the Company to the Secured Lender (the “Note”); and together with the Note, any other securities that may be issued from time-to-time (the “Securities”).

WHEREAS, in order to induce the Secured Lender to fund the Company, each Debtor has agreed to execute and deliver to the Secured Lender this Agreement and to grant the Secured Lender a security interest in certain property of such Debtor to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the Transaction Documents (as defined in the Purchase Agreement) and the obligations required by any guarantors under any guarantee that now or hereinafter may come into effect.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.         Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.  Terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC (such as “account,” “chattel paper,” “commercial tort claim,” “deposit account,” “document,” “equipment,” “fixtures,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter-of-credit rights,” “proceeds” and “supporting obligations”) shall have the respective meanings given such terms in Article 9 of the UCC.

(a)         “Collateral” means the collateral in which the Secured Lender is granted a security interest by this Agreement and which shall comprise all the assets of Debtors, including, without limitation, the following personal property of the Debtors, whether presently owned or existing or hereafter acquired or coming into existence, wherever situated, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith, and all dividends, interest, cash, notes, securities, equity interest or other property at any time and from time to time acquired, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Securities (as defined below):

(i)         All goods, including, without limitation, (A) all machinery, equipment, computers, motor vehicles, trucks, tanks, boats, ships, appliances, furniture, special and general tools, fixtures, test and quality control devices and other equipment of every kind and nature and wherever situated, together with all documents of title and documents representing the same, all additions and accessions thereto, replacements therefor, all parts therefor, and all substitutes for any of the foregoing and all other items used and useful in connection with any Debtor’s businesses and all improvements thereto; and (B) all inventory;

(ii)         All contract rights and other general intangibles, including, without limitation, all partnership interests, membership interests, stock or other securities, rights under any of the Organizational Documents, agreements related to the Pledged Securities, licenses, distribution and other agreements, computer software (whether “off-the-shelf,” licensed from any third party or developed by any Debtor), computer software development rights, leases, franchises, customer lists, quality control procedures, grants and rights, goodwill, Intellectual Property and income tax refunds;

(iii)         All accounts, together with all instruments, all documents of title representing any of the foregoing, all rights in any merchandising, goods, equipment, motor vehicles and trucks which any of the same may represent, and all right, title, security and guaranties with respect to each account, including any right of stoppage in transit;

(iv)         All documents, letter-of-credit rights, instruments and chattel paper;

(v)         All commercial tort claims;

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(vi)         All deposit accounts and all cash (whether or not deposited in such deposit accounts);

(vii)         All investment property;

(viii)          All supporting obligations;

(ix)         All files, records, books of account, business papers, and computer programs; and

(x)         the products and proceeds of all of the foregoing Collateral set forth in clauses (i)-(ix) above.

Without limiting the generality of the foregoing, the “Collateral” shall include all investment property and any other shares of capital stock and/or other equity interests of any Guarantor obtained in the future, and, in each case, all certificates representing such shares and/or equity interests and, in each case, all rights, options, warrants, stock, other securities and/or equity interests that may hereafter be received, receivable or distributed in respect of, or exchanged for, any of the foregoing and all rights arising under or in connection with the Pledged Securities, including, but not limited to, all dividends, interest and cash.

Notwithstanding the foregoing, nothing herein shall be deemed to constitute an assignment of any asset which, in the event of an assignment, becomes void by operation of applicable law or the assignment of which is otherwise prohibited by applicable law (in each case to the extent that such applicable law is not overridden by Sections 9-406, 9-407 and/or 9-408 of the UCC or other similar applicable law); provided, however, that, to the extent permitted by applicable law, this Agreement shall create a valid security interest in such asset and, to the extent permitted by applicable law, this Agreement shall create a valid security interest in the proceeds of such asset.

(b)         “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, and all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, (iv) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof, (v) all rights to obtain any reissues, renewals or extensions of the foregoing, (vi) all licenses for any of the foregoing, and (vii) all causes of action for infringement of the foregoing.

(c)         [Reserved.]

(d)         “Necessary Endorsement” means undated stock powers endorsed in blank or other proper instruments of assignment duly executed and such other instruments or documents as the Secured Lender (as that term is defined below) may reasonably request.

(e)         “Obligations” means all of the liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing to, of any Debtor to the Secured Lender pursuant to this Agreement, the Securities, the other Transaction Documents (as defined in the Purchase Agreement), and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any of the Secured Lender as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.  Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation: (i) principal of, interest, and any other amounts owed on the Note as set forth in the Note; (ii) any and all obligations due under the Transaction Documents (as defined in the Purchase Agreement), (iii) any and all other fees, indemnities, costs, obligations and liabilities of the Debtors from time to time under or in connection with this Agreement, the Securities, the other Transaction Documents (as defined in the Purchase Agreement) and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith; and (iv) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Debtor.

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(f)       “Organizational Documents” means, with respect to any Debtor, the documents by which such Debtor was organized (such as articles of incorporation, certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Debtor (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

(g)         “Permitted Liens” means the following:

(i)         Liens imposed by law for taxes that are not yet due or are being contested in good faith, which in each case, have been appropriately reserved for;

(ii)         Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith;

(iii)         Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)         Deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)         Liens under this Agreement; and

(vi)         Any other liens in favor of the Secured Lender.

(h)         “Pledged Interests” shall have the meaning ascribed to such term in Section 4(j).

(i)         “Pledged Securities” shall have the meaning ascribed to such term in Section 4(i).

(j)         “UCC” means the Uniform Commercial Code of the State of New York and any other applicable law of any state or states that has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time.  It is the intent of the parties that defined terms in the UCC should be construed in their broadest sense so that the term “Collateral” will be construed in its broadest sense.  Accordingly, if there are, from time to time, changes to defined terms in the UCC that broaden the definitions, they are incorporated herein and if existing definitions in the UCC are broader than the amended definitions, the existing ones shall be controlling.

2.         Grant of Security Interest in Collateral. As an inducement for the Secured Lender to fund the Company and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, each Debtor hereby unconditionally and irrevocably pledges, grants and hypothecates to the Secured Lender a perfected, first priority security interest in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to, the Collateral (a “Security Interest” and, collectively, the “Security Interests”).

3.         Delivery of Certain Collateral.  Within ten (10) days after the execution of this Agreement, each Debtor shall deliver or cause to be delivered to the Secured Lender (a) any and all certificates and other instruments representing or evidencing the Pledged Securities, and (b) any and all certificates and other instruments or documents representing any of the other Collateral, in each case, together with all Necessary Endorsements.  The Debtors are, contemporaneously with the execution hereof, delivering to Secured Lender, or have previously delivered to Secured Lender, a true and correct copy of each Organizational Document governing any of the Pledged Securities.

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4.         Representations, Warranties, Covenants and Agreements of the Debtors. Except as set forth under the corresponding Section of the disclosure schedules delivered to the Secured Lender concurrently herewith (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof, each Debtor represents and warrants to, and covenants and agrees with, the Secured Lender as follows:

(a)         Each Debtor has the requisite corporate, partnership, limited liability company or other power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by each Debtor of this Agreement and the filings contemplated therein have been duly authorized by all necessary action on the part of such Debtor and no further action is required by such Debtor.  This Agreement has been duly executed by each Debtor.  This Agreement constitutes the legal, valid and binding obligation of each Debtor, enforceable against each Debtor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity.

(b)         The Debtors have no place of business or offices where their respective books of account and records are kept (other than temporarily at the offices of its attorneys or accountants) or places where Collateral is stored or located, except as set forth on Schedule A attached hereto.  Except as specifically set forth on Schedule A, each Debtor is the record owner of the real property where such Collateral is located, and there exist no mortgages or other liens on any such real property except for Permitted Liens as set forth on Schedule A.  Except as disclosed on Schedule A, none of such Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor.

(c)         Except for Permitted Liens and as set forth on Schedule B attached hereto, the Debtors are the sole owners of the Collateral (except for non-exclusive licenses granted by any Debtor in the ordinary course of business), free and clear of any liens, security interests, encumbrances, rights or claims, and are fully authorized to grant the Security Interests.  Except as set forth on Schedule C attached hereto, there is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing (other than those that will be filed in favor of the Secured Lender pursuant to this Agreement) covering or affecting any of the Collateral.   Except as set forth on Schedule C attached hereto and except pursuant to this Agreement, as long as this Agreement shall be in effect, the Debtors shall not execute and shall not knowingly permit to be on file in any such office or agency any other financing statement or other document or instrument (except to the extent filed or recorded in favor of the Secured Lender pursuant to the terms of this Agreement).

(d)         No written claim has been received that any Collateral or any Debtor’s use of any Collateral violates the rights of any third party. There has been no adverse decision to any Debtor’s claim of ownership rights in or exclusive rights to use the Collateral in any jurisdiction or to any Debtor’s right to keep and maintain such Collateral in full force and effect, and there is no proceeding involving said rights pending or, to the best knowledge of any Debtor, threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.

(e)         Each Debtor shall at all times maintain its books of account and records relating to the Collateral at its principal place of business and its Collateral at the locations set forth on Schedule A attached hereto and may not relocate such books of account and records or tangible Collateral unless it delivers to the Secured Lender at least thirty (30) days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements under the UCC and other necessary documents have been filed and recorded and other steps have been taken to perfect the Security Interests to create in favor of the Secured Lender a valid, perfected and continuing perfected first priority lien in the Collateral.

(f)         This Agreement creates in favor of the Secured Lender a valid first priority security interest in the Collateral, subject only to Permitted Liens, securing the payment and performance of the Obligations.  Upon making the filings described in the immediately following paragraph, all security interests created hereunder in any Collateral which may be perfected by filing Uniform Commercial Code financing statements shall have been duly perfected.  Except for (i) the filing of the Uniform Commercial Code financing statements referred to in the immediately following paragraph, (ii) the recordation of the Intellectual Property Security Agreement (as defined in Section 4(p) hereof) with respect to copyrights and copyright applications in the United States Copyright Office referred to in paragraph (mm), (iii) the recordation of the Intellectual Property Security Agreement (as defined in Section 4(p) hereof) with respect to patents and trademarks of the Debtors in the United States Patent and Trademark Office referred to in paragraph (oo), (iv) the execution and delivery of deposit account control agreements satisfying the requirements of Section 9-104(a)(2) of the UCC with respect to each deposit account of the Debtors, (v) if there is any investment property or deposit account included as Collateral that can be perfected by “control” through an account control agreement, the execution and delivery of securities account control agreements satisfying the requirements of 9-106 of the UCC with respect to each such investment property of the Debtors, and (vi) the delivery of the certificates and other instruments provided in Section 3, Section 4(aa) and Section 4(cc), no action is necessary to create, perfect or protect the security interests created hereunder.  Without limiting the generality of the foregoing, except for the foregoing, no consent of any third parties and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (x) the execution, delivery and performance of this Agreement, (y) the creation or perfection of the Security Interests created hereunder in the Collateral or (z) the enforcement of the rights of the Secured Lender and the Secured Lender hereunder.

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(g)         Each Debtor hereby authorizes the Secured Lender to file one or more financing statements under the UCC, with respect to the Security Interests, with the proper filing and recording agencies in any jurisdiction reasonably deemed proper by it.

(h)         The execution, delivery and performance of this Agreement by the Debtors does not (i) violate any of the provisions of any Organizational Documents of any Debtor or any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, rule or regulation applicable to any Debtor or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing any Debtor’s debt or otherwise) or other understanding to which any Debtor is a party or by which any property or asset of any Debtor is bound or affected. If any, all required consents (including, without limitation, from stockholders or creditors of any Debtor) necessary for any Debtor to enter into and perform its obligations hereunder have been obtained.

(i)         The capital stock and other equity interests listed on Schedule H hereto (the “Pledged Securities”) represent all capital stock and other equity interests of the Guarantors and represent all capital stock and other equity interests owned, directly or indirectly, by the Company.  All of the Pledged Securities are validly issued, fully paid and nonassessable, and the Company is the legal and beneficial owner of the Pledged Securities, free and clear of any lien, security interest or other encumbrance except for the security interests created by this Agreement and other Permitted Liens.

(j)         Except as set forth on Schedule J, the ownership and other equity interests in partnerships and limited liability companies (if any) included in the Collateral (the “Pledged Interests”) by their express terms provide that they are securities governed by Article 8 of the UCC.

(k)         Except for Permitted Liens, each Debtor shall at all times maintain the liens and Security Interests provided for hereunder as valid and perfected, first priority liens and security interests in the Collateral in favor of the Secured Lender until this Agreement and the Security Interest hereunder shall be terminated pursuant to Section 14 hereof.  Each Debtor hereby agrees to defend the same against the claims of any and all persons and entities. Each Debtor shall safeguard and protect all Collateral for the account of the Secured Lender.  At the request of the Secured Lender, each Debtor will sign and deliver to the Secured Lender at any time or from time to time one or more financing statements pursuant to the UCC in form reasonably satisfactory to the Secured Lender and will pay the cost of filing the same in all public offices wherever filing is, or is deemed by the Secured Lender to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, each Debtor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interests hereunder, and each Debtor shall obtain and furnish to the Secured Lender from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interests hereunder.

(l)         No Debtor will transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral (except for non-exclusive licenses granted by a Debtor in its ordinary course of business, sales of inventory by a Debtor in its ordinary course of business and the replacement of worn-out or obsolete equipment by a Debtor in its ordinary course of business) without the prior written consent of the Secured Lender.

(m)         Each Debtor shall keep and preserve its equipment, inventory and other tangible Collateral in good condition, repair and order and shall not operate or locate any such Collateral (or cause to be operated or located) in any area excluded from insurance coverage.

(n)         Each Debtor shall maintain with financially sound and reputable insurers, insurance with respect to the Collateral, including Collateral hereafter acquired, against loss or damage of the kinds and in the amounts customarily insured against by entities of established reputation having similar properties similarly situated and in such amounts as are customarily carried under similar circumstances by other such entities and otherwise as is prudent for entities engaged in similar businesses but in any event sufficient to cover the full replacement cost thereof.   If no Event of Default (as defined in the Note ) exists and if the proceeds arising out of any claim or series of related claims do not exceed $100,000, loss payments in each instance will be applied by the applicable Debtor to the repair and/or replacement of property with respect to which the loss was incurred to the extent reasonably feasible, and any loss payments or the balance thereof remaining, to the extent not so applied, shall be payable to the applicable Debtor; provided, however, that payments received by any Debtor after an Event of Default (as defined in the Note) or an Event of Default occurs and is continuing or in excess of $100,000 for any occurrence or series of related occurrences, upon approval by Secured Lender, which approval shall not be unreasonably withheld, delayed, denied or conditioned, loss payments in each instance will be applied by the applicable Debtor to the repair and/or replacement of property with respect to which the loss was incurred to the extent reasonably feasible, and any loss payments or the balance thereof remaining, to the extent not so applied, shall be paid to the Secured Lender on behalf of the Secured Lender and, if received by such Debtor, shall be held in trust for the Secured Lender and immediately paid over to the Secured Lender unless otherwise directed in writing by the Secured Lender.  Copies of such policies or the related certificates, in each case, naming the Secured Lender as lender-loss-payee and additional insured shall be delivered to the Secured Lender at least annually and at the time any new policy of insurance is issued.

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(o)         Each Debtor shall, within ten (10) days of obtaining knowledge thereof, advise the Secured Lender, in sufficient detail, of any material adverse change in the Collateral, and of the occurrence of any event that would have a material adverse effect on the value of the Collateral or on the Secured Lender’ security interest, through the Secured Lender, therein.

(p)         Each Debtor shall promptly execute and deliver to the Secured Lender such further deeds, mortgages, assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as the Secured Lender may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce the Secured Lender’ security interest in the Collateral.

(q)         Upon reasonable prior notice (so long as no Event of Default (as defined in the Note) or a breach under any of the Transaction Documents (as defined in the Purchase Agreement) has occurred or continuing, which in either such event, no prior notice is required), each Debtor shall permit the Secured Lender and its representatives and agents to inspect the Collateral during normal business hours and to make copies of records pertaining to the Collateral as may be reasonably requested by the Secured Lender from time to time.

(r)         Each Debtor shall take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.

(s)         Each Debtor shall promptly notify the Secured Lender in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by such Debtor that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Secured Lender hereunder.

(t)         All information heretofore, herein or hereafter supplied to the Secured Lender by or on behalf of any Debtor with respect to the Collateral is accurate and complete in all material respects as of the date furnished.

(u)         The Debtors shall at all times preserve and keep in full force and effect their respective valid existence and good standing and any rights and franchises material to its business.

(v)         No Debtor will change its name, type of organization, jurisdiction of organization, organizational identification number (if it has one), legal or corporate structure, or identity, or add any new fictitious name unless it provides at least thirty (30) days’ prior written notice to the Secured Lender of such change and, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue the perfection of the Security Interests granted and evidenced by this Agreement.

(w)         Except in the ordinary course of business, no Debtor may consign any of its inventory or sell any of its inventory on bill-and-hold, sale-or-return, sale-on-approval, or other conditional terms of sale without the consent of the Secured Lender, which shall not be unreasonably withheld, delayed, denied, or conditioned.

(x)         No Debtor may relocate its chief executive office to a new location without providing thirty (30) days’ prior written notification thereof to the Secured Lender and so long as, at the time of such written notification, such Debtor provides any financing statements or fixture filings necessary to perfect and continue the perfection of the Security Interests granted and evidenced by this Agreement.

(y)         Each Debtor was organized and remains organized solely under the laws of the state set forth next to such Debtor’s name in Schedule D attached hereto, which Schedule D sets forth each Debtor’s organizational identification number or, if any Debtor does not have one, states that one does not exist.

(z)         (i) The actual name of each Debtor is the name set forth in Schedule D attached hereto; (ii) no Debtor has any trade names except as set forth on Schedule E attached hereto; (iii) no Debtor has used any name other than that stated in the preamble hereto or as set forth on Schedule E for the preceding five (5) years; and (iv) no entity has merged into any Debtor or been acquired by any Debtor within the past five years except as set forth on Schedule E.

(aa)         At any time and from time to time that any Collateral consists of instruments, certificated securities or other items that require or permit possession by the secured party to perfect the security interest created hereby, the applicable Debtor shall deliver such Collateral to the Secured Lender.

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(bb)         Each Debtor, in its capacity as issuer, hereby agrees to comply with any and all orders and instructions of Secured Lender regarding the Pledged Interests consistent with the terms of this Agreement without the further consent of any Debtor as contemplated by Section 8-106 (or any successor section) of the UCC.  Further, each Debtor agrees that it shall not enter into a similar agreement (or one that would confer “control” within the meaning of Article 8 of the UCC) with any other person or entity.

(cc)         Each Debtor shall cause all tangible chattel paper constituting Collateral to be delivered to the Secured Lender, or, if such delivery is not possible, then to cause such tangible chattel paper to contain a legend noting that it is subject to the security interest created by this Agreement.  To the extent that any Collateral consists of electronic chattel paper, the applicable Debtor shall cause the underlying chattel paper to be “marked” within the meaning of Section 9‑105 of the UCC (or successor Section thereto).

(dd)         If there is any investment property or deposit account included as Collateral that can be perfected by “control” through an account control agreement, the applicable Debtor shall cause such an account control agreement, in form and substance in each case satisfactory to the Secured Lender, to be entered into and delivered to the Secured Lender for the benefit of the Secured Lender.

(ee)         To the extent that any Collateral consists of letter-of-credit rights, the applicable Debtor shall cause the issuer of each underlying letter of credit to consent to an assignment of the proceeds thereof to the Secured Lender.

(ff)         To the extent that any Collateral is in the possession of any third party, the applicable Debtor shall join with the Secured Lender in notifying such third party of the Secured Lender’ security interest in such Collateral and shall use its best efforts to obtain an acknowledgement and agreement from such third party with respect to the Collateral, in form and substance reasonably satisfactory to the Secured Lender.

(gg)         If any Debtor shall at any time hold or acquire a commercial tort claim, such Debtor shall promptly notify the Secured Lender in a writing signed by such Debtor of the particulars thereof and grant to the Secured Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Secured Lender.

(hh)         Each Debtor shall immediately provide written notice to the Secured Lender of any and all accounts that are equal to or in excess of $1 million and which arise out of contracts with any governmental authority and, to the extent necessary to perfect or continue the perfected status of the Security Interests in such accounts and proceeds thereof, shall execute and deliver to the Secured Lender an assignment of claims for such accounts and cooperate with the Secured Lender in taking any other steps required, in its judgment, under the Federal Assignment of Claims Act or any similar federal, state or local statute or rule to perfect or continue the perfected status of the Security Interests in such accounts and proceeds thereof.

(ii)         Each Debtor shall cause each subsidiary of such Debtor to immediately become a party hereto (an “Additional Debtor”), by executing and delivering an Additional Debtor Joinder in substantially the form of Annex A attached hereto and comply with the provisions hereof applicable to the Debtors.  Concurrently therewith, the Additional Debtor shall deliver replacement schedules for, or supplements to all other Schedules to (or referred to in) this Agreement, as applicable, which replacement schedules shall supersede, or supplements shall modify, the Schedules then in effect.  The Additional Debtor shall also deliver such opinions of counsel, authorizing resolutions, good standing certificates, incumbency certificates, organizational documents, financing statements and other information and documentation as the Secured Lender may reasonably request.  Upon delivery of the foregoing to the Secured Lender, the Additional Debtor shall be and become a party to this Agreement with the same rights and obligations as the Debtors, for all purposes hereof as fully and to the same extent as if it were an original signatory hereto and shall be deemed to have made the representations, warranties and covenants set forth herein as of the date of execution and delivery of such Additional Debtor Joinder, and all references herein to the “Debtors” shall be deemed to include each Additional Debtor.

(jj)         Each Debtor shall vote the Pledged Securities to comply with the covenants and agreements set forth herein and in the Transaction Documents (as defined in the Purchase Agreement).

(kk)          Each Debtor shall register the pledge of the applicable Pledged Securities on the books of such Debtor.  Each Debtor shall notify each issuer of Pledged Securities to register the pledge of the applicable Pledged Securities in the name of the Secured Lender on the books of such issuer.  Further, except with respect to certificated securities delivered to the Secured Lender, the applicable Debtor shall deliver to Secured Lender an acknowledgement of pledge (which, where appropriate, shall comply with the requirements of the relevant UCC with respect to perfection by registration) signed by the issuer of the applicable Pledged Securities, which acknowledgement shall confirm that: (a) it has registered the pledge on its books and records; and (b) at any time directed by Secured Lender during the continuation of an Event of Default, such issuer will transfer the record ownership of such Pledged Securities into the name of any designee of Secured Lender, will take such steps as may be necessary to effect the transfer, and will comply with all other instructions of Secured Lender regarding such Pledged Securities without the further consent of the applicable Debtor.

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(ll)         In the event that, upon an occurrence of an Event of Default, Secured Lender shall sell all or any of the Pledged Securities to another party or parties (herein called the “Transferee”) or shall purchase or retain all or any of the Pledged Securities, each Debtor shall, to the extent applicable: (i) deliver to Secured Lender or the Transferee, as the case may be, the articles of incorporation, bylaws, minute books, stock certificate books, corporate seals, deeds, leases, indentures, agreements, evidences of indebtedness, books of account, financial records and all other Organizational Documents and records of the Debtors and their direct and indirect subsidiaries (but not including any items subject to the attorney-client privilege related to this Agreement or any of the transactions hereunder); (ii) use its best efforts to obtain resignations of the persons then serving as officers and directors of the Debtors and their direct and indirect subsidiaries, if so requested; and (iii) use its best efforts to obtain any approvals that are required by any governmental or regulatory body in order to permit the sale of the Pledged Securities to the Transferee or the purchase or retention of the Pledged Securities by Secured Lender and allow the Transferee or Secured Lender to continue the business of the Debtors and their direct and indirect subsidiaries.

(mm)         Without limiting the generality of the other obligations of the Debtors hereunder, each Debtor shall promptly (i) cause to be registered at the United States Copyright Office all of its material copyrights, (ii) cause the security interest contemplated hereby with respect to all Intellectual Property registered at the United States Copyright Office or United States Patent and Trademark Office to be duly recorded at the applicable office, and (iii) give the Secured Lender notice whenever it acquires (whether absolutely or by license) or creates any additional material Intellectual Property.

(nn)         Each Debtor will from time to time, at the joint and several expense of the Debtors, promptly execute and deliver all such further instruments and documents, and take all such further action as may be necessary or desirable, or as the Secured Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Lender to exercise and enforce their rights and remedies hereunder and with respect to any Collateral or to otherwise carry out the purposes of this Agreement.

(oo)         Schedule F attached hereto lists all of the patents, patent applications, trademarks, trademark applications, registered copyrights, and domain names owned by any of the Debtors as of the date hereof.  Schedule F lists all material licenses in favor of any Debtor for the use of any patents, trademarks, copyrights and domain names as of the date hereof.  All material patents and trademarks of the Debtors have been duly recorded at the United States Patent and Trademark Office and all material copyrights of the Debtors have been duly recorded at the United States Copyright Office.

(pp)         Except as set forth on Schedule G attached hereto, none of the account debtors or other persons or entities obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or any similar federal, state or local statute or rule in respect of such Collateral.

(qq)         Until the Obligations shall have been paid and performed in full, the Company covenants that it shall promptly direct any direct or indirect subsidiary of the Company formed or acquired after the date hereof to enter into a guarantee in favor of the Secured Party, in the form of attached as an exhibit to the Purchase Agreement.

5.         Effect of Pledge on Certain Rights.  If any of the Collateral subject to this Agreement consists of nonvoting equity or ownership interests (regardless of class, designation, preference or rights) that may be converted into voting equity or ownership interests upon the occurrence of certain events (including, without limitation, upon the transfer of all or any of the other stock or assets of the issuer), it is agreed by Debtors that the pledge of such equity or ownership interests pursuant to this Agreement or the enforcement of any of Secured Lender’s rights hereunder shall not be deemed to be the type of event which would trigger such conversion rights notwithstanding any provisions in the Organizational Documents or agreements to which any Debtor is subject or to which any Debtor is party.

6.         Defaults. The following events shall be “Events of Default”:

(a)         The occurrence of an Event of Default (as defined in the Note);

(b)         The occurrence of an event of default or breach under any of the Transaction Documents (as defined in the Purchase Agreement);

(c)         Any representation or warranty of any Debtor in this Agreement shall prove to have been incorrect in any material respect when made;

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(d)         The failure by any Debtor to observe or perform any of its obligations hereunder for seven (7) Trading Days after delivery to such Debtor of notice of such failure by or on behalf of a Secured Party unless such default is capable of cure but cannot be cured within such time frame and such Debtor is using best efforts to cure same in a timely fashion; or

(e)         If any provision of this Agreement shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Debtor, or a proceeding shall be commenced by any Debtor, or by any governmental authority having jurisdiction over any Debtor, seeking to establish the invalidity or unenforceability thereof, or any Debtor shall deny that any Debtor has any liability or obligation purported to be created under this Agreement.

7.         Duty to Hold in Trust.

(a)         Upon the occurrence of any Event of Default and at any time thereafter, each Debtor shall, upon receipt of any revenue, income, dividend, interest or other sums subject to the Security Interests, whether payable pursuant to the Transaction Documents (as defined in the Purchase Agreement) or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Lender and shall forthwith endorse and transfer any such sums or instruments, or both, to the Secured Lender.

(b)         If any Debtor shall become entitled to receive or shall receive any securities or other property (including, without limitation, shares of Pledged Securities or instruments representing Pledged Securities acquired after the date hereof, or any options, warrants, rights or other similar property or certificates representing a dividend, or any distribution in connection with any recapitalization, reclassification or increase or reduction of capital, or issued in connection with any reorganization of such Debtor or any of its direct or indirect subsidiaries) in respect of the Pledged Securities (whether as an addition to, in substitution of, or in exchange for, such Pledged Securities or otherwise), such Debtor agrees to (i) accept the same as the agent of the Secured Lender; (ii) hold the same in trust on behalf of and for the benefit of the Secured Lender and (iii) to deliver any and all certificates or instruments evidencing the same to Secured Lender on or before the close of business on the fifth (5th) business day following the receipt thereof by such Debtor, in the exact form received together with the Necessary Endorsements, to be held by Secured Lender subject to the terms of this Agreement as Collateral.

8.         Rights and Remedies Upon Default.

(a)         During the occurrence of any Event of Default, the Secured Lender shall have the right to exercise all of the remedies conferred hereunder and under the Transaction Documents (as defined in the Purchase Agreement), and the Secured Lender shall have all the rights and remedies of a secured party under the UCC.  Without limitation, the Secured Lender shall have the following rights and powers:

(i)         The Secured Lender shall have the right to take possession of the Collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the Collateral, or any part thereof, is or may be placed and remove the same, and each Debtor shall assemble the Collateral and make it available to the Secured Lender at places which the Secured Lender shall reasonably select, whether at such Debtor’s premises or elsewhere, and make available to the Secured Lender, without rent, all of such Debtor’s respective premises and facilities for the purpose of the Secured Lender taking possession of, removing or putting the Collateral in saleable or disposable form.

(ii)         Upon notice to the Debtors by Secured Lender, all rights of each Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and all rights of each Debtor to receive the dividends and interest which it would otherwise be authorized to receive and retain, shall cease.  Upon such notice, Secured Lender shall have the right to receive, for the benefit of the Secured Lender, any interest, cash dividends or other payments on the Collateral and, at the option of Secured Lender, to exercise in such Secured Lender’s discretion all voting rights pertaining thereto.  Without limiting the generality of the foregoing, Secured Lender shall have the right (but not the obligation) to exercise all rights with respect to the Collateral as it were the sole and absolute owner thereof, including, without limitation, to vote and/or to exchange, at its sole discretion, any or all of the Collateral in connection with a merger, reorganization, consolidation, recapitalization or other readjustment concerning or involving the Collateral or any Debtor or any of its direct or indirect subsidiaries.

(iii)         The Secured Lender shall, subject to applicable law, have the right to operate the business of each Debtor using the Collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Secured Lender may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to any Debtor or right of redemption of a Debtor, which are hereby expressly waived.  Upon each such sale, lease, assignment or other transfer of Collateral, the Secured Lender, for the benefit of the Secured Lender, may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities of any Debtor, which are hereby waived and released.

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(iv)         The Secured Lender shall have the right (but not the obligation) to notify any account debtors and any obligors under instruments or accounts to make payments directly to the Secured Lender, on behalf of the Secured Lender, and to enforce the Debtors’ rights against such account debtors and obligors.

(v)         The Secured Lender may (but is not obligated to) direct any financial intermediary or any other person or entity holding any investment property to transfer the same to the Secured Lender or its designee.

(vi)         The Secured Lender may (but is not obligated to) transfer any or all Intellectual Property registered in the name of any Debtor at the United States Patent and Trademark Office and/or Copyright Office into the name of the Secured Lender or any designee or any purchaser of any Collateral.

(b)         The Secured Lender shall comply with any applicable law in connection with a disposition of Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  The Secured Lender may sell the Collateral without giving any warranties and may specifically disclaim such warranties.  If the Secured Lender sells any of the Collateral on credit, the Debtors will only be credited with payments actually made by the purchaser.  In addition, each Debtor waives (except as shall be required by applicable statute and cannot be waived) any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Secured Lender’s rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

(c)         For the purpose of enabling the Secured Lender to further exercise rights and remedies under this Section 8 or elsewhere provided by agreement or applicable law, each Debtor hereby grants to the Secured Lender, for the benefit of the Secured Lender, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Debtor) to use, license or sublicense during the occurrence of an Event of Default, any Intellectual Property now owned or hereafter acquired by such Debtor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

9.         Applications of Proceeds. The proceeds of any such sale, lease or other disposition of the Collateral hereunder or from payments made on account of any insurance policy insuring any portion of the Collateral shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by the Secured Lender in enforcing the Secured Lender’ rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations pro rata among the Secured Lender (based on then issued and outstanding Securities at the time of any such determination), and to the payment of any other amounts required by applicable law, after which the Secured Lender shall pay to the applicable Debtor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Lender is legally entitled, the Debtors will be liable for the deficiency, together with interest thereon, at the rate of 12.5% per annum or the lesser amount permitted by applicable law (the “Default Rate”), and the reasonable fees of any attorneys employed by the Secured Lender to collect such deficiency.  To the extent permitted by applicable law, each Debtor waives all claims, damages and demands against the Secured Lender arising out of the repossession, removal, retention or sale of the Collateral, unless due solely to the gross negligence or willful misconduct of the Secured Lender as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.

10.         Securities Law Provision.  Each Debtor recognizes that Secured Lender may be limited in its ability to effect a sale to the public of all or part of the Pledged Securities by reason of certain prohibitions in the Securities Act of 1933, as amended, or other federal or state securities laws (collectively, the “Securities Laws”), and may be compelled to resort to one or more sales to a restricted group of purchasers who may be required to agree to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof.  Each Debtor agrees that sales so made may be at prices and on terms less favorable than if the Pledged Securities were sold to the public, and that Secured Lender has no obligation to delay the sale of any Pledged Securities for the period of time necessary to register the Pledged Securities for sale to the public under the Securities Laws.  Each Debtor shall cooperate with Secured Lender in its attempt to satisfy any requirements under the Securities Laws (including, without limitation, registration thereunder if requested by Secured Lender) applicable to the sale of the Pledged Securities by Secured Lender.

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11.         Costs and Expenses. Each Debtor agrees to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases and/or termination statements related thereto, or any expenses of any searches reasonably required by the Secured Lender.  The Debtors shall also pay all other claims and charges which in the reasonable opinion of the Secured Lender is reasonably likely to prejudice, imperil or otherwise affect the Collateral or the Security Interests therein.  The Debtors will also, upon demand, pay to the Secured Lender the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Lender, for the benefit of the Secured Lender, may incur in connection with the creation, perfection, protection, satisfaction, foreclosure, collection or enforcement of the Security Interest and the preparation, administration, continuance, amendment or enforcement of this Agreement and pay to the Secured Lender the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Lender, for the benefit of the Secured Lender, and the Secured Lender may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Lender under the Transaction Documents (as defined in the Purchase Agreement). Until so paid, any fees payable hereunder shall be added to the amounts owed under the Transaction Documents (as defined in the Purchase Agreement) and shall bear interest at the Default Rate.

12.         Responsibility for Collateral. The Debtors assume all liabilities and responsibility in connection with all Collateral, and the Obligations shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason.  Without limiting the generality of the foregoing and except as required by applicable law, (a) neither the Secured Lender nor any Secured Party (i) has any duty (either before or after an Event of Default) to collect any amounts in respect of the Collateral or to preserve any rights relating to the Collateral, or (ii) has any obligation to clean-up or otherwise prepare the Collateral for sale, and (b) each Debtor shall remain obligated and liable under each contract or agreement included in the Collateral to be observed or performed by such Debtor thereunder.  Neither the Secured Lender nor any Secured Party shall have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Lender or any Secured Party of any payment relating to any of the Collateral, nor shall the Secured Lender or any Secured Party be obligated in any manner to perform any of the obligations of any Debtor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Secured Lender or any Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Secured Lender or to which the Secured Lender or any Secured Party may be entitled at any time or times.

13.         Security Interests Absolute. All rights of the Secured Lender and all obligations of each Debtor hereunder, shall be absolute and unconditional, irrespective of: (a) any lack of validity or enforceability of this Agreement, the Securities, the Transaction Documents (as defined in the Purchase Agreement), or any agreement entered into in connection with the foregoing, or any portion hereof or thereof, against any other Debtor or Guarantor; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Transaction Documents (as defined in the Purchase Agreement) or any other agreement entered into in connection with the foregoing; (c) any exchange, release or non-perfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guarantee, or any other security, for all or any of the Obligations; (d) any action by the Secured Lender to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to a Debtor, or a discharge of all or any part of the Security Interests granted hereby.  Until the Obligations shall have been paid and performed in full, the rights of the Secured Lender shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations.  Each Debtor expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by the Secured Lender hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Secured Lender, then, in any such event, each Debtor’s obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof.  Each Debtor waives all right to require the Secured Lender to proceed against any other person or entity or to apply any Collateral which the Secured Lender may hold at any time, or to marshal assets, or to pursue any other remedy. Each Debtor waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

14.         Term of Agreement. This Agreement shall terminate on the date on which all payments under the Securities and the Transaction Documents (as defined in the Purchase Agreement) have been indefeasibly paid in full and all other Obligations have been paid or discharged; provided, however, that all indemnities of the Debtors contained in this Agreement shall survive and remain operative and in full force and effect regardless of the termination of this Agreement.

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15.         Power of Attorney; Further Assurances.

(a)         Each Debtor authorizes the Secured Lender, and does hereby make, constitute and appoint the Secured Lender and its officers, agents, successors or assigns with full power of substitution, as such Debtor’s true and lawful attorney-in-fact, with power, in the name of the Secured Lender or such Debtor, to, after the occurrence and during the continuance of an Event of Default, (i) endorse any note, checks, drafts, money orders or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Secured Lender; (ii) to sign and endorse any financing statement pursuant to the UCC or any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to the Collateral; (iii) to pay or discharge taxes, liens, security interests or other encumbrances at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; (v) to transfer any Intellectual Property or provide licenses respecting any Intellectual Property; and (vi) generally, at the option of the Secured Lender, and at the expense of the Debtors, at any time, or from time to time, to execute and deliver any and all documents and instruments and to do all acts and things which the Secured Lender deems necessary to protect, preserve and realize upon the Collateral and the Security Interests granted therein in order to effect the intent of this Agreement and the Transaction Documents (as defined in the Purchase Agreement) all as fully and effectually as the Debtors might or could do; and each Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.  The designation set forth herein shall be deemed to amend and supersede any inconsistent provision in the Organizational Documents or other documents or agreements to which any Debtor is subject or to which any Debtor is a party.  Without limiting the generality of the foregoing, after the occurrence and during the continuance of an Event of Default, the Secured Lender is specifically authorized to execute and file any applications for or instruments of transfer and assignment of any patents, trademarks, copyrights or other Intellectual Property with the United States Patent and Trademark Office and the United States Copyright Office.

(b)         On a continuing basis, each Debtor will make, execute, acknowledge, deliver, file and record, as the case may be, with the proper filing and recording agencies in any jurisdiction, including, without limitation, the jurisdictions indicated on Schedule C attached hereto, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Secured Lender, to perfect the Security Interests granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Secured Lender the grant or perfection of a perfected security interest in all the Collateral under the UCC.

(c)         Each Debtor hereby irrevocably appoints the Secured Lender as such Debtor’s attorney-in-fact, with full authority in the place and instead of such Debtor and in the name of such Debtor, from time to time in the Secured Lender’s discretion, to take any action and to execute any instrument which the Secured Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including the filing, in its sole discretion, of one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Debtor where permitted by law, which financing statements may (but need not) describe the Collateral as “all assets” or “all personal property” or words of like import, and ratifies all such actions taken by the Secured Lender.  This power of attorney is coupled with an interest and shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding.

16.         Notices. All notices, requests, demands and other communications hereunder shall be subject to the notice provision of the Purchase Agreement.

17.         Other Security. To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, firm, corporation or other entity, then the Secured Lender shall have the right, in its sole discretion, to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the Secured Lender’ rights and remedies hereunder.

18.         Reserved.

19.         Miscellaneous.

(a)         No course of dealing between the Debtors and the Secured Lender, nor any failure to exercise, nor any delay in exercising, on the part of the Secured Lender, any right, power or privilege hereunder or under the Transaction Documents (as defined in the Purchase Agreement) shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)         All of the rights and remedies of the Secured Lender with respect to the Collateral, whether established hereby, the Securities or the Transaction Documents (as defined in the Purchase Agreement) or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

(c)         This Agreement, together with the exhibits and schedules hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the exhibits and schedules hereto. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Debtors and the Secured Lender holding two-thirds (2/3rds) or more of the principal amount of of the Note, then issued and outstanding, or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.

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(d)         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(e)         No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(f)         This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company and the Guarantors may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Secured Lender (other than by merger).  The Secured Lender may assign any or all of its rights under this Agreement to any Person (as defined in the Purchase Agreement) to whom such Secured Party assigns or transfers any Obligations, provided such transferee agrees in writing to be bound, with respect to the transferred Obligations, by the provisions of this Agreement that apply to the “Secured Lender.”

(g)         Each party hereto shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

(h)         Except to the extent mandatorily governed by the jurisdiction or situs where the Collateral is located, all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Except to the extent mandatorily governed by the jurisdiction or situs where the Collateral is located, each Debtor agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and the Transaction Documents (as defined in the Purchase Agreement) (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan.  Except to the extent mandatorily governed by the jurisdiction or situs where the Collateral is located, each Debtor hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper.   Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(i)         This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

(j)         All Debtors shall jointly and severally be liable for the obligations of each Debtor to the Secured Lender hereunder.

(k)         Each Debtor shall indemnify, reimburse and hold harmless the Secured Lender and the Secured Lender and their respective partners, members, shareholders, officers, directors, employees and agents (and any other persons with other titles that have similar functions) (collectively, “Indemnitees”) from and against any and all losses, claims, liabilities, damages, penalties, suits, costs and expenses, of any kind or nature, (including fees relating to the cost of investigating and defending any of the foregoing) imposed on, incurred by or asserted against such Indemnitee in any way related to or arising from or alleged to arise from this Agreement or the Collateral, except any such losses, claims, liabilities, damages, penalties, suits, costs and expenses which result from the gross negligence or willful misconduct of the Indemnitee as determined by a final, non-appealable decision of a court of competent jurisdiction.  This indemnification provision is in addition to, and not in limitation of, any other indemnification provision in the Purchase Agreement, the Transaction Documents (as defined in the Purchase Agreement), or any other agreement, instrument or other document executed or delivered in connection herewith or therewith.

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(l)         Nothing in this Agreement shall be construed to subject Secured Lender or any Secured Party to liability as a partner in any Debtor or any if its direct or indirect subsidiaries that is a partnership or as a member in any Debtor or any of its direct or indirect subsidiaries that is a limited liability company, nor shall Secured Lender or any Secured Party be deemed to have assumed any obligations under any partnership agreement or limited liability company agreement, as applicable, of any such Debtor or any of its direct or indirect subsidiaries or otherwise, unless and until any such Secured Party exercises its right to be substituted for such Debtor as a partner or member, as applicable, pursuant hereto.

(m)         To the extent that the grant of the security interest in the Collateral and the enforcement of the terms hereof require the consent, approval or action of any partner or member, as applicable, of any Debtor or any direct or indirect subsidiary of any Debtor or compliance with any provisions of any of the Organizational Documents, the Debtors hereby represent that all such consents and approvals have been obtained.

[SIGNATURE PAGE OF DEBTORS FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.

GIGA-TRONICS INCORPORATED

By:
Name:
Title: Chief Executive Officer and President

MICROSOURCE, INC.

By:
Name:
Title: Chief Executive Officer

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

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[SIGNATURE PAGE OF HOLDERS TO SECURITY AGREEMENT]

Name of Secured Party: BitNilel Holdings, Inc.

Signature of Authorized Signatory of Secured Party: _________________________

Name of Authorized Signatory: William B. Horne

Title of Authorized Signatory: Chief Executive Officer

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DISCLOSURE SCHEDULES

(Security Agreement)

The following are the Disclosure Schedules (the “Disclosure Schedules”) referred to in that certain Security Agreement, dated as of December __, 2021 (the “Agreement”), by and among Giga-tronics Incorporated, a California corporation (the “Company”), any subsidiary and affiliate of the Company that is a signatory hereto either now or joined in the future (the “Subsidiaries,” and, together with the Company, the “Debtors”) and the holder(s) of the Note (as defined in the Agreement), their endorsees, transferees and assigns (collectively, the “Secured Lender”).

SCHEDULE A

Principal Place of Business of Debtors:

Locations Where Collateral is Located or Stored

SCHEDULE B

Liens on Assets

SCHEDULE C

Governmental or regulatory filing evidencing liens on collateral

SCHEDULE D

Organizational Information on Subsidiaries of Giga-tronics Incorporated

Subsidiary Legal Name	State of Organization	Type of Organization	Entity Organizational ID #

SCHEDULE E

Merger Information on Subsidiaries of Giga-tronics Incorporated

SCHEDULE F

Patents & Trademarks Listing

SCHEDULE G

Account debtors’ governmental authority

SCHEDULE H

Pledged ownership & equity interests in entities

Subsidiary Legal Name	State of Organization	Type of Organization	Percentage owned by Giga-tronics Incorporated

SCHEDULE I

Written claims upon the Collateral

SCHEDULE J

Article 8 of UCC

ANNEX A

to

SECURITY AGREEMENT

FORM OF ADDITIONAL DEBTOR JOINDER

Reference is hereby made to the Security Agreement, dated as of December __, 2021, made by and among Giga-tronics Incorporated and its subsidiaries party thereto from time to time, as Debtors to and in favor of the Secured Lender identified therein (the “Security Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in, or by reference in, the Security Agreement.

The undersigned hereby agrees that, upon delivery of this Additional Debtor Joinder to the Secured Lender referred to above, the undersigned shall (a) be an Additional Debtor under the Security Agreement, (b) have all the rights and obligations of the Debtors under the Security Agreement as fully and to the same extent as if the undersigned was an original signatory thereto and (c) be deemed to have made the representations and warranties set forth therein as of the date of execution and delivery of this Additional Debtor Joinder.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE UNDERSIGNED SPECIFICALLY GRANTS TO THE SECURED LENDER A SECURITY INTEREST IN THE COLLATERAL AS MORE FULLY SET FORTH IN THE SECURITY AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE WAIVER OF JURY TRIAL PROVISIONS SET FORTH THEREIN.

Attached hereto are supplemental and/or replacement Schedules to the Security Agreement, as applicable.

An executed copy of this Joinder shall be delivered to the Secured Lender, and the Secured Lender may rely on the matters set forth herein on or after the date hereof.  This Joinder shall not be modified, amended or terminated without the prior written consent of the Secured Lender.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed in the name and on behalf of the undersigned.

[Name of Additional Debtor]

By:
Name:
Title:

Address:

Dated:

ANNEX B

to

SECURITY AGREEMENT

UCC Amendment

Article [___]  Pledgee's Rights; Membership Interests to be Securities under Article 8 of the UCC

(a)    Notwithstanding anything contained herein to the contrary, the sole Member shall be permitted to pledge or hypothecate any or all of its membership interests, including all economic rights, control rights and status rights as a sole Member, to any lender to the [Debtor Entity] or any affiliate of the [Debtor Entity] or to any agent acting on such lender's behalf, and any transfer of such membership interests pursuant to any such lender's (or agent’s) exercise of remedies in connection with any such pledge or hypothecation shall be permitted under this [Operating Agreement] with no further action or approval required hereunder. Notwithstanding anything contained herein to the contrary, subject to the terms of the financing giving rise to any pledge or hypothecation of membership interests, the lender (or agent) shall have the right, to the extent set forth in the applicable pledge or hypothecation agreement, and without further approval of the sole Member and without becoming a member (unless such lender (or agent) elects to become a Member), to exercise the membership voting rights of the Member granting such pledge or hypothecation. Notwithstanding anything contained herein to the contrary, and  without complying with any other procedures set forth in this [Operating Agreement], upon the exercise of remedies in connection with a pledge or hypothecation, to the extent set forth in the applicable pledge or hypothecation agreement, (a) the lender (or agent) or transferee of such lender (or agent), as the case may be, shall, if it so elects, become a Member under this [Operating Agreement] and shall succeed to all of the rights and powers, including the right to participate in the management of the business and affairs of the [Debtor Entity], and shall be bound by all of the obligations, of a Member under this [Operating Agreement] without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) following such exercise of remedies, the pledging Member shall cease to be a Member and shall have no further rights or powers under this [Operating Agreement]. The execution and delivery of this [Operating Agreement] by the sole Member shall constitute any necessary approval of such Member under the [State LLC Act] to the foregoing provisions of this Article [___].

(b)    So long as any pledge or hypothecation of any membership interests is in effect, the [Debtor Entity] hereby elects that all membership interests in the [Debtor Entity] shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York and each other applicable jurisdiction. All membership interests in the [Debtor Entity] shall be evidenced by a certificate. Each certificate evidencing a Member’s interests in the [Debtor Entity] shall bear the following legend: "This certificate evidences an interest in the [Debtor Entity] and shall constitute a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.

(c)    This Article [___] may not be amended or modified so long as any of the membership interests are subject to a pledge or hypothecation without the pledgee’s (or the transferee of such pledgee’s) prior written consent. Each recipient of a pledge or hypothecation of the membership interests shall be a third party beneficiary of the provisions of this Article [____].

EXHIBIT D

Form of Subsidiary Guarantee

SUBSIDIARY GUARANTEE

This SUBSIDIARY GUARANTEE, dated as of December __, 2021 (this “Guarantee”), made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors”), in favor of the purchasers signatory (together with their permitted assigns, the “Purchasers”) to that certain Securities Purchase Agreement, dated as of the date hereof, between Giga-tronics Incorporated, a California corporation (the “Company”) and the Purchasers (the “Purchase Agreement”).

W I T N E S S E T H:

WHEREAS, pursuant to the Purchase Agreement, the Company has agreed to sell and issue to the Purchasers, and the Purchasers have agreed to purchase from the Company the Notes (as defined in the Purchase Agreement), subject to the terms and conditions set forth therein; and

WHEREAS, each Guarantor will directly benefit from the extension of credit to the Company represented by the issuance of the Notes;

NOW, THEREFORE, in consideration of the premises and to induce the Purchasers to enter into the Purchase Agreement and to carry out the transactions contemplated thereby, each Guarantor hereby agrees with the Purchasers as follows:

1.       Definitions. Unless otherwise defined herein, terms defined in the Purchase Agreement and used herein shall have the meanings given to them in the Purchase Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section and Schedule references are to this Guarantee unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The following terms shall have the following meanings:

“Guarantee” means this Subsidiary Guarantee, as the same may be amended, supplemented or otherwise modified from time to time.

“Obligations” means, in addition to all other costs and expenses of collection incurred by Purchasers in enforcing any of such Obligations and/or this Guarantee, all of the liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing to, of the Company or any Guarantor to the Purchasers, pursuant to this Guarantee, the Notes, that certain Security Agreement, dated as of the date hereof, by and among the Company, the Guarantors and the Purchasers (the “Security Agreement”) and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any of the Purchasers as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time. Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation: (i) principal of, and interest on the Notes and the loans extended pursuant thereto; (ii) any and all other fees, indemnities, costs, obligations and liabilities of the Company or any Guarantor from time to time under or in connection with this Guarantee, the Notes, the Security Agreement and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith; and (iii) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Company or any Guarantor.

2.         Guarantee.

(a)       Guarantee.

(i)       The Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantee to the Purchasers and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(ii)       Anything herein or in any other Transaction Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Transaction Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws, including laws relating to the insolvency of debtors, fraudulent conveyance or transfer or laws affecting the rights of creditors generally (after giving effect to the right of contribution established in Section 2(b)).

(iii)       Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Purchasers hereunder.

(iv)       The guarantee contained in this Section 2 shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by indefeasible payment in full.

(v)       No payment made by the Company, any of the Guarantors, any other guarantor or any other Person or received or collected by the Purchasers from the Company, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are indefeasibly paid in full.

(vi)       Notwithstanding anything to the contrary in this Guarantee, with respect to any defaulted non-monetary Obligations the specific performance of which by the Guarantors is not reasonably possible (e.g., the issuance of the Company’s Common Stock), the Guarantors shall only be liable for making the Purchasers whole on a monetary basis for the Company’s failure to perform such Obligations in accordance with the Transaction Documents.

(b)         Right of Contribution. Subject to Section 2(c), each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2(c). The provisions of this Section 2(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Purchasers, and each Guarantor shall remain liable to the Purchasers for the full amount guaranteed by such Guarantor hereunder.

(c)         No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Purchasers, no Guarantor shall be entitled to be subrogated to any of the rights of the Purchasers against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Purchasers for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Purchasers by the Company on account of the Obligations are indefeasibly paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Purchasers, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Purchasers in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Purchasers, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Purchasers may determine.

(d)         Amendments, Etc. with Respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Purchasers may be rescinded by the Purchasers and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Purchasers, and the Purchase Agreement and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Purchasers may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Purchasers for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. The Purchasers shall have no obligation to protect, secure, perfect or insure any Lien at any time held by them as security for the Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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(e)         Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Purchasers upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Company and any of the Guarantors, on the one hand, and the Purchasers, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the extent permitted by law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (i) the validity or enforceability of the Purchase Agreement or any other Transaction Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Purchasers, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance or fraud by Purchasers) which may at any time be available to or be asserted by the Company or any other Person against the Purchasers, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Purchasers may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as they may have against the Company, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Purchasers to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Purchasers against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

(f)         Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Purchasers upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

(g)         Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Purchasers without set-off or counterclaim in U.S. dollars at the address set forth or referred to in the signature pages to the Purchase Agreement.

3.         Representations and Warranties. Each Guarantor hereby makes the following representations and warranties to Purchasers as of the date hereof:

(a)         Organization and Qualification. The Guarantor is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the applicable jurisdiction set forth on Schedule 3(a), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Guarantor has no subsidiaries other than those identified as such on the Disclosure Schedules to the Purchase Agreement. The Guarantor is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) adversely affect the legality, validity or enforceability of any of this Guarantee in any material respect, (ii) have a material adverse effect on the results of operations, assets, prospects, or financial condition of the Guarantor or (iii) adversely impair in any material respect the Guarantor’s ability to perform fully on a timely basis its obligations under this Guarantee (a “Material Adverse Effect”).

(b)         Authorization; Enforcement. The Guarantor has the requisite corporate or company power and authority to enter into and to consummate the transactions contemplated by this Guarantee, and otherwise to carry out its obligations hereunder. The execution and delivery of this Guarantee by the Guarantor and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Guarantor. This Guarantee has been duly executed and delivered by the Guarantor and constitutes the valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

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(c)         No Conflicts. The execution, delivery and performance of this Guarantee by the Guarantor and the consummation by the Guarantor of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of its certificate or articles of incorporation, operating agreement, bylaws or other organizational documents, or (ii) conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Guarantor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Guarantor is subject (including federal and state securities laws and regulations), or by which any material property or asset of the Guarantor is bound or affected, except in the case of each of clauses (ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not, individually or in the aggregate, have or result in a Material Adverse Effect. The business of the Guarantor is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations which, individually or in the aggregate, do not have a Material Adverse Effect.

(d)         Consents and Approvals. The Guarantor is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local, foreign or other governmental authority or other Person in connection with the execution, delivery and performance by the Guarantor of this Guarantee.

(e)         Purchase Agreement. The representations and warranties of the Company set forth in the Purchase Agreement as they relate to such Guarantor, each of which is hereby incorporated herein by reference, are true and correct as of each time such representations are deemed to be made pursuant to such Purchase Agreement, and the Purchasers shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Company’s knowledge shall, for the purposes of this Section 3, be deemed to be a reference to such Guarantor’s knowledge.

(f)         Foreign Law. Each Guarantor has consulted with appropriate foreign legal counsel with respect to any of the above representations for which non-U.S. law is applicable. As applicable, such foreign counsel has advised each applicable Guarantor that such counsel knows of no reason why any of the above representations would not be true and accurate. Such foreign counsel was provided with copies of this Guarantee and the Transaction Documents prior to rendering its advice, as applicable.

4.       Covenants.

(a)         Each Guarantor covenants and agrees with the Purchasers that, from and after the date of this Guarantee until the Obligations shall have been indefeasibly paid in full, such Guarantor shall take, and/or shall refrain from taking, as the case may be, each commercially reasonable action that is necessary to be taken or not taken, as the case may be, so that no Event of Default (as defined in the Notes) is caused by the failure to take such action or to refrain from taking such action by such Guarantor.

(b)         So long as any of the Obligations are outstanding, unless Purchasers holding at least 50.1% of the aggregate principal amount of the then outstanding Notes shall otherwise consent in writing, each Guarantor will not directly or indirectly on or after the date of this Guarantee:

(i)         enter into, create, incur, assume or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(ii)         enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom except for Permitted Liens (as defined in the Security Agreement);

(iii)         amend its certificate or articles of incorporation, bylaws, operating agreement or other organizational documents so as to adversely affect any rights of any Purchaser;

(iv)         repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its securities or debt obligations;

(v)         pay cash dividends on any equity securities of the Company;

(vi)         enter into any transaction with any Affiliate of the Guarantor which would be required to be disclosed in any public filing of the Company with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for approval of the board of directors of the Company); or

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(vii)         enter into any agreement with respect to any of the foregoing.

5.       Miscellaneous.

(a)         Amendments in Writing. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in writing by the Purchasers.

(b)         Notices. All notices, requests and demands to or upon the Purchasers or any Guarantor hereunder shall be effected in the manner provided for in the Purchase Agreement, provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 5(b).

(c)         No Waiver by Course of Conduct; Cumulative Remedies. The Purchasers shall not by any act (except by a written instrument pursuant to Section 5(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default under the Transaction Documents, including any Event of Default (as defined in the Notes). No failure to exercise, nor any delay in exercising, on the part of the Purchasers, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Purchasers of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Purchasers would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

(d)         Enforcement Expenses; Indemnification.

(i)         Each Guarantor agrees to pay, or reimburse the Purchasers for, all its reasonable costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Guarantee and the other Transaction Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Purchasers.

(ii)         Each Guarantor agrees to pay, and to save the Purchasers harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Guarantee.

(iii)         Each Guarantor agrees to pay, and to save the Purchasers harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guarantee to the extent the Company would be required to do so pursuant to the Purchase Agreement.

(iv)         The agreements in this Section 5(d) shall survive repayment of the Obligations and all other amounts payable under the Purchase Agreement and the other Transaction Documents.

(e)         Successor and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Purchasers and their respective successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Purchasers.

(f)         Set-Off. Each Guarantor hereby irrevocably authorizes the Purchasers at any time and from time to time while an Event of Default (as defined in the Notes) or other default under any of the Transaction Documents shall have occurred and be continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set off and appropriate and apply any and all deposits, credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Purchasers to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Purchasers may elect, against and on account of the obligations and liabilities of such Guarantor to the Purchasers hereunder and claims of every nature and description of the Purchasers against such Guarantor, in any currency, whether arising hereunder, under the Purchase Agreement, any other Transaction Document or otherwise, as the Purchasers may elect, whether or not the Purchasers have made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Purchasers shall notify such Guarantor promptly of any such set-off and the application made by the Purchasers of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Purchasers under this Section 5(f) are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Purchasers may have.

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(g)         Counterparts. This Guarantee may be executed by two or more of the parties to this Guarantee on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(h)         Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(i)

Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

(j)         Integration. This Guarantee and the other Transaction Documents represent the agreement of the Guarantors and the Purchasers with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Purchasers relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Transaction Documents.

(k)         Governing Laws. All questions concerning the construction, validity, enforcement and interpretation of this Guarantee shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each of the Company and the Guarantors agree that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Guarantee (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each of the Company and each Guarantor hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Guarantee and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Guarantee or the transactions contemplated hereby.

(l)         Acknowledgements. Each Guarantor hereby acknowledges that:

(i)    it has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the other Transaction Documents to which it is a party;

(ii)    the Purchasers have no fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee or any of the other Transaction Documents, and the relationship between the Guarantors, on the one hand, and the Purchasers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii)         no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guarantors and the Purchasers.

(m)         Additional Guarantors. The Company shall cause each of its subsidiaries formed or acquired on or subsequent to the date hereof to become a Guarantor for all purposes of this Guarantee by executing and delivering an Assumption Agreement in the form of Annex 1 hereto.

(n)         Release of Guarantors. Each Guarantor will be released from all liability hereunder concurrently with the indefeasible repayment in full of all amounts owed under the Purchase Agreement, the Notes and the other Transaction Documents.

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(o)         Seniority. The Obligations of each of the Guarantors hereunder rank senior in priority to any other Indebtedness (as defined in the Purchase Agreement) of such Guarantor.

(p)         WAIVER OF JURY TRIAL. EACH GUARANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE PURCHASERS, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE AND FOR ANY COUNTERCLAIM THEREIN.

*********************

(Signature Pages Follow)

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

MICROSOURCE, INC.

By:
Name:
Title:	Chief Executive Officer

Consented and agreed to:

GIGA-TRONICS INCORPORATED

By:
Name: John Regazzi
Title: Chief Executive Officer and President

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EXHIBIT E

Form of Transfer Agent Instruction Letter

_________ __, 2021

[TA]

Ladies and Gentlemen:

Giga-tronics Incorporated, a California corporation (the “Company”), has issued to BitNile Holdings, Inc., a Delaware corporation (the “Investor”) a Senior Secured Convertible Promissory Note, dated _______ [__], 2021, in the principal amount of $[_____] (the “Note”) convertible into shares of common stock, no par value, of the Company (“Common Stock”).

A copy of the Note is attached hereto. You should familiarize yourself with your issuance and delivery obligations, as transfer agent, contained therein. The shares of Common Stock to be issued are to be registered in the names of the registered holder of the Note submitted for conversion or exercise, respectively, or its designee.

You are hereby irrevocably authorized and instructed to reserve shares of Common Stock (initially, [______] shares of Common Stock) for issuance upon full conversion of the Note, in accordance with the terms thereof. The number of shares of Common Stock so reserved may be increased, from time to time, by written instructions. The Investor may provide written notice to you in order to increase the amount held in reserve, in which you agree to accept and reserve, without any action on the part of the Company.

The ability to convert the Note in a timely manner is a material obligation of the Company pursuant to the terms of the Note. Your firm is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company (without any restrictive legend) to the Investor (from the reserve, but in the event there are insufficient reserve shares of Common Stock to accommodate the Conversion Notice, as defined below, your firm and the Company agree that the issuance of shares of Common Stock upon conversion of the Note should be completed using authorized but unissued shares of the Common Stock that the Company has available) without any further action or confirmation by the Company: (A) upon your receipt from the Investor of: a notice of conversion (“Conversion Notice”) executed by the Investor; and (ii) an opinion of counsel of the Investor or the Company, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that the shares of Common Stock of the Company issued to the Investor pursuant to the Conversion Notice are not “restricted securities” as defined in Rule 144 and should be issued to the Investor without any restrictive legend; and (B) as long as the number of shares of Common Stock to be issued is less than 4.99% of the Company’s total issued Common Stock (or if given 61 calendar days’ notice, 9.99% of the Company’s total issued Common Stock).

The Company hereby requests that your firm act immediately, without delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor. The Company also requires that as long as the Investor, or any of its affiliates, holds any securities issued by the Company, including but not limited to the Note or the Common Stock (collectively, the “Securities”), you must disclose, in written form, the shares of Common Stock authorized and outstanding, as well as the cost basis on any Common Stock issuance, to the Investor as requested. So long as the Investor holds any such Securities, it is required that the Company shall receive written consent from the Investor should it enter into any other agreement with you that shall require establishing a share reserve not allocated to the Investor. As of the date above, the current authorized and outstanding shares of Common Stock of the Company are as follows:

Shares of the Company authorized: [_______]

Shares of the Company issued and outstanding: XXXXXX

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection with the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel.

The board of directors of the Company has approved the foregoing irrevocable instructions and does hereby extend the Company’s irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

The Company agrees that in the event that your firm resigns as the Company’s transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of the irrevocable instructions contained herein within five (5) business days. The Company also agrees that in the event that your firm resigns from its position and there is a new designated transfer agent for the Company, the Investor will be informed of such changes within two (2) days of such designation. You agree that notwithstanding anything contained herein, you shall not provide the share data file to any new transfer agent unless and until such transfer agent agrees to be bound by the terms and conditions of the irrevocable instructions contained herein.

All parties to this agreement agree and acknowledge that the Company holds the sole responsibility to pay any outstanding fees to the transfer agent through the normal course of operations. The Investor understands and acknowledges that in the event that the Company is delinquent in billing in an amount less than $5,000.00, you will honor conversion requests with the additional payment of $200.00 per request. In the event that the Company is suspended due to non-payment, with an account balance exceeding $5,000.00, the Investor would be required to bring the account balance current for any transactions to take place by [--------].

The Investor is intended to be and is a third-party beneficiary hereof, and no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.

By signing below, each person executing this agreement certifies that they are duly authorized to execute this agreement on behalf of the entity for which they are signing and to bind such party to all of the terms and conditions contained herein.

[Balance of Page Intentionally Left Blank; Signatures on Next Page]

Very truly yours,

Giga-tronics Incorporated

By:
Name:
Title:

Acknowledged and Agreed:

BitNile Holdings, Inc.

By:
Name:
Title:

Exhibit B

CERTIFICATE OF DETERMINATION

OF

SERIES F CONVERTIBLE REDEEMABLE PREFERRED STOCK

OF

GIGA-TRONICS INCORPORATED,
a California corporation

Pursuant to Section 401 of the Corporations Code of the State of California, the undersigned, John Regazzi and Lutz P. Henckels, DO HEREBY CERTIFY as follows:

A.

That they are the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of Giga-tronics Incorporated, a California corporation with California Entity Number C0976644 (the “Corporation”).

B.	The authorized number of shares of Preferred Stock is 1,000,000.

C.

Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Corporation’s Articles of Incorporation as amended and applicable law, the Board on December 24, 2021, duly adopted the following resolutions creating a series of 520 shares of Preferred Stock designated as the “Series F Convertible Redeemable Preferred Stock,” and such resolutions have not been modified or rescinded and remain in full force and effect. None of the shares of Series F Convertible Preferred Stock has been issued.

WHEREAS, the Articles of Incorporation as amended to date of the Corporation authorize a class of Preferred Stock comprising 1,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board is authorized to determine the designation of each series and the authorized number of shares in each series, and to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock, including but not limited to the dividend rights, dividend rates, conversion rights, voting rights and the liquidation preferences; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, privileges, and restrictions and other matters relating to the Series F Convertible Redeemable Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Corporation’s Articles of Incorporation, as amended, and applicable law, a series designated Series F Convertible Redeemable Preferred Stock of the Corporation be and hereby is created;

FURTHER RESOLVED, that the Board has determined that the rights, preferences, privileges, and restrictions granted to or imposed upon the Series F Convertible Redeemable Preferred Stock, as stated and expressed herein, are under the circumstances prevailing on the date hereof fair and equitable to all the existing shareholders of the Corporation; and

FURTHER RESOLVED, that the designation and authorizes number of shares of, and the rights, preferences, privileges, and restrictions granted to or imposed upon the Series F Convertible Redeemable Preferred Stock are as follows:

RIGHTS AND PREFERENCES

Section 1.    Number of Shares and Designation. This series of Preferred Stock shall be designated as the “Series F Convertible Redeemable Preferred Stock,” without par value (the “Series F Preferred Stock”). The Series F Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series F Preferred Stock shall initially be 520. The number of shares of Series F Preferred Stock may be increased from time to time subject to the provisions of Section 5 and Section 10 hereof and any such additional shares of Series F Preferred Stock shall form a single series with the Series F Preferred Stock. Each share of Series F Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series F Preferred Stock.

Section 2.    Certain Definitions. The following words and terms shall have the meanings defined in this Section 2:

“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

“Board” means the Board of Directors of the Corporation, or a duly authorized committee thereof.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of California are authorized or obligated by law, regulation, or executive order to close.

“CGCL” means the California General Corporation Law.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Certificate” means this Certificate of Determination of Series F Convertible Preferred Stock.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)

one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)

a replacement of more than a majority of the members of the Board that is not approved by either (A) those individuals who are members of the Board on the date hereof or (B) the Majority Holders, as the case may be (or other directors previously approved by such individuals);

(iii)

a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)

a recapitalization, reorganization or other transaction involving the Corporation that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)	the execution by the Corporation or its controlling shareholders of an agreement providing for any of the foregoing events.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Determination, all references herein to the “closing sale price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) shall be such closing sale price and last reported sale price as reported by Bloomberg Professional Service or any successor thereto.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means (i) the common stock, without par value, of the Corporation and (ii) any Capital Stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(c)(ii) hereof.

“Conversion Price” means $3.25, subject to adjustment as provided herein.

“Conversion Shares” shall mean the shares of Common Stock issuable upon conversion of the Series F Preferred Stock.

“Corporation” means Giga-tronics Incorporated, a California corporation.

“Corporation Offered Securities” has the meaning set forth in Section 14(b) hereof.

“Non-Responding Holder” has the meaning set forth in Section 14(b) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Exchange Agreement” shall mean that certain Share Exchange Agreement dated December __, 2021 by and among the Corporation, BitNile Holdings, Inc. and Gresham Worldwide, Inc. (“GWI”).

“Exchange Approval” means approval of the issuance of Common Stock or Common Stock Equivalents contemplated by Section 6 of this Certificate by the principal Market, which approval shall be obtained as soon as practicable following the favorable vote therefor at the Corporation’s annual or special shareholder meeting.

“Excluded Issuances” means any (i) issuance of any warrants or options, restricted stock awards, stock awards, restricted stock units or other awards awarded to employees, directors or consultants of the Corporation pursuant to any equity incentive plan approved by the shareholders of the Corporation and any issuance of Common Stock pursuant thereto, provided, that the aggregate of all such issuable Common Stock or Common Stock Equivalents shall not exceed ten percent (10%) of the sum of the number of shares of Common Stock issued and outstanding from time to time plus the number of shares issuable upon conversion of the Series F Preferred Stock from time to time, (ii) any issuance of Common Stock upon conversion of the Series F Preferred Stock; (iii) any issuance of securities approved by the Holders holding a majority of the then-outstanding shares of Series F Preferred Stock; (iv) any issuance of Common Stock upon exercise of any warrants, rights or options to purchase Common Stock outstanding on the Issuance Date; (v) any issuance of Common Stock upon the conversion of any preferred stock of the Corporation in accordance with the terms thereof; or (iv) the issuance of Common Stock and/or other securities in a Qualified Public Offering, and any shares of Common Stock issuable upon exercise or conversion thereof, including shares of Common Stock underlying warrants issued to any underwriters or their designees.

“Fair Market Value” with respect to the Common Stock, on any given date, the volume weighted average Closing Price of the Common Stock for the five consecutive Trading Day period ending on the Trading Day immediately preceding such given date.

“Fundamental Transaction” means that (i) the Corporation or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation or any of its Subsidiaries is the surviving corporation) any other Person, except a merger or other transaction which is entered into in order to change the domicile of the Corporation from California to Delaware, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person (other than such actions taken between or among the Corporation and any of its Subsidiaries), or (C) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than BitNile Holdings, Inc. or any successor or Affiliate thereof is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation.

“Holder” or “Holders” shall mean each holder of shares of Series F Preferred Stock.

“Issuance Date” means the date on which shares of the Series F Preferred Stock are first issued.

“Junior Stock” shall have the meaning set forth in Section 8 hereof.

“Liens” means any and all claims, liabilities and obligations and any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

“Liquidation Preference” means, as to the Series F Preferred Stock, $25,000 per share (as appropriately and equitably adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series F Preferred Stock), subject to adjustment as provided herein, plus declared but unpaid dividends or accrued dividends on the Series F, if any.

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Series F Preferred Stock.

“Market” capital stock or equity interest) is listed or quoted for trading on the date in question: the NYSE American, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, OTCQB, OTCQX, the Bulletin Board or the OTC Pink (or any successors to any of the foregoing). Notwithstanding the foregoing, term “Market” shall only include the OTC Pink for any interim period of time required upon the Company’s shares of Common Stock having been delisted from any other Market provided that the Company shall be required to list its Common Stock for trading or quotation on another Market (excluding the OTC Pink) promptly upon such delisting and the failure to do so within ten (10) Business Days shall constitute a default under the Exchange Agreement and require the payment by the Corporation to GWI of an amount equal to twice the amount of the Termination Fee, as defined therein.

“Notice of Conversion” shall have the meaning set forth in Section 6(b)(i) hereof.

“Original Holder Consolidation Termination Date” means that date that the Corporation ceases to be a consolidated Subsidiary of BitNile Holdings, Inc. in accordance with U.S. Generally Accepted Accounting Principles.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person.

“Parity Stock” shall have the meaning set forth in Section 8 hereof.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Preemptive Rights Offer Notice” has the meaning set forth in Section 14(b) hereof.

“Preemptive Rights Offer” has the meaning set forth in Section 14(b) hereof.

“Preemptive Rights Termination Date” means that the earlier of (1) the date that Holders, as a group, cease to hold at least 50% of the Common Stock (including, for purposes of this definition, any shares of Common Stock the Holders have the right to acquire upon the conversion of the Series F Preferred Stock) or (2) the fifth anniversary of the Issuance Date.

“Preemptive Rights Transaction” has the meaning set forth in Section 14(b) hereof.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Corporation.

“Qualified Public Offering” means the sale, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, of Common Stock of the Corporation with net proceeds (net of underwriters’ discounts and selling commissions) of at least $25 million, following which shares of the Common Stock of the Corporation shall be listed on any national securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Series F Preferred Stock” means that Corporation’s Series F Convertible Preferred Stock.

“Senior Stock” means the (i) the Corporation’s Series B Convertible Voting Perpetual Preferred Stock, Series C Convertible Voting Perpetual Preferred Stock, Series D Convertible Voting Perpetual Preferred Stock, and 6.0% Series E Senior Convertible Voting Perpetual Preferred Stock and (ii) any class or series of capital stock stablished after the Issuance Date by the Corporation specifically ranking, by its terms, senior to the Series F Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

“Share Delivery Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the applicable Market (or any successor entity) from the shareholders of the Corporation with respect to the transactions contemplated by Section 6(n) of this Certificate, including the issuance of all of the Conversion Shares in excess of 19.99% of the issued and outstanding Common Stock.

“Stated Value” means $25,000.00 per share of Series F Preferred Stock.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Successor Entity” means the Person (or, if so elected by the Majority Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Majority Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Voting Stock Equivalents” means any right, warrant, option or security of the Corporation which is exercisable or exchangeable for or convertible into, or represents the right to otherwise acquire, directly or indirectly, Voting Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event. Each Voting Stock Equivalent shall count as a number of shares of Voting Stock equal to the number of shares of Common Stock into which such Voting Stock Equivalent is then convertible, exchangeable or exercisable.

Section 3.    Dividends.

(a)        Dividends. From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of funds legally available therefor, cash dividends of the type and in the amounts determined as set forth in Section 3(c) and no more.

(b)        Dividends on Junior Stock or Parity Stock. No dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series F Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of any Junior Stock (as defined in Section 8) or Parity Stock (as defined in Section 8) the Corporation may issue. Nor shall any other dividend be declared or made upon such shares of Junior Stock or Parity Stock.

(c)        Participation. In addition to any adjustments pursuant to Section 3, the Holders shall, as holders of Series Preferred Stock, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each shares of Series F Preferred Stock held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock;.

Section 4.    Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Junior Stock, the Holders shall be entitled to receive out of the Corporation’s assets legally available for distribution to shareholders, liquidating distributions in the amount of the Liquidation Preference per share of Series F Preferred Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series F Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, then after payment of the liquidating distribution on all outstanding Senior Stock, the Holders of the Series F Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. For such purposes, any consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, or a statutory share exchange shall not be deemed to constitute the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 5.    Voting Rights.

(a)        Voting Generally. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration ((including, without limitation, the election of directors, and whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 5(b) below. In any such vote, each Holder shall, for each share of Series F Preferred Stock held, be entitled to a number of votes equal to the number of shares of Common Stock in which each such shares of Series F Preferred Stock may be converted on the record date for such vote, subject to the provisions of the CGCL. Each holder of outstanding shares of Series F Preferred Stock shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation's Bylaws.

(b)         Protective Provisions. Without limiting the foregoing, as long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the Majority Holders, (i) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend this Certificate, (ii) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders of Series F Preferred Stock (which for the avoidance of doubt shall not be deemed to have occurred by virtue of an increase in the number of authorized shares of Common Stock or other Junior Stock), (iii) create or issue any class of Senior Stock or Parity Stock, (iv) increase or decrease the number of authorized shares of Series F Preferred Stock, (v) whether or not prohibited by the terms of the Series F Preferred Stock, circumvent a right or preference of the Series F Preferred Stock, (vi) increase the authorized number of directors constituting the Board of Directors or (vii) enter into any agreement with respect to any of the foregoing. Holders shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders in connection therewith) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation’s Bylaws and the CGCL.

(c)         Election of Directors. The Majority Holders of the Series F Preferred Stock, exclusively and as a separate class, shall be entitled to elect four directors of the Corporation (the “Series F Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the Holders entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders. If the Holders fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 5(c), then any directorship not so filled shall remain vacant until such time as the Holders elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by shareholders of the Corporation other than by the Majority Holders entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series F Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(c), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5(c).

Section 6.    Conversion of Series F Preferred Stock.

Section 7.

(a)        Optional Conversion. Each share of Series F Preferred Stock shall be convertible, at the option of the Majority Holder, on or after the Issuance Date, into such number of fully paid and non-assessable shares of Common Stock determined by dividing (i) the sum of (A) the Stated Value of the Series F Preferred Stock plus (B) the aggregate accrued or accumulated and unpaid dividends thereon, if any, by (ii) the then applicable Conversion Price.

(b)        Mechanics of Conversion.

(i)         Before any Holder of Series F Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Series F Preferred Stock, the number of shares of Series F Preferred Stock to be converted, the number of shares of Series F Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series F Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series F Preferred Stock to the Corporation unless all of the shares of Series F Preferred Stock represented thereby are so converted in which event the Holder shall surrender the certificate(s) promptly following the Conversion Date at issue.

(ii)         Shares of Series F Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, in the case of a conversion pursuant to Section 6(a) hereof, and as soon as practicable after delivery of the certificate(s) evidencing the Series F Preferred Stock, within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid. In lieu of delivery of certificates, the Corporation may instruct its stock transfer agent to issue certificates in book entry form. Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Series F Preferred Stock pursuant to this Section 6, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series F Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Common Stock issued to such Holder pursuant to the rescinded conversion. The Corporation’s obligation to issue and deliver the shares of Common Stock upon conversion of Series F Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such shares of Common Stock. In the event a Holder shall elect to convert any or all of the Stated Value of its Series F Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series F Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series F Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue shares of Common Stock and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such shares of Common Stock pursuant to this Section 6 by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series F Preferred Stock being converted, $50 per Business Day (increasing to $100 per Business Day on the third Business Day and increasing to $200 per Business Day on the sixth Business Day after such damages begin to accrue) for each Business Day after the Share Delivery Date until such Shares of Common Stock are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver shares of Common Stock within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c)         Fractional Shares; Computation Certificates.

(i)         No fractional shares shall be issued upon conversion of the Series F Preferred Stock into shares of Common Stock and in lieu thereof, the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Fair Market Value on the applicable date of conversion.

(ii)         Upon the occurrence of each adjustment of the Conversion Price of Series F Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series F Preferred Stock a statement, signed by its principal financial officer, setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series F Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Series F Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series F Preferred Stock.

(d)         Adjustments of the Conversion Price. The Conversion Price of the Series F Preferred Stock shall be subject to adjustment from time to time as follows:

(i)         Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series F Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii)         Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii)         Adjustments for Distribution. In addition to any adjustments pursuant to Section 6(d) hereof, in the event the Corporation shall declare a distribution payable in Common Stock, Common Stock Equivalents or other securities of the Corporation, any Subsidiary or any other Persons, evidences of indebtedness issued by the Corporation, any Subsidiary or other Persons, assets (or rights to acquire assets), or options, rights or other property not referred to in Section 6(d) hereof to the holders of Common Stock, in each case whether by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”), then, in each such case for the purpose of this Section 6(d), the Holders shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series F Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such Distribution.

(iv)         Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Series F Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such Holder in accordance with this Certificate shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series F Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series F Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder, the obligation to deliver to such Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series F Preferred Stock.

(e)         Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series F Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series F Preferred Stock.

(f)          Good Faith Assistance. The Corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(g)          Notice of Record Taking. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall send to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h)         Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, 300% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series F Preferred Stock (the “Required Reserve Amount”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Corporation to satisfy its obligation to have available for issuance upon conversion of the Series F Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the Holder, the Corporation will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite shareholder approval of any necessary amendment to these provisions as soon as possible.

(i)         Payment of Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series F Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series F Preferred Stock in respect of which such shares are being issued.

(j)         Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions of the Series F Preferred Stock set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(k)         Notice. Except as otherwise provided in this Section 6, any notice required by the provisions of this Section 6 to be given to the Holders of shares of Series F Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to the terms of this Certificate, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or Distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(l)         Cancellation of Series F Preferred Stock. In the event any shares of Series F Preferred Stock shall be converted pursuant to this Section 6 or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(m)         Conversion Disputes.  In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed.  If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock as required. If the accountant determines the Corporation’s calculations are correct, the holder shall reimburse the Corporation for the accountant’s expense.

(n)         Limitations on Issuances. Notwithstanding anything in this Certificate to the contrary, the total number of shares of Common Stock that may be issued pursuant to this Section 6 shall be limited to 19.99% of the Corporation’s outstanding shares of Common Stock as of the issuance date of such shares of the shares of Series F Preferred Stock being converted (the “Exchange Cap”), unless shareholder approval is obtained to issue more than the Exchange Cap without violating the rules of the principal Market on which the shares of Common Stock are listed or quoted. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. If Series F Preferred Stock may not be fully converted without violating the rules of the principal Market on which the shares of Common Stock are listed, then, unless the Corporation has previously obtained shareholder approval to issue more than the Exchange Cap, the Corporation shall file a preliminary proxy statement (the “PRE 14A”) with the Commission within ten (10) days of receipt of the Notice of Conversion (the “PRE 14A Filing Date”) from the Holder to obtain Shareholder Approval to issue Common Stock in excess of the Exchange Cap.

The Corporation shall use its reasonable best efforts to: (i) promptly clear any comments received by the Commission on the PRE 14A and thereafter file a definitive proxy statement on Schedule 14A (the “DEF 14A”) related to the meeting of its stockholders no later five (5) days after the Commission shall have cleared the DEF 14A and hold such meeting no later than thirty (30) days after having mailed the DEF 14A to its shareholders (the “Initial Meeting Date”), and (ii) obtain such Stockholder Approval. If the Corporation does not obtain Shareholder Approval at the first such meeting, the Corporation shall call a meeting every two (2) months thereafter to seek Shareholder Approval until the earlier of the date on which Shareholder Approval is obtained (the earlier of such date or the Initial Meeting Date on which Stockholder Approval is obtained, the “Meeting Date”). In the event that the Corporation has not been able to clear comments with the Commission on the PRE 14A within 30 days of the PRE 14A Filing Date, the Corporation will provide prompt written notification to the Holders regarding the status of the comments with the Commission and the parties will, in good faith, attempt to achieve a mutually satisfactory plan to address such comments. The Corporation agrees to submit the application to the principal Market to obtain Exchange Approval within five (5) days of the Meeting Date, presuming that Shareholder Approval was obtained at the meeting.

Section 7.    Status of Acquired Shares. All shares of Series F Preferred Stock which have been converted, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 8.    Ranking. The Series F Preferred Stock will rank: (i) senior to all of the Corporation’s Common Stock and any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series F Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Junior Stock”); (ii) equal to any shares of equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series F Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. Without prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, pari passu with, the Series F Preferred Stock (“Parity Stock”); and (iii) junior to all of the Corporation’s Senior Stock and existing and future indebtedness. Without prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, senior to the Series F Preferred Stock (collectively, “Senior Stock”), as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 9.    Rights Upon Fundamental Transactions. The Corporation shall not enter into or be party to a Fundamental Transaction unless: (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate in accordance with the provisions of this Section 9 pursuant to written agreements in form and substance satisfactory to the Majority Holders and approved by the Majority Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series F Preferred Stock in exchange for such shares of Series F Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate, including, without limitation, having a stated value and dividend rights equal to the stated value and dividend rights of the Series F Preferred Stock held by the Holders and having similar ranking to the Series F Preferred Stock, and reasonably satisfactory to the Majority Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on a Trading Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate with the same effect as if such Successor Entity had been named as the Corporation herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Series F Preferred Stock at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 6, which shall continue to be receivable thereafter)) issuable upon the conversion of the Series F Preferred Stock prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the shares of Series F Preferred Stock held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series F Preferred Stock contained in this Certificate), as adjusted in accordance with the provisions of this Certificate. The provisions of this Section 9 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series F Preferred Stock.

Section 10.    Negative Covenants. For so long as the Holders of Series F Preferred Stock shall continue to hold at least fifty percent (50%) of the shares of Series F Preferred Stock issued and outstanding, without the affirmative consent or approval of the Majority Holders of the shares of Series F Preferred Stock then outstanding, the Corporation shall not, whether directly or indirectly, by amendment, merger, consolidation or otherwise, and shall not permit any Subsidiary, to:

(a)    in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Series F Preferred Stock;

(b)    issue any additional shares of Series F Preferred Stock issued on the Issuance Date other than dividends payable to the Holders of the Series F Preferred Stock;

(c)    take any action to authorize, create or issue any class or series of preferred stock senior to or pari passu with the Series F Preferred Stock;

(d)    set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of the Common Stock or of any other capital stock of the Corporation, whether now or hereafter outstanding; except for the repurchase from employees of the Corporation, pursuant to the provisions of the Corporation’s stock option plan, upon such employees’ termination of employment with the Corporation, of shares of Common Stock issued pursuant to stock option exercises by or underlying stock option grants to such employees pursuant to the terms of stock option agreements between the Corporation and such employees;

(e)    unless providing for a pari passu payment of dividends on the Series F Preferred Stock, make or declare, directly or indirectly, any dividend (in cash, stock, return of capital, or any other form of assets) on, or make any other payment or distribution on account of Common Stock or of any other capital stock of the Corporation ranking junior to the Series F Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, whether now or hereafter outstanding;

(f)    take any action to amend, modify, alter or repeal any provision of its Articles of Incorporation or Bylaws which would have an adverse effect on the Series F Preferred Stock taken as a whole;

(g)    take any action to alter the number of members of the Board, or designate classes of directors other than as required by the federal securities laws or the rules of any Market on which the Corporation’s securities are listed;

(h)    take any action to effect or permit, or offer or agree to effect or permit, a liquidation or Change of Control Event with respect to the Corporation or any material Subsidiary;

(i)    reclassify the shares of Common Stock or any other shares or any class or series of capital stock hereafter created junior to the Series F Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Series F Preferred Stock, or (B) which in any manner adversely affects the Holders of Series F Preferred Stock;

(j)    discontinue the businesses in which it or any material Subsidiary is engaged as of the date of the Issuance Date;

(k)    enter into or permit any Subsidiary to enter into any transaction with any of the Corporation's officers, directors or employees or any Person directly or indirectly controlled by or under common control with the Corporation or any of its officers, directors or employees (a “Related Party”) including, without limitation, any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any Related Party, except for transactions entered into in the ordinary course with employees (excluding the Principal Stockholders or their Affiliates) that are approved by the Board including the unanimous approval of the independent members thereof;

(l)    except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock;

(m)    prior to the Original Holder Consolidation Termination Date, except in connection with indebtedness existing as at the date of this Certificate, incur indebtedness for borrowed money, purchase money indebtedness or lease obligations that would be required to be capitalized on a balance sheet prepared in accordance with U.S. Generally Accepted Accounting Principles, or guaranty the obligations of any other Person, in an aggregate amount at any time outstanding in excess of $1,000,000 in any individual transaction or $2,500,000 in the aggregate;

(n)    prior to the Original Holder Consolidation Termination Date, merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to the Corporation, its business, financial condition or results of operations, where “material” shall be defined as any such transaction where the aggregate consideration either payable or receivable by the Company is $1,000,000 or greater; or

(o)    except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to any Junior Securities other than (1) with respect to the Series F Preferred, (2) dividends or distributions on the Common Stock in which holders of the Series F Preferred are entitled to participate pursuant to Section 3(c) hereof, and (3) repurchases or redemptions in connection with the vesting or exercise of any awards issue under equity invest plan; or

(p)    enter into an agreement to do any of the things described in clauses (a) through (o) of this Section 10.

Section 11.    Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series F Preferred Stock are outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all the Holders, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series F Preferred Stock. The Corporation shall mail the reports to the Holders within 30 days after the respective dates by which the Corporation would have been required to file the reports with the Commission if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

Section 12.    Record Holders. The Corporation and its transfer agent shall deem and treat the record Holder of any shares of Series F Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 13.    Sinking Fund. The Series F Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 14.    Preemptive Rights.

(a)         No Holders will, as holders of Series F Preferred Stock, have any preemptive rights to purchase or subscribe for the Corporation’s Common Stock or any of its other securities except as provided in Section 14(b) hereof.

(b)         In case the Corporation proposes at any time to issue or sell any Voting Stock, options, rights or warrants to purchase Voting Stock or Voting Stock Equivalents or any other securities (whether debt or equity) of the Company prior to (but not after) the Preemptive Rights Termination Date, provided such issuance has been approved by the Holders of Series F Preferred Stock as set forth in Section 10(k), other than Excluded Issuances (collectively, the “Corporation Offered Securities”), the Company shall, no later than twenty-five (25) days prior to the consummation of such transaction (a “Preemptive Rights Transaction”), give notice in writing (the “Preemptive Rights Offer Notice”) to each holder of Series F Preferred Stock of such Preemptive Rights Transaction. The Preemptive Rights Offer Notice shall describe the proposed Preemptive Rights Transaction, identify the proposed purchaser, and contain an offer (the “Preemptive Rights Offer”) to sell to each holder of Series F Preferred Stock, at the same price and for the same consideration to be paid by the proposed purchaser (provided, that, in the event any of such consideration is non-cash consideration, at the election of such holder of Series F Preferred Stock to whom the Preemptive Rights Offer is made, such holder of Series F Preferred Stock may pay cash equal to the value of such non-cash consideration), all or any part of such holder of Series F Preferred Stock's pro rata portion of the Corporation Offered Securities (which shall be a fraction of the Corporation Offered Securities determined by dividing the number of shares of outstanding Voting Stock owned by such holder of Series F Preferred Stock by the sum of (i) the number of shares of outstanding Voting Stock owned by such holder of Series F Preferred Stock and (ii) the number of outstanding shares of Voting Stock not held by such holder of Series F Preferred Stock). If any holder of Series F Preferred Stock to whom a Preemptive Rights Offer is made fails to accept (a “Non-Responding Holder”) in writing the Preemptive Rights Offer by the tenth (10th) day after the Company's delivery of the Preemptive Rights Offer Notice, such Non-Responding Holders shall have no further rights with respect to the proposed Preemptive Rights Transaction.

Section 15.    Amendment. The Board reserves the right from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Series F Preferred Stock then outstanding) the number of shares that constitute the Series F Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the CGCL stating that such increase or decrease, as the case may be, has been so authorized in accordance with the CGCL and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Articles of Incorporation.

Other than as set forth immediately above, this Certificate or any provision hereof may be amended solely by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the CGCL, of the Majority Holders, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the CGCL and the Corporation’s Articles of Incorporation and Bylaws.

Section 16.    Waiver. Any right or privilege of the Series F Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Series F Preferred Stock or other securities exercisable for or convertible into Series F Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 17.    Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series F Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 18.    Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate shall be cumulative and in addition to all other remedies available under this Certificate and any of the other transaction documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate.

Section 19.    Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, and will at all times in good faith carry out all the provisions of this Certificate and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series F Preferred Stock above the Stated Value then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series F Preferred Stock and (iii) shall, so long as any shares of Series F Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, the Required Reserve Amount.

Section 20.    Transfer of Series F Preferred Stock. A Holder may transfer some or all of its shares of Series F Preferred Stock without the consent of the Corporation. Any such transfer shall comply with all applicable securities laws.

Section 21.    Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series F Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series F Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Series F Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 22.    Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 23.    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 24.    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at San Ramon, California, on ____ ___, 20__.

Name: John Regazzi
Title: Chief Executive Officer

Name: Lutz P. Henckels
Title: Chief Financial Officer